Filed Pursuant to Rule 424(b)(4)

Registration No. 333-276176

1,250,000 Shares

Common Stock

High Roller Technologies, Inc.

This is a firm commitment initial public offering of shares of common stock of High Roller Technologies, Inc. Prior to this offering, there has been no public market for our common stock. The initial public offering price is $8.00 per share of common stock.

Our common stock has been approved for listing on NYSE American under the symbol “ROLR,” subject to official notice of issuance.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements.

Investing in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$8.00	$10,000,000
Underwriting discounts and commissions(1)	$0.56	$700,000
Proceeds to us, before expenses	$7.44	$9,300,000

(1)

Underwriting discounts and commissions exclude a non-accountable expense allowance equal to 1.0% of the initial public offering price payable to the underwriters. See “Underwriting” beginning on page 83 for additional information regarding underwriters’ compensation.

We have granted a 45-day option to the representative of the underwriters to purchase up to 187,500 additional shares of our common stock, solely to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers on or about October 24, 2024.

ThinkEquity

The date of this prospectus is October 22, 2024

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of its date.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed.

We have not independently verified any of the data from third party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Forecasts and other forward-looking information derived from such sources and included in this prospectus are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

We own or have rights to trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate name, logos and website names. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are listed without the ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, service marks and trade names.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the “Company,” “High Roller,” “we,” “our,” “ours,” “us” or similar terms refer to High Roller Technologies, Inc., together with its subsidiaries.

Neither we, nor any of our officers, directors, agents or representatives or underwriters, make any representation to you about the legality of an investment in our common stock. You should not interpret the contents of this prospectus or any free writing prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It does not contain all the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under “Risk Factors” beginning on page 8, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

High Roller Technologies, Inc. is an evolving and growth-oriented global online gaming operator. We offer a compelling real money online casino platform. We define the term platform (“Platform”) as the fusion of our technical IP, commercial partnerships, and operational expertise including an in-house developed domain customizable frontend and content management system (CMS) which offers enhanced search engine optimization, direct API integrations, faster load times, and better scalability. We utilize a third party player account management system (PAM) that offers us a high level of control over game integrations, payment provider solutions, and overall player management. Our experienced operational management team actively oversees engagement with our players and partners. Our Platform is based around a set of gaming products, which we refer to as “iCasino” and is offered to players in select markets throughout the world. We offer a wide range of games, including many that are available in land-based casinos. We currently offer more than 4,400 games from over 70 providers, representing largely the entire range of iCasino games which we believe are most attractive to our player base including video slots, blackjack, roulette, baccarat, craps, and video poker. A number of our most popular games are available to play with a live dealer including blackjack, video poker, roulette, baccarat, craps, Game Shows, which is the fastest growing live casino segment, and other popular live games. Our offerings incorporate attractive graphics, targeted bonuses, and interactive social elements in a secure environment featuring rapid onboarding and payouts. Our selections of games include but are not limited to those sourced from:

●	Evolution Gaming
●	Pragmatic Play
●	Push Gaming
●	No Limit City
●	Play’n GO
●	Relax Gaming
●	Red Tiger Gaming
●	Big Time Gaming
●	Netent
●	Quickspin
●	Games Global

Launching Our Premium Brand HighRoller.com

In January 2022 we launched our premium brand HighRoller.com, replacing our legacy iCasino brand, CasinoRoom.com.

Our subsidiary, Interstellar Entertainment NV, is licensed by the Curacao Gaming Control Board, under license number OGL/2024/1042/0564. Following the closing of this Offering, we intend also to apply for an Estonian gaming license. Pending receipt of an Estonian gaming license, we entered into several agreements with Happy Hour Solutions Ltd., an affiliated company and holder of an Estonian gaming license, including:

●	a Domain License Agreement, dated January 1, 2022 (which we refer to as the “Effective Date”), that gives Happy Hour Solutions the right to use our domain;
●	a Nominee Agreement, dated the Effective Date, which allows Happy Hour Solutions to, among other business solutions, process payments made on the aforementioned domain and allows us to host, manage, administer, operate and support enter into contracts in the ordinary course of business in the name of Happy Hour Solutions, and
●	in March 2024 an Online Gaming Operations Agreement, by which, as further described therein, we continue to supply Happy Hour Solutions with services that commenced as of the Effective Date, related to the operation of an online casino primarily through our existing personnel, technical solutions, and commercial relationships while utilizing the Happy Hour Solutions Estonian gaming license and to recognize the revenues generated thereof as agreed upon by the parties.

We refer to these agreements collectively as the “Happy Hour Solutions Agreements.” The Happy Hour Solutions Agreements terminate on the earlier of our receipt of an Estonian gaming license or December 31, 2025. The Happy Hour Solutions Agreements as described above are qualified in their entirety by the agreements filed as exhibits to the registration statement of which this prospectus is a part. See “Business- Licenses.”

We also hold an inactive gaming license from Malta, which we are in the process of terminating. We have not operated under our Malta license since June 2022. Our remote license and the Happy Hour Solutions Agreements provide us with the ability to generate revenues in certain jurisdictions within Europe, Asia-Pacific and the Americas. We plan to launch into one or more locally regulated markets utilizing proceeds from this offering but have not identified a particular target market or budgeted any particular amount for such entries. We currently expect that any such initial active entry into a regulated Americas market to occur within approximately twelve months following receipt of proceeds from this offering. See “Business”.

Our vision is to be the premium online destination for high rollers around the world. We believe the highroller.com domain provides us with a strategic asset to build a brand appealing to high value customers. While our Platform allows us to scale highroller.com and other brands attracting additional demographics. Our founders, board of directors, and management collectively have over 100 years of iGaming experience, having founded, listed, and successfully exited a range of companies working in some of the most competitive global iGaming and e-commerce markets. Our branding and operational focus is to establish and continue to grow significant market share in the international online casino markets.

Our growth will be driven by attracting and acquiring new players, engaging our existing users, by entering new geographical markets, and implementing a multi-brand strategy. See “Growth Strategy” below. We believe that one of our main competitive strengths is rooted in our founding team’s proven expertise in digital performance marketing and operational excellence, along with the iCasino experience of our seasoned senior management.

Launch of HighRoller.com and Relaunch of CasinoRoom.com as an Affiliate Marketing Website

During the first quarter of 2022, we acquired HR Entertainment Ltd., a British Virgin Islands company, in order to obtain the premium HighRoller.com domain name and related intellectual property that we believe is a main component of our growth strategy. We consider this acquisition a principal lynchpin of our ongoing strategy of delivering one of the most exciting and immersive real money gaming experiences for the iCasino market.

During the first quarter of 2022, we acquired Ellmount Entertainment Ltd., a Malta company, in order to obtain the CasinoRoom.com brand. We offered active Casino Room players the option to open accounts at HighRoller.com and commenced welcoming players onto what is in our view the more attractive iCasino platform.

During the first half of 2022, we rebranded our iCasino operations from CasinoRoom.com to HighRoller.com and concurrently commenced to reposition our legacy gaming operator “CasinoRoom.com” into an online casino ratings and reviews portal to generate high-value leads and targeted search engine traffic (SEO) for HighRoller.com and customer leads for other casinos particularly in markets that we do not serve. The new CasinoRoom.com affiliate model site further enables us to support any future brands we may launch or acquire with targeted traffic.

In March 2022, we relocated our principal offices from Stockholm, Sweden to Las Vegas, Nevada. We also maintain offices in Malta to support our administrative and operational activities.

Market Trends

Total addressable worldwide gambling market (TAM) in 2023 was estimated to be $540 billion of which iGaming is estimated to exceed $135 billion or about 25% of TAM. The market is expected to grow to $681 billion by 2027, of which iGaming is expected to account for $210 billion or about 31% of TAM. This estimated growth in the iGaming market represents a compound annual growth rate, or CAGR, of 9%.1

Our Business Model

We offer our customers a wide array of popular and exciting casino games from over 70 leading third-party game developers. Our mission is to offer consistently superior customer experience by (i) providing fast onboarding, easy log-in and re-log-in, (ii) assuring efficient and secure payment processing, (iii) providing prompt payouts on player winnings, (iv) offering generous bonuses, bonus play and free spins on popular games, (v) utilizing an interactive environment for player engagement leading to longer stays online and more play, (vi) maintaining 24/7/365 customer service to assure customer satisfaction and (vii) providing an array of responsible gaming tools and AI models to ensure a safe gaming experience.

We have also established a relationship with Spike Up Media LLC, an affiliate of our founders and one of the leading global providers of online lead generation to iCasino operators. We believe that our association with Spike Up Media generates high-quality, cost-effective lead generation providing us with higher lead to customer conversions, attractive payment terms and revenue sharing.

Approximately 29% and 78% of our leads were generated by Spike Up Media during 2023 and 2022, respectively. We plan to continue mitigating this dependency through internal staffing and by working with other lead generators. Our initial payment arrangements with Spike Up Media for lead generation were at favorable rates to us resulting in more rapid payback of customer acquisition costs than we might otherwise expect from leads generated by other unaffiliated providers. Since March 2023, our arrangement for lead generation with Spike Up has changed to market rates which results in our having lower gross operating margins. Our current agreement with Spike Up Media allows for termination by either party at any time without penalty. If we were currently to lose the relationship with Spike Up our iCasino operations could suffer and we could experience a material negative impact on revenue and gross profit.

Our Growth Strategy

High Roller intends to achieve rapid, cost efficient and sustainable growth by utilizing high margin cash flow generated from online casino operations in our current international markets where we operate and to enter and grow sustainable revenues in newly regulated and soon to be regulated markets.

We are implementing a multi-brand strategy, facilitated by our in house developed scalable CMS and frontend that allows us to scale our business by duplicating our Platform strengths across multiple domains with individualized branding and different target markets. We believe that this multi-brand strategy allows us to compete for increased market share in markets where players have accounts with multiple iCasino operators by offering a selection of brands that target different demographics in addition to launching new brands that are locally targeted. We expect that we will be able to launch competitive new brands as we identify opportunities in our existing markets or new markets. We soft launched our second brand, Fruta.com, in December 2023, allowing select players to test Fruta.com prior to going live in February 2024. In addition, we are exploring opportunities for future brand launches and currently expect to launch at least one new brand approximately every twelve months.

We launched Fruta.com using our existing resources and gaming licenses. We believe that the scalability of the Platform will continue to allow the Company to launch and support additional brands with our existing resources. Management anticipates that the launch of additional brands will provide access to new target demographics and generate added revenue through existing player acquisition channels while maintaining the current cost structure with nominal incremental costs. Management believes that this launch of Fruta.com and the implementation of our multi-brand strategy will have no material negative impact on financial condition, operations, liquidity, or capital position of the Company.

Our Competitive Strengths

The Company is an evolving and growth-oriented online iCasino operator of B2C brands, leveraging its online operational and marketing expertise and assets as the foundation for what we believe to be a highly competitive growth model. We believe that the combination of our digital IP, commercial partnerships, operational expertise of our management team, and customer-centric approach that fosters loyalty are among our competitive strengths. Our Platform provides strong localization, ease of deposits and withdrawals, a bespoke player gaming experience, through our advanced technology. We use automated tools to interact in real-time with our customers and to promote responsible gaming. Our in house developed AI-based reward system rewards players in real-time based on the players activity, games of choice, average transactions and their value segment.

We operate in a mix of remote licensed markets, which we refer to as Pre-regulated markets. Where we may reasonably operate using international licenses, as well as locally licensed markets, which we refer to as Regulated markets, requiring a local license.

Pre-regulated markets have lower thresholds to enter and higher operating margins as local regulation typically entails increased compliance requirements and higher taxation. Pre-regulated markets, however, generally carry more long-term uncertainty, as emerging regulation is yet unclear. We are able to use proceeds from operations in Pre-regulated markets to invest into Regulated markets building long-term sustainable profits. We previously operated our legacy CasinoRoom.com iCasino operations in a number of Pre-regulated markets through our license from Malta. After transitioning to our highroller.com website, we ceased to use our Malta license since June 2022. We operate our HighRoller.com iCasino operations principally through our Curacao gaming license and through the agreements we have with Happy Hour Solutions, a subsidiary of Happy Hour Entertainment Holdings Ltd., which holds the Estonian gaming license. For both of these remote gaming licenses, licensors impose few territorial restrictions. Daniel Bradtke, one of the principals of Happy Hour Entertainment Holdings Ltd., serves as a member of our board of directors and Ben Clemes, who became our CEO on January 1, 2024, has served as a Portfolio Partner at Happy Hour Solutions and will continue in that role on a part time basis.

We compete for customers by having optimized the HighRoller.com product for social media, including live streaming with interactive play allowing fans to bet side by side with their favorite streamers, which is an emerging feature within our industry. We believe that through a combination of more immersive play that has built-in virality and our focus on VIP customer experience and support all on our safe and secure platform, we can attract and retain a growing number of real money players.

1 https://h2gc.com

Summary of Risk Factors

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making a decision to invest in our securities. These risks are discussed more fully in the section titled “Risk Factors” beginning on page 8 of this prospectus, and include, the following:

●	Competition in the online casino gaming industry is intense and, as a result, we may fail to attract and retain users who may be attracted to competing betting and gaming options, which may harm our operations and growth prospects.
●	We launched our HighRoller.com domain name in January 2022 as our principal iCasino Platform and have re-purposed our legacy CasinoRoom.com into a marketing platform to provide lead generation to online casinos. We have a limited history of operations and financial information on which to assess our current business strategy and no assurance can be given of long-term growth and consumer acceptance in which event our future revenue and results of operations may decline.
●	Our financial statements have been prepared on a going concern basis and our financial condition creates substantial doubt as to whether we will be able to continue as a going concern.
●	The success, including win or hold rates, of existing or future online wagering products depends on a variety of factors and is not completely controlled by us.
●	If we fail to detect fraud or theft, including by our users and employees, our reputation may suffer, which could harm our brand and negatively impact our business, financial condition, results of operations and prospects and can result in government and civil investigations and litigations.
●	Our growth prospects may suffer if we are unable to offer additional new and exciting gaming products. In addition, if we fail to make the right investment decisions in our offerings and technology platform, we may not attract and retain key users and our revenue and results of operations may decline.
●	Recruitment and retention of our executives and key employees are vital to growing our business and meeting our business plans. Our inability to recruit executives or key employees, or the loss of any of our executives or other employees could harm our business.
●	The nature of our business subjects us to taxation in a number of jurisdictions and changes in, or new interpretation of, tax laws, tax rulings or their application by tax authorities could result in additional tax liabilities and could materially affect our business, financial condition, results of operations and prospects.
●	Our business operations are currently located outside of the United States, which subjects us to additional operational and regulatory risks that could adversely affect our operating results.
●	Negative publicity or an adverse shift in public opinion regarding online casino wagering may adversely impact our business and user retention if such change in public opinion occurs in the market(s) that we operate in.
●	Our business is subject to a variety of United States and foreign laws, many of which are in the process of being formulated and are constantly evolving. Any change in regulations or their interpretation, or the regulatory climate applicable to our products and services, could adversely impact our ability to operate our business, which could have a material adverse effect on our business, financial condition, results of operations and prospects.
●	Our growth prospects depend on the legal status of real-money online iCasino gaming in various jurisdictions, and legalization may not occur in as many states as we expect or may occur at a slower pace than we anticipate or may be accompanied by legislative or regulatory restrictions or taxes that make it impracticable or less attractive to operate, which could adversely affect our future results of operations and make it more difficult to meet our expectations for financial performance.
●	Failure to comply with regulatory requirements or to successfully obtain licenses or permits could adversely impact our ability to comply with licensing and regulatory requirements or to obtain or maintain licenses in other jurisdictions, and could cause financial institutions, online and mobile platforms and distributors to stop providing services to us.

●	We rely on information technology and other systems and platforms, and failures, errors, defects or disruptions therein could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our operating results and growth prospects.
●	Our product offerings and other software applications and systems, and certain third-party platforms that we use could contain undetected errors which could adversely affect our operating results.
●	Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored therein could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure, other loss or theft of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disruption of our operations and the services we provide to users, damage to our reputation, and a loss of confidence in our products and services, each of which could adversely affect our business, financial condition, results of operations and prospects.
●	We rely on third-party payment processors to process deposits and withdrawals made by our users on our platform, and if we cannot manage our relationships with these third parties and other payment-related risks, our business, financial condition, results of operations and prospects could be adversely affected.
●	We rely on other third-party service and content providers and if those third parties do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition, results of operations and prospects could be adversely affected.
●	If internet and other technology-based service providers experience service interruptions, our ability to conduct our business may be impaired and our business, financial condition, results of operations and prospects could be adversely affected.
●	We identified material weaknesses in our internal control over financial reporting, and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations. If we fail to remediate any material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.
●	We may require additional capital to support our growth plans, and that capital may not be available on terms acceptable to us on timely basis, or at all. Inability to raise additional capital when required could hamper our growth and adversely affect our business.
●	Economic downturns and political and market conditions beyond our control, including a reduction in consumer discretionary spending, could adversely affect our business, financial condition, results of operations and prospects.
●	Our growth prospects and market potential will depend on our ability to obtain licenses to operate in a number of jurisdictions and to enter new markets, domestic and foreign, and if we fail to obtain these licenses our business, financial condition, results of operations and prospects could be impaired.
●	The lack of public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. securities laws, which could have a materially adverse effect on our business.
●	We may encounter difficulties in managing our growth, which could adversely affect our operations.
●	There has been no prior public market for our common stock. The initial price of our common stock may not be indicative of the market price of our common stock after the offering. The stock price of our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price, as a result of which you could lose all or part of your investment.
●	Investors in this offering will experience immediate and substantial dilution of $7.77 per share.

●	Our amended and restated certificate of incorporation, as amended (“Certificate of Incorporation”), designates the Chancery courts of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us, our directors, officers or employees.

Implications of Being an Emerging Growth Company and a smaller reporting company

We qualify as an “emerging growth company” under Jumpstart Our Business Act of 2012, as amended, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include not being required to:

●	have an independent registered public accounting firm report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board to supplement the auditor’s report by providing additional information about the audit and the financial statements (i.e., Critical Audit Matters);

●	submit certain executive compensation matters to stockholder advisory votes, such as say-on-pay and say-on-frequency; and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company.

We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission (“SEC”). We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold investments.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited consolidated financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Corporate Information

High Roller Technologies, Inc. was incorporated in Delaware in December 2021. Our principal subsidiaries are (i) HR Entertainment Ltd. (organized under the laws of the British Virgin Islands), online casino operator and service provider, (ii) Interstellar Entertainment NV (organized under the laws of Curacao), online casino operator and holder of our Curacao gaming license, (iii) Ellmount Entertainment Ltd., (organized under laws of Malta), an affiliate marketer and lead generator through our CasinoRoom.com brand, (iv) Wowly NV (organized under the laws of Curacao) which manages certain internet related advertising services on behalf of Ellmount Entertainment and (v) Lunar Ventures Limited (formerly High Roller Ventures Ltd.; organized under the laws of Malta), which provides customer and certain administrative support. Our principal executive offices are located at 400 South 4th Street, Suite 500 - #390, Las Vegas, Nevada 89101. Our telephone number is (702) 509-5244.

The following chart provides our current corporate and group ownership structure:

The following chart illustrates material relationships among our affiliated companies and principal shareholders:

Our websites are www.highroller.com, www.casinoroom.com and www.fruta.com. Information contained on our websites or connected thereto does not constitute part of this prospectus, nor is that content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our common stock.

The functional currency of our principal operating subsidiaries is the Euro. In this prospectus we, unless otherwise indicated, have translated the euro to the equivalent of US$1.0706, the rate quoted by the European Central Bank as of June 30, 2024.

Reverse Stock Split

On January 16, 2024 our Board approved and our shareholders ratified a 1-for-3.95689 reverse stock split of our outstanding shares of common stock, which became effective on January 16, 2024 (the “Reverse Split”). The ratio of the Reverse Split was arrived at in order to achieve a valuation that the Company and the underwriter believed would be acceptable to potential investors. Fractional shares, if any, were rounded up or down to the nearest whole share, as appropriate. As a result of the Reverse Split, all share and per share amounts included in this document have been retroactively adjusted for the impact of the reverse stock split for all periods presented. The Reverse Split did not impact the number of authorized shares of common stock which remained at 60,000,000 shares or the number of authorized shares of preferred stock which remained at 10,000,000 shares, nor the $0.001 par value of such shares.

SUMMARY OF THE OFFERING

Common stock offered by us	1,250,000 shares.

Common stock to be outstanding after this offering	8,265,850 shares (8,453,350 shares if the underwriters exercise their over-allotment option in full).

Underwriters’ option to purchase additional shares	We have granted the underwriters an option for a period of 45 days to purchase up to an additional 187,500 shares of our common stock.

Use of proceeds

We estimate that net proceeds from this offering will be $8,120,000, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for marketing, promotion and advertising, to finance expansion into the North American or other locally regulated markets inclusive of recruitment, costs of ongoing development of the platform, gaming licenses, computer software, marketing, for launching one or more new iCasino brands, as well as for general corporate and working capital purposes. We may also use a portion of the net proceeds to in-license, acquire or invest in complementary businesses or products; however, we have no current commitments or obligations to do so. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Risk factors

Investment in our common stock involves substantial risks. See “Risk Factors” beginning on page 8 and other information included in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

NYSE American market symbol	“ROLR”

The number of shares of our common stock to be outstanding after this offering is based on 7,015,850 shares of our common stock outstanding as of October 22, 2024 and excludes as of that date:

●	39,172 shares of common stock issuable upon exercise of outstanding stock purchase warrants at an exercise price of $2.37 per share;

●	258,454 shares of common stock issuable upon exercise of outstanding stock options with a weighted average exercise price of $4.95 per share;

●	44,612 time-based restricted stock units issued to employees subject with various vesting schedules;

●	97,878 performance-based restricted stock units issued to employees subject to the completion of various performance milestones;

●	1,700,000 shares of common stock reserved for future issuance under our 2024 Equity Incentive Plan; and

●	62,500 shares of common stock issuable upon exercise of warrants to be issued to the representative of the underwriters as part of this offering at an exercise price of $10.00.

Summary Consolidated Financial Data

The following tables summarize our consolidated financial data as of (i) the six months ended, June 30, 2024 and 2023 which have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus and (ii) the fiscal years ended December 31, 2023 and 2022 which have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future for any period. You should read the consolidated financial data set forth below in conjunction with our consolidated financial statements and the accompanying notes and the information in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The summary consolidated financial data included in this section is not intended to replace the consolidated financial statements and related notes included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

Consolidated Statements of Operations Data:

	Six Months Ended June 30,		Years Ended
	(unaudited)		December 31,
	2024	2023	2023	2022
Revenue	$12,309,895	$14,914,559	$29,674,690	$18,491,548

Operating expenses
Direct operating costs	6,491,375	6,895,370	13,648,111	7,542,798
General and administrative	4,631,742	5,026,003	10,529,123	7,232,256
Advertising and promotions	3,877,322	3,504,535	7,603,709	4,650,827
Product and software development	613,634	260,760	584,447	1,089,490
Loss on impairment of intangible assets	—	—	—	935,263
Total operating expenses	15,614,073	15,686,668	32,365,400	21,450,634
Loss from operations	(3,304,178)	(772,109)	(2,690,710)	(2,959,086)
Interest expense, net	(50,215)	(61,581)	(114,208)	(106,552)
Other income (expense)	1,560	(54,292)	—	—
Loss before income taxes	(3,352,833)	(115,873)	(2,804,918)	(3,065,638)
Income tax expense (benefit)	—	—	12,933	(7,311)
Net loss	$(3,352,833)	$(887,982)	$(2,817,851)	$(3,058,327)

Other comprehensive loss
Foreign currency translation adjustments	(127,847)	1,850	54,413	(9,430)
Comprehensive loss	$(3,480,680)	$(886,132)	$(2,763,438)	$(3,067,757)

Net loss per common share
Net loss per common share – basic and diluted	$(0.48)	$(0.14)	$(0.42)	$(0.55)
Weighted average common shares outstanding – basic and diluted	7,001,102	6,318,094	6,641,774	5,591,007

Consolidated Balance Sheet Data:

	June 30, 2024 (Unaudited)
	Actual	Pro Forma(1)

Cash and cash equivalents, and restricted cash (current and non-current(2)	$3,221,520	$12,069,591
Total assets(2)	12,038,753	19,954,926
Total liabilities(3)	12,541,842	12,338,015
Accumulated deficit	(24,572,792)	(24,572,792)
Total stockholders’ equity (deficit)	(503,090)	7,616,910

(1)	On a pro forma basis after giving effect to the sale of shares of common stock by us in this offering at the public offering price of $8.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

(2)	Pro forma cash reflects total proceeds after deducting underwriting discounts and commissions and estimated offering expenses payable by us which is adjusted by $728,071 which has been paid as of June 30, 2024.

(3)	Pro forma total liabilities are adjusted by $203,827, which reflects deferred offering costs payable by us incurred and accrued but not yet paid as of June 30, 2024, which are deemed paid as of the closing date.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the risks and other uncertainties described below, which we believe represent certain of the material risks to our business, together with the information contained elsewhere in this prospectus, before you make a decision to invest in our common stock. The risks and uncertainties described below are not the only ones that we may face. Additional risks and uncertainties that we are unaware of, or that we currently believe are immaterial or unlikely to occur could also impair our operations. If any of the following events occur or any additional risks presently unknown to us actually occur, our business, financial condition, results of operations, and prospects could be materially and adversely affected. In that event, the price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

Competition in the retail and online iCasino industry is intense and, as a result, we may fail to attract and retain users, which may negatively impact our operations and growth prospects.

The industries in which we operate are characterized by intense competition. We compete against other providers of retail or online iCasino gaming, as well as against providers of online and mobile entertainment and leisure products more generally. Other companies producing online gaming and/or interactive entertainment products and services are often established and well-financed, and other well-capitalized companies may introduce competitive services. Our competitors may spend more money and time on developing and testing products and services, undertake more extensive marketing campaigns, adopt more aggressive pricing or promotional policies or otherwise develop more commercially successful products or services than ours, which could negatively impact our business. Our competitors may also develop products, features, or services that are similar to ours or that achieve greater market acceptance. Such competitors may also undertake more far-reaching and successful product development efforts or marketing campaigns or may adopt more aggressive pricing policies. Furthermore, in the future, new competitors, whether licensed or not, may enter the online iCasino gaming industries. If we are not able to maintain or improve our market share, or if our offerings do not continue to be popular, our business, financial condition, results of operations and prospects could be adversely affected.

Competitive pressures may also adversely affect our margins. For example, as we expand the competition may increase, and we may need to increase our marketing expenses, thereby lowering our margins, in order to compete.

We operate in the global entertainment and gaming industries within the broader entertainment industry with our business-to-consumer (“B2C”), offerings such as online casino wagering, social gaming, and our B2B offerings through our Casino Room platform and other services. Our users face a vast array of entertainment choices. Other forms of entertainment, such as television, movies, sporting events and in-person casinos, are more well-established and may be perceived by our users to offer greater variety, affordability, interactivity and enjoyment. We compete with these other forms of entertainment for the discretionary time and income of our users. If we are unable to sustain sufficient interest in our online casino wagering, and social gaming platforms in comparison to other forms of entertainment, including new forms of entertainment, our business, financial condition, results of operations and prospects could be adversely affected.

In addition, our ability to achieve growth in revenue in the future will depend, in large part, upon our ability to attract new users to our offerings and retain existing users of our offerings, as well as continued user adoption of online casino more generally. Growth in the online casino and gaming industries and the level of demand for and market acceptance of our product offerings will be subject to a high degree of uncertainty. We cannot assure that consumer adoption of our product offerings will continue or exceed current growth rates, that the industry will achieve more widespread acceptance or that we will be able to retain our customers if we are unable to keep pace with technological innovation and customer experiences.

Our business depends on the success, including win or hold rates, of existing and future online gaming products, which rely on a variety of factors and are not completely controlled by us.

The online casino gaming industries are characterized by an element of chance. Our revenue is impacted by variations in the hold percentage (the ratio of net win to total amount wagered), or actual outcome, on the online casino games that we offer to our customers. We use the hold percentage as an indicator of an online casino game’s performance against its expected outcome. Although each online casino game generally performs within a defined statistical range of outcomes, actual outcomes may vary for any given period, particularly in the short term however should normalize over time to the return to player percentage as designed by the game mathematics combined with the outcome from the random number generator.

In the short term, for online casino wagering, the element of chance may affect win rates (hold percentages); these win rates, may also be affected in the short term by factors that are largely beyond our control, such as the mix of games played or wagers placed, the financial resources of customers, the volume of wagers placed and the amount of time spent playing. For online casino games, it is possible a game will malfunction or is otherwise misprogrammed to pay out wins in excess of the game’s mathematical design and award errant prizes. Factors that are nominally within our control, such as the level of incentives or bonuses or comps given to customers, might, for various reasons both within and beyond our control, not be well-managed and hence in turn might impact win rates. Similarly, inadvertently over-incentivizing customers can convert a casino game that would otherwise have been expected to be profitable for us into one with a positive expectation for the player.

As a result of the variability in these factors, the actual win rates on our online casino gaming offerings may differ from the theoretical win rates we have estimated and could result in the winnings of our online casino gaming customers exceeding those anticipated. The variability of win rates (hold rates) also has the potential to negatively impact our business, financial condition, results of operations, prospects and cash flows. For casino games there can be no assurance that existing casino game features will always be allowed or that new casino game features will be allowed or that regulators will not seek to constrain the operation of games in any way, for example by limiting the rate or speed of game play. If game features or other relevant aspects of casino game design are constrained then our business, financial condition, results of operations, prospects and cash flows might be negatively impacted.

Our success also depends in part on our ability to anticipate and satisfy user preferences in a timely manner. As we operate in a dynamic environment characterized by rapidly changing industry and legal standards, our products are subject to changing consumer preferences that cannot be predicted with certainty. We need to continually introduce new offerings and identify future product offerings that complement our existing platforms, respond to our users’ needs and improve and enhance our existing platforms to maintain or increase our user engagement and growth of our business. We may not be able to compete effectively unless our product selection keeps up with trends in the digital gaming industries in which we compete, or trends in new gaming products.

Our forecasts, including for revenues, market share, expenses and profitability, are subject to significant risks, assumptions, estimates and uncertainties and may therefore differ materially from our expectations.

We operate in rapidly changing and competitive industries, and our forecasts are subject to the risks and assumptions made by management with respect to our industries. Operating results are difficult to forecast because they generally depend on our assessment of the timing of adoption of future legislation and regulations by different states and countries, which are uncertain. Furthermore, if we invest in the development of new products or distribution channels that do not achieve significant commercial success, whether because of competition or otherwise, we may not recover the often substantial “up front” costs of developing and marketing those products and distribution channels or recover the opportunity cost of diverting management and financial resources away from other products or distribution channels.

Additionally, as described below under “— Economic downturns and political and market conditions beyond our control, including a reduction in consumer discretionary spending, could adversely affect our business, financial condition, results of operations and prospects,” our business may be affected by reductions in consumer spending from time to time as a result of a number of factors which may be difficult to predict. Moreover, while casino operations are largely unaffected by seasonality in aggregate as online casino gaming is largely an individual activity unaffected by external calendars we believe that there is however some evidence that seasonality effects may occur at the time of certain major national holidays and/or vacation periods, as a result of which our revenue and cash flows could be adversely affected during times of the year when customers are more likely to engage in other non-gaming activities. This may result in decreased revenue levels, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. This inability could cause our operating results in a given quarter to be higher or lower than expected. If actual results differ from our estimates, analysts and investors may negatively react and our stock price could be materially impacted.

Our financial statements have been prepared on a going concern basis and our financial condition creates substantial doubt as to whether we will be able to continue as a going concern.

Our financial statements have been prepared on a going concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the ordinary course of business. Our future operations are dependent upon achieving profitable operations in the future and completing a successful equity or debt financing. No assurance can be given that we will be successful in completing an equity or debt financing or in achieving or maintaining profitability. As a result, our management has concluded that there is substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not give effect to any adjustments relating to the carrying values and classification of assets and liabilities that would be necessary should we be unable to continue as a going concern.

Our operating results may vary, which may make future results difficult to predict with certainty.

In the past, our financial results have varied on a quarter-by-quarter basis and may continue to do so in the future. This variance is due to a variety of factors certain of which are beyond our control. Our financial results in any given quarter may be influenced by, among other things, consumer engagement and wagering results, and other factors which are outside of our control or we cannot predict.

Our financial results are dependent, in part, on continued consumer engagement. Our consumer engagement in our online casino wagering services may vary or decrease, potentially resulting in a negative impact on our business, operations, financial condition or prospects, on account of, among other factors, the user’s level of satisfaction with our platforms, our ability to improve, innovate and adapt our platform, outages and disruptions of online services, the offerings of our competitors, our marketing and advertising efforts, or declines in consumer activity generally as a result of, among other things, public sentiment or economic downturns.

Additionally, our quarterly financial results may also be impacted on the number and amount of player wins and payouts we may experience. Though player wins are limited per stake in our online casino wagering product offering, when looking at wagers across a period of time these losses can potentially be significant.

If we fail to detect fraud or theft, including by our users and employees, our reputation may suffer, which could harm our brand and reputation and negatively impact our business, financial condition, results of operations and prospects and can subject us to investigations and litigation.

We may incur losses from various types of financial fraud, including use of stolen or fraudulent credit card data, claims of unauthorized payments by a user and attempted payments by users with insufficient funds. Bad actors use increasingly sophisticated methods to engage in illegal activities involving personal information, such as unauthorized use of another person’s identity, account information or payment information and unauthorized acquisition or use of credit or debit card details, bank account information and mobile phone numbers and accounts. Under current credit card practices, we may be liable for use of funds on our Platform with fraudulent credit card data, even if the associated financial institution approved the credit card transaction.

Acts of fraud or other forms of cheating by our gaming customers may involve various tactics, including collusion with our employees and the exploitation of loopholes in our promotional bonus schemes. Successful exploitation of our systems could have negative effects on our product offerings, services and user experience and could harm our reputation. Additionally, we may inadvertently send overly generous promotional schemes that users or regulators force us to honor. Failure to discover such acts or schemes in a timely manner could result in harm to our operations. In addition, negative publicity related to such schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business, financial condition, results of operations and prospects. In the event of the occurrence of any such issues with our existing Platform or product offerings, substantial engineering and marketing resources and management attention, may be diverted from other projects to correct these issues, which may delay other projects and the achievement of our strategic objectives.

In addition, any misappropriation of, or access to, users’ or other proprietary information or other breach of our information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information, which could disrupt our operations, force us to modify our business practices, damage our reputation and expose us to claims from our users, regulators, employees and other persons, any of which could have an adverse effect on our business, financial condition, results of operations and prospects.

Despite the measures we have taken to detect and reduce the occurrence of fraudulent or other malicious activity on our platform, we cannot guarantee that any of our measures will be effective or will scale efficiently with our business. Our failure to adequately detect or prevent fraudulent transactions could harm our reputation or brand, result in litigation or regulatory action and lead to expenses that could adversely affect our business, financial condition, results of operations and prospects.

Our current and projected performance relies upon high-bandwidth data capabilities and disruptions in the availability of these may negatively impact our business, financial conditions, results of operations and prospects.

Our products require high-bandwidth data capabilities for placement of time-sensitive wagers. If high-bandwidth capabilities do not continue to grow or grow more slowly than generally anticipated, particularly for mobile devices, our user growth, retention, and engagement may be negatively impacted. In addition, the adoption of any laws or regulations that adversely affect the growth, popularity, or use of the Internet, including laws governing Internet neutrality, could decrease the demand for our products and increase our cost of doing business. Specifically, any laws that would allow Internet providers to impede access to content, or otherwise discriminate against content providers like us over their data networks, could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Additionally, if any of the third-party platforms used for distribution of our product offerings were to limit or disallow advertising on their platforms for whatever reason or technologies are developed that block the display of our ads, our ability to generate revenue could be negatively impacted. These changes could materially impact our business activities and practices, and if we or our advertising partners are unable to timely and effectively adjust to those changes, there could be an adverse effect on our business, financial condition, results of operations and prospects.

We rely on third-party service providers such as (i) providers to validate the identity and identify the location of our customers, (ii) payment processors to process deposits and withdrawals made by our customers into our platforms, (iii) marketing and customer communications systems providers, (iv) casino content, product and technology providers, and (v) other outsourced services providers, among others. If our third-party providers do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.

There is no guarantee that the third-party geolocation and identity verification systems that we rely on will perform adequately or will be effective. We rely on our geolocation and identity verification systems to ensure that we are in compliance with certain laws and regulations, and any service disruption to those systems would prohibit us from operating our Platform and would adversely affect our business. Additionally, incorrect or misleading geolocation and identity verification data with respect to our current or potential customers received from third-party service providers may result in us inadvertently allowing access to our offerings to individuals who should not be permitted to access them, or otherwise inadvertently deny access to individuals who should be able to access our offerings, in each case based on inaccurate identity or geographic location determination. Our third-party geolocation service providers rely on their ability to obtain information necessary to determine geolocation from mobile devices, operating systems, and other sources. Changes, disruptions or temporary or permanent failure to access such sources by our third-party service providers may result in their inability to accurately determine the location of our customers. Moreover, our inability to maintain our existing contracts with third-party service providers, or to replace them with equivalent third parties, may result in our inability to access geolocation and identity verification data necessary for our day-to-day operations. If any of these risks materializes, we may be subject to disciplinary action, fines, lawsuits, and our business, financial condition, results of operations and prospects could be adversely affected.

We also rely on a limited number of third-party payment processors to process deposits and withdrawals made by our customers on our Platform. If any of our third-party payment processors terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate payment processor and may not be able to secure similar terms or replace such payment processor in an acceptable time frame. Further, the software and services provided by our third-party payment processors may not meet our expectations, contain errors or vulnerabilities, be compromised or experience outages. Any of these risks could cause us to lose our ability to accept online payments or other payment transactions or make timely payments to customers on our platform, any of which could make our Platform less trustworthy and convenient and adversely affect our ability to attract and retain our customers.

Our payments are made by credit card, debit card or through other third-party payment services, which subjects us to certain regulations and to the risk of fraud. We may in the future offer new payment options to customers that may be subject to additional regulations and risks and/or may incur higher transaction charges. We are also subject to a number of other laws and regulations relating to the payments we accept from our customers, including with respect to money laundering, money transfers, privacy and information security. Although we have implemented processes and have dedicated teams to ensure compliance with applicable rules and regulations, there have in the past, and there may be in the future, incidences where certain relevant information relating to “know your customer” (“KYC”) and/or anti-money laundering (“AML”) is not detected or established. If we fail to comply with applicable rules and regulations, we may be subject to civil or criminal penalties, fines and/or higher transaction fees and may lose our ability to accept online payments or other payment card transactions, which could make our offerings less convenient and attractive to our customers. If any of these events were to occur, our business, financial condition, results of operations and prospects could be adversely affected.

For example, if we are deemed to be a money transmitter as defined by applicable regulation, we could be subject to certain laws, rules and regulations enforced by multiple authorities and governing bodies in the United States and numerous state and local agencies who may define money transmitter differently. For example, certain U.S. states may have a more expansive view of who qualifies as a money transmitter. Additionally, we could be subject to additional laws, rules and regulations related to the provision of payments and financial services, and if we expand into new jurisdictions, the various regulations and regulators governing our business that we are subject to will expand as well. In addition to fines, penalties for failing to comply with applicable rules and regulations could include criminal and civil proceedings, forfeiture of significant assets or other enforcement actions. We could also be required to make changes to our business practices or compliance programs as a result of regulatory scrutiny.

Additionally, our payment processors require us to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or reinterpret existing rules in ways that might prohibit us from providing certain offerings to some customers, be costly to implement or difficult to follow. We have agreed to reimburse our payment processors for fines they are assessed by payment card networks if we or the customers on our Platform violate these rules. Any of the foregoing risks could adversely affect our regulatory licensure, business, financial condition, results of operations and prospects.

Additionally, outages in our connectivity with our payment processors or their connectivity with downstream processors and networks might inhibit our ability to successfully process deposits and withdrawals on behalf of our customers. Errors in any of these systems may cause transactions to be processed multiple times or not at all, which may in turn result in customers being overcharged, overpaid or not paying us. Overcharging customers might result in representations, returns or chargebacks which might in turn jeopardize our relationships with our payment processors and potentially lead to fines and additional transaction costs or even the termination of our relationships with our payment processors. If we do not detect these errors timely then we might over-credit to or under-deduct from our customers’ casino accounts which might in turn result in customers being inadvertently given risk-free opportunities to play and thereby potentially win even larger amounts. We cannot guarantee that we will detect such outages or errors timeously nor that we will be able to recover any resulting losses from customers or third-party providers. Any attempts by us to recover such losses from our customers may cause our customers to have a negative experience and our brand or reputation may be negatively affected, and our customers may be less inclined to continue or resume utilizing our products or recommend our Platform to other potential customers. As such, any such outages or errors could harm our reputation, business, financial condition, results of operations, cash flows and prospects.

Furthermore, if any of our payment processors terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we might need to find an alternate provider. Given the occasionally unique benefits and features of different payment options, exact replacement might not be possible, and we may not be able to secure similar terms or benefits or features or replace such payment processors in an acceptable time frame. Any of these risks could increase our costs and adversely affect our business, financial condition, results of operations or prospects. Further, any negative publicity related to any of our payment processors, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

We rely on third-party service providers for components of our marketing and customer communications processes and systems. Failures or outages in these systems may inhibit our ability to acquire new customers or retain existing customers. The nature of these processes means that certain customer personal information may be transmitted through these systems. If these systems are compromised in any way, then customer personal data might be compromised and in turn our customers’ perception of our reliability and security might be impacted. Any of the foregoing risks could adversely affect our business, financial condition, results of operations and prospects.

We rely on third-party providers for nearly all of our casino games. These third parties are responsible for the design, development and maintenance of these games. In the past there have been outages during which time one or more games have been unavailable. There have also been incidents where errors in the design or development or maintenance of these games has result in erroneous payouts to customers, including instances where games have erroneously produced positive expected returns to customers and hence losses for the casino. We cannot be certain that we will always detect such outages and errors timeously nor that we will be able to recover any losses resulting from errors either from customers or third-party providers. Any outages or attempts by us to recover such losses from errors from our customers may cause our customers to have a negative experience and our brand or reputation may be negatively affected, and our customers may be less inclined to continue or resume utilizing our products or recommend our Platform to other potential customers. As such, any such outages and errors could harm our reputation, business and operating results.

Furthermore, if any of our casino game suppliers terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we might need to find an alternate provider. Given the unique design of each casino game, exact replacement would not be possible, and we may not be able to secure similar terms or product features or extent of product range or replace such providers in an acceptable time frame. Any of these risks could increase our costs and adversely affect our business, financial condition, results of operations or prospects. Further, any negative publicity related to any of our third-party casino game supplier partners, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

We may have difficulty accessing the services of banks, credit card issuers and payment processing services providers due to the nature of our business, which may make it difficult for players to effect transactions with financial institutions when making deposits or withdrawals from our platform.

Although financial institutions and payment processors are permitted to provide services to us and others in our industry, banks, credit card issuers and payment processing service providers may be hesitant to offer banking and payment processing services to real money gaming. Consequently, businesses involved in our industry, including our own, may encounter difficulties in establishing and maintaining banking and payment processing relationships with a full scope of services and generating market rate interest. Similarly, our customers’ banks and/or credit card providers might decline to allow our customers to effect transactions with online gaming or might block such attempted transactions. If we are unable to maintain our bank accounts or our customers are unable to use their credit cards, bank accounts or e-wallets to make deposits and withdrawals from our platforms, it would be difficult for us to operate our business and increase our operating costs, and would pose additional operational, logistical and security challenges which could result in an inability to implement our business plan and harm our business, financial condition, results of operations and prospects.

Our growth prospects may suffer if we are unable to develop successful game offerings or if we fail to pursue new and exciting additional game offerings. In addition, if we fail to make the right investment decisions in our offerings and technology platform, we may not attract and retain players and our revenue and results of operations may decline.

Ellmount Entertainment Ltd, was founded over a decade ago, under the laws of Malta, and was primarily focused on iGaming product offerings. We have repurposed Ellmount Entertainment into a marketing company during the first quarter 2022, and since then have transitioned existing customers to our HighRoller.com domain. We are focused on expanding the user base and we anticipate expanding further as new product offerings mature and as we pursue our growth strategies. The iGaming industry is characterized by continuous technological change, evolving regulatory and industry standards, frequent new product offerings and changes in customer expectations. To keep pace with the technological developments, achieve product acceptance and remain relevant to users, we will need to continue introducing new products and services as well as enhanced functionality on our existing suite of products and services. We must continually adapt to changing business environments and competing technologies and products. To the extent we are not able to adapt to new technologies and/or standards, experience delays in implementing such technologies or fail to accurately predict emerging technological trends, we may lose customers.

The requirements of being a public company may strain our resources and divert management’s attention, and the increases in legal, accounting, cyber security, insurance and compliance expenses may be greater than we had anticipated.

As a public company (and particularly after we are no longer an “emerging growth company”), we will incur significant legal, accounting and other expenses that the Company did not incur as a private company. We are subject to the reporting requirements of the Exchange Act and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd- Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be complex and burdensome. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations increase our historical legal and financial compliance costs and make some activities more time-consuming and costly. For example, becoming a public company has made it more difficult and more expensive for us to obtain director and officer liability insurance, and could also make it more difficult for us to attract and retain qualified members of the board of directors of the Company (the “Board”) as compared to High Roller as a private company. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company.” We have hired, and may need to continue to hire, additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge, and maintain an internal audit function, which will increase our operating expenses. Moreover, we could incur additional compensation costs in the event that we decide to pay cash compensation closer to that of other public companies, which would increase our general and administrative expenses and could materially and adversely affect our profitability. We continue to evaluate these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

The lack of public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. securities laws, which could have a materially adverse effect on our business.

Our officers have limited public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act. These responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Any of these deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Exchange Act, which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our Company.

As a private company, we were not subject to the SEC’s requirements regarding our internal controls over financial reporting. Our failure to implement adequate financial, information technology and management processes and controls has resulted in material weaknesses that could lead to errors in our financial reporting, which in turn could adversely affect our publicly issued financial statements and our business.

As a private company, we were not required to document and test our internal controls over financial reporting, our management was not required to certify the effectiveness of our internal controls and our independent registered public accounting firm was not required to opine on the effectiveness of our internal control over financial reporting. As an “emerging growth company,” we continue to be, exempt from certain of the SEC’s internal control reporting requirements. However, we will lose our emerging growth company status and become subject to certain additional internal control over financial reporting management and auditor attestation requirements in the year in which we are deemed to be a large accelerated filer, which would occur once we are subject to Exchange Act reporting requirements for 12 months, have filed at least one SEC annual report and the market value of our common equity held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter. In such event, we may not be able to complete our evaluation, testing and any required remediation in a timely fashion.

In order to seek an initial public offering and related listing on a national stock exchange, the Company, which until December 2021 was domiciled and had operated exclusively outside of the United States, effected a recapitalization into a Delaware corporation as its parent holding company as of December 21, 2021, and in February and March 2022 completed the branding and launching of its online casino platform. In 2021 and prior, the Company’s business, operations, assets, banking, accounting, legal, financial, and tax compliance were not subject to the securities and tax laws and regulations of the United States. As such, the Company’s accounting, financial and tax compliance systems had not been designed to be compliant with the securities and tax laws and regulations of the United States. In conjunction with the Company’s efforts to complete an initial public offering, the Company initiated efforts to prepare, for the first time, audited consolidated financial statements for the years ended December 31, 2022 and 2021 in accordance with U.S. GAAP and SEC reporting standards, as a result of which certain issues were identified that indicated the existence of deficiencies in the Company’s internal ability to prepare such consolidated financial statements, reflecting material weakness in the Company’s internal control over financial reporting.

During 2023, the Company expanded its financial and accounting staff, which included adding a Chief Financial Officer, a Controller, a Director of Accounting and Financial Reporting, as well as requisite supporting staff. As a result, the Company believes that it has adequate staff resources to address accounting and reporting requirements under U.S. GAAP and SEC reporting standards, and to implement internal controls. The Company has also retained the services of qualified outside consultants with expertise to perform specific accounting and finance tasks or functions, and to assist in the design and installation of accounting and internal control systems. The Company has not yet completed the process to establish adequate internal controls over financial reporting, and it expects that this process will continue through the remainder of 2024, and possibly longer. No assurance can be given that these efforts will be sufficient to fully develop and implement adequate disclosure controls and procedures and internal controls over financial reporting.

In addition, our current internal controls and any new internal controls that we develop may become inadequate because of design-related issues and changes in our business, including increased complexity resulting from any revenue sharing arrangements and international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by our independent registered public accounting firm and their attestation reports, as well as impact their reviews and audits of our consolidated financial statements. If we are unable to certify the effectiveness of our internal controls or remedy the identified material weakness, or if our internal controls have any additional material weaknesses, we may not detect errors timely, our consolidated financial statements could be misstated, and we could be subject to regulatory scrutiny and a loss of confidence by stakeholders, which could harm our business and adversely affect the market price of our securities.

Recruitment and retention of our employees, including certain key employees, are vital to growing our business and meeting our business plans. The loss of any of our key executives or other key employees could harm our business.

We depend on a limited number of key personnel to manage and operate our business. The leadership of our current executive officers has been a critical element of our success and the departure, death or disability of any one of our executive officers or other extended or permanent loss of any of their services, or any negative market or industry perception with respect to any of them or their loss, could have a material adverse effect on our business. We cannot provide assurance that we will be able to attract or retain such highly qualified, and experienced personnel in the future. In addition, the loss of employees or the inability to hire necessary skilled employees could result in significant disruptions to our business, and the integration of replacement personnel could be time-consuming and expensive and cause additional disruptions to our business. If we do not succeed in attracting, hiring, and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively and our business, financial condition, results of operations and prospects could be adversely affected.

Due to the nature of our business, we are subject to taxation in a number of jurisdictions and changes in, or new interpretation of, tax laws, tax rulings or their application by tax authorities could result in additional tax liabilities and could materially affect our business, financial condition, results of operations and prospects.

Our tax obligations are varied and include United States federal, state and international taxes due to the nature of our business. The tax laws that are applicable to our business are subject to interpretation, and significant judgment is required in determining our worldwide provision for income taxes. In the course of our business, there will be many transactions and calculations where the ultimate tax determination is uncertain. For example, compliance with the 2017 United States Tax Cuts and Jobs Act (“TCJA”) may require the collection of information not regularly produced within our Company, the use of estimates in our consolidated financial statements, and the exercise of significant judgment in accounting for its provisions. As regulations and guidance evolve with respect to the TCJA, and as we gather more information and perform more analysis, our results may differ from previous estimates and may materially affect our consolidated financial statements.

The gaming industry represents a significant source of tax revenue to the jurisdictions in which we operate. Gaming companies and B2B providers in the gaming industry (directly and/or indirectly by way of their commercial relationships with operators) are currently subject to significant taxes and fees in addition to normal corporate income taxes, and such taxes and fees are subject to increase at any time. From time to time, various legislators and other government officials have proposed and adopted changes in tax laws, or in the administration or interpretation of such laws, affecting the gaming industry. In addition, any worsening of economic conditions and the large number of jurisdictions with significant current or projected budget deficits, many of which have been made worse due to COVID-19, could intensify the efforts of governments to raise revenues through increases in gaming taxes and/or other taxes. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration or interpretation or enforcement of such laws. Any material increase, or the adoption of additional taxes or fees, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Additionally, tax authorities may impose indirect taxes on Internet-related commercial activity based on existing statutes and regulations which, in some cases, were established prior to the advent of the Internet. Tax authorities may interpret laws originally enacted for mature industries and apply it to newer industries, such as ours. The application of such laws may be inconsistent from jurisdiction to jurisdiction. Our in-jurisdiction activities may vary from period to period which could result in differences in nexus from period to period.

We are subject to periodic review and audit by domestic and foreign tax authorities. Tax authorities may disagree with certain positions we have taken or that we will take, and any adverse outcome of such a review or audit could have a negative effect on our business, financial condition, results of operations and prospects. Although we believe that our tax provisions, positions and estimates are reasonable and appropriate, tax authorities may disagree with certain positions we have taken. In addition, economic and political pressures to increase tax revenue in various jurisdictions may make resolving tax disputes favorably more difficult.

We have business operations located outside of the United States, which subjects us to additional costs and risks that could adversely affect our operating results.

Our operations are located in multiple jurisdictions and we may in the future pursue to expand into other additional markets. Compliance with international and local laws and regulations that apply to our operations increases our cost of doing business. As a result of our operations, we are subject to a variety of risks and challenges in managing an organization operating in various countries, including those related to:

●	challenges caused by distance as well as language and cultural differences;

●	general economic downturns;

●	regulatory changes;

●	political unrest, terrorism and the potential for other hostilities;

●	public health risks, particularly in areas in which we have significant operations;

●	overlapping or changes in tax regimes;

●	difficulties in transferring funds from certain countries and managing foreign exchange rate fluctuations and risks;

●	laws such as the United States Foreign Corrupt Practices Act, and local laws which also prohibit corrupt payments to governmental officials;

●	local laws which prohibit money-laundering and financing of terrorist and other unlawful financial activities; and

●	reduced protection for intellectual property rights in some countries.

If we are unable to expand or adequately staff and manage our existing development operations, we may not realize, in whole or in part, the anticipated benefits from these initiatives (including lower development expenses), which in turn could materially adversely affect our business, financial condition, results of operations and prospects.

Our business includes significant international operations, and we are likely to be exposed to foreign currency transaction and translation risks. As a result, changes in the valuation of any major currency with which we conduct business in relation to other currencies could have positive or negative effects on our profitability and financial position.

Our global operations are likely to expose us to foreign currency transaction and translation risks. Currency transaction risk occurs in conjunction with purchases and sales of products and services that are made in currencies other than the local currency of the subsidiary involved, for example if the parent company pays, or transfers euro to a subsidiary in order to fund its expenses in local currencies. Currency translation risks occurs when the income statement and balance sheet of a foreign subsidiary is converted into currencies other than the local currency of the company involved, for example when the results of these subsidiaries are consolidated in the results of a parent company with a different reporting currency.

Due to our international operations, a significant portion of our business is denominated in foreign currencies. As a result, fluctuations in foreign currency and exchange rates may have an impact on our business, results of operations and financial position. Foreign currency exchange rates have fluctuated and may continue to fluctuate. Significant foreign currency exchange rate fluctuations may negatively impact our international revenue, which in turn affects our consolidated revenue. Currencies may be affected by internal factors, general economic conditions and external developments in other countries, all of which can have an adverse impact on a country’s currency. Currently, we are not party to any hedging transactions intended to reduce our exposure to exchange rate fluctuations. We may seek to enter into hedging transaction in the future, but we may be unable to enter into these transactions successfully, on acceptable terms or at all. We cannot predict whether we will incur foreign exchange losses in the future. Further, significant foreign exchange fluctuations resulting in a decline in the respective local currency may decrease the value of our foreign assets, as well as decrease our revenues and earnings from our foreign subsidiaries, which would reduce our profitability and adversely affect our financial position.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine and Israel and Hamas. In February 2022, Russia launched a full-scale military invasion of Ukraine. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine and Middle East could lead to market disruptions, including significant volatility in commodity prices, and credit and capital markets. These military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds. Any of the abovementioned factors could affect our business, prospects, financial condition, and operating results. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this prospectus.

We have been dependent on Happy Hour Entertainment Holdings Ltd. and on Spike Up Media and certain of its subsidiaries or affiliates to provide us with certain services. These arrangements may change and may not be sufficient to meet our needs, and we may have difficulty finding replacement services or be required to pay increased costs to replace these services to the extent that our arrangements with either of them is terminated.

Certain games on our websites are provided by a range of third parties through nominee agreement with Happy Hour Solutions Ltd., a wholly owned subsidiary of Happy Hour Entertainment Holdings Ltd., formerly one of our principal shareholders. See “Principal Shareholders.” Lead generation for the High Roller platform is supplied to us in part by Spike Up Media. Spike Up Media is a wholly-owned subsidiary of Ellmount Interactive A.B., which is beneficially owned by OEH and Cascadia, two of our principal shareholders. Daniel Bradtke, a principal of Happy Hour Entertainment, is one of our directors. Spike Up Media owns an approximate 8% interest in Happy Hour Entertainment.

For the duration that these services are being provided to us by Happy Hour Entertainment and by Spike Up Media, we will be dependent on them for services that are critical to our operations, and our ability to negotiate the rates we pay with respect to such services is limited. Should the services agreement with either of them terminate, we may not be able to replace these services or enter into appropriate third-party agreements on terms and conditions, including cost and quality of service, comparable to those that we receive from them under the services agreements and our operating arrangements. Although we may in the future reduce or lose and attempt to replace portions of the services that are currently provided by affiliates, we may encounter difficulties replacing certain services or be unable to negotiate pricing or other terms as favorable as those we currently have in effect, which would reduce our rate of growth, lower profitability and materially impact our financial position.

Negative publicity of us or an adverse shift in public opinion regarding online casino wagering may adversely impact our business and user retention.

We operate in a public-facing industry where negative publicity, including from our customers, whether or not justified, can spread rapidly through, among other things, social media. To the extent that we are unable to respond timeously and appropriately to negative publicity or to the extent our responses to negative publicity are not fairly published or not positively received, our reputation and brands could be harmed. Moreover, even if we are able to respond in a timely and appropriate manner, we cannot predict how negative publicity may affect our reputation and business.

A negative change in the public’s opinion of online casino, or how politicians and other governmental authorities view online casino wagering could result in future legislation or new regulations restricting or prohibiting certain (or all) online casino wagering activities in certain jurisdictions, the result of which may negatively impact our business, financial condition, results of operations and prospects. Further, negative publicity of us or our product offerings, Platform or user experience in online casino wagering industry generally could lead to new restrictions and limitations on us and online casino wagering generally, which may have a negative impact on our business, financial condition, results of operations and prospects.

We and our employees also use social media to communicate externally. There is risk that the use of social media by us or our employees to communicate about our business or for any other purpose even in a personal capacity may give rise to negative publicity or liability or result in public exposure of personal information of our employees or customers, each of which could affect our reputation, revenue, business, results of operations and financial condition.

We rely on several different marketing channels to acquire and retain customers and to promote our iCasino brands and our products. If we are not able to effectively acquire and retain customers via such channels then our business and operating results may be harmed.

In addition to our relationship with Spike Up Media, we utilize a variety of marketing initiatives, which may include traditional marketing channels (such as print), digital marketing (such as online display advertising, search engine marketing, social media and “affiliates” marketing) and retention marketing (including via email, text messages and social media). Traditional marketing channels are by their nature difficult to measure. Digital marketing is typically more measurable but somewhat more complex to undertake. Retention marketing is subject to customer consent which is not always granted or may be revoked. Our ability to execute on our marketing plans is subject to regulatory constraints in each market and it is not unusual for marketing-related regulations to change from time to time. If our ability to monitor and measure performance of any of these channels is compromised or if our ability to execute our plans in any of these channels is in any way inhibited then our ability to acquire and retain customers could be harmed and our business, financial condition, results of operations, cash flows and prospects may suffer.

In some regions and for some of our initiatives we may rely extensively on independent third-party marketers, known as “affiliates”. “Affiliates” is an industry term that describes independent third-parties which assist the Company to acquire new customers and which are generally paid on a revenue-share or cost-per-acquisition basis. Despite the word “affiliates”, these are independent parties that are not otherwise affiliated with the Company in the ordinary sense of the word. Notwithstanding that in some jurisdictions for license purposes we are deemed to control these “affiliates” marketers, their actions in the marketing of our brands are not directly within our control and hence actions, errors, omissions or intentional malfeasance on their part may cause damage to our brands, our business, our prospects and our financial results before we are able to detect such actions, errors, omissions or intentional malfeasance and/or do anything to mitigate the effects thereof. In particular, we can be held accountable by regulatory authorities for actions by such third parties in contravention of our license in a given jurisdiction, which in turn may lead to fines, license suspension, loss of license or other censure, which may in turn harm our business, our prospects and/or our financial performance. Our agreements with such marketers sometimes make us obliged to pay them an ongoing share of revenues derived from customers that they introduce to us, or sometimes such that we are required to pay them a “cost per acquisition” capitation fee for each customer introduced, or sometimes a combination of both. Such third-party “affiliates” are under no obligation to continue introducing customers to us, but we may be obliged to continue to pay them future revenue shares, where applicable, nonetheless.

In some regions we may make use of search engine marketing (SEM, which is the purchase of advertising against keywords on search engines) and search engine optimization (SEO, which is the adaptation of our websites and employment of other techniques in order to achieve more favorable rankings when customers search for gaming-related keywords on search engines). Search engines such as Google regularly change their internal proprietary and confidential algorithms by which SEM and SEO operate and typically do so in ways that are not predictable as to timing or effect. If we fail to adapt our marketing methods to these changes or if our competitors do so better than we do then our business, financial condition, results of operations, cash flows and prospects may suffer.

Several of our marketing channels rely on being able to successfully track customers across different websites and apps and/or to augment our own data with additional marketing data for purposes of measuring and monitoring the effectiveness of our marketing campaigns and/or effectively adapting or executing on our marketing campaigns. The ability to do this is under threat of restrictive legislation in some jurisdictions and technology platform providers such as Google and Apple have taken steps to restrict such tracking and augmentation and we expect that further restrictions may be added in future. Such restrictions may hamper our ability to acquire or retain customers and thereby cause our business, financial condition, results of operations, cash flows and prospects to suffer.

Risks Related to Government Regulation

Our business is subject to a variety of United States and foreign laws, many of which are unsettled and still developing. Any change in regulations or their interpretation, or the regulatory climate applicable to our products and services, or changes in tax rules and regulations or interpretation thereof related to our products and services, could adversely impact our ability to operate our business, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We are subject to laws and regulations relating to real-money online casino wagering in the jurisdictions in which we conduct our business or in some circumstances, of those jurisdictions in which we offer our product offerings. We are also subject to the general laws and regulations that apply to all e-commerce businesses, such as those related to privacy and personal information, tax and consumer protection. These laws and regulations vary from one jurisdiction to another and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, attitudes and climates, as well as personal biases, may have a material impact on our operations and financial results. In particular, some jurisdictions have introduced regulations attempting to restrict or prohibit online gaming, while others have taken the position that online gaming should be licensed and regulated and have adopted or are in the process of considering legislation and regulations to enable that to happen. Additionally, some jurisdictions in which we may operate could presently be unregulated or partially regulated and therefore more susceptible to the enactment or change of laws and regulations.

Future legislative and regulatory action, and court decisions or other governmental action, may have a material impact on our operations and financial results. Governmental authorities could view us as having violated local laws, despite our efforts to obtain all applicable licenses or approvals. Further, there is risk that governmental authorities or courts could determine that our casino offerings constitute unauthorized gambling or that legislation is enacted in jurisdictions in which we operate casino offerings that makes our casino offerings unauthorized gambling, which could negatively impact our operations and business results. There is also a risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities or incumbent monopoly providers, or private individuals, could be initiated against us, Internet service providers, credit card and other payment processors, financial institutions, advertisers and others involved in the online casino and gaming industries. Such potential proceedings could involve substantial litigation expense, penalties, fines, seizure of assets, injunctions or other restrictions being imposed upon us or our licensees or other business partners, while diverting the attention of key executives. Such proceedings could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as impact our reputation.

There can be no assurance that legally enforceable legislation will not be proposed and passed in jurisdictions relevant or potentially relevant to our business to prohibit, legislate or regulate various aspects of the online casino and retail and online gaming industries (or that existing laws in those jurisdictions will not be interpreted negatively). Compliance with any such legislation may have a material adverse effect on our business, financial condition, results of operations and prospects, either as a result of our determination that a jurisdiction should be blocked, or because a local license or approval may be costly for us or our business partners to obtain and/or such licenses or approvals may contain other commercially undesirable conditions.

In the United States, the Unlawful Internet Gambling Enforcement Act of 2006 (“UIGEA”) prohibits among other things, the acceptance by a business of a wager by means of the Internet where such wager is prohibited by any federal or state law where initiated, received or otherwise made. Under UIGEA severe criminal and civil sanctions may be imposed on the owners and operators of such systems and on financial institutions that process wagering transactions. The law contains a safe harbor for wagers placed within a single state (disregarding intermediate routing of the transmission) where the method of placing the wager and receiving the wager is authorized by that state’s law, provided the underlying regulations establish appropriate age and location verification.

The Illegal Gambling Business Act (“IGBA”) makes it a crime to conduct, finance, manage, supervise, direct or own all or part of an “illegal gambling business” and the Travel Act makes it a crime to use the mail or any facility in interstate commerce with the intent to “distribute the proceeds of any unlawful activity,” or “otherwise promote, manage, establish, carry on, or facilitate the promotion, management, establishment, or carrying on, of any unlawful activity.” For there to be a violation of either the IGBA or the Travel Act there must be a violation of underlying state law.

Until 2011, there was uncertainty as to whether the Federal Wire Act of 1961 (the “Wire Act”) prohibited states from conducting intrastate lottery transactions via the Internet if such transactions crossed state lines. In late 2011, the Office of Legal Counsel (the “OLC”) of the United States Department of Justice (“DOJ”) issued an opinion which concluded that the prohibitions of the Wire Act were limited to sports gambling and thus did not apply to state lotteries at all (the “2011 DOJ opinion”). Following the issuance of the 2011 DOJ opinion, within the past few years, state-authorized Internet casino gaming has been launched in Delaware, New Jersey and Pennsylvania and has been approved in Michigan and state authorized online poker has been launched in Nevada. In 2018, at the request of the Criminal Division, the OLC reconsidered the 2011 DOJ opinion’s conclusion that the Wire Act was limited to sports gambling. On January 14, 2019, the OLC published a legal opinion dated November 2, 2018 (the “2018 DOJ opinion”), which concluded that the 2011 DOJ opinion had incorrectly interpreted the Wire Act. In the 2018 DOJ opinion, the OLC concluded that the restrictions on the transmission in interstate or foreign commerce of bets and wagers in the Wire Act were not limited to sports gambling but instead applied to all bets and wagers. The OLC also found that the enactment of the UIGEA described above did not modify the scope of the Wire Act. The OLC acknowledged that its conclusion in the 2018 DOJ opinion, which was contrary to the 2011 DOJ opinion, will make it more likely that the executive branch’s view of the law will be tested in the courts. At this time, we are unable to determine whether the 2018 DOJ opinion will be upheld by the courts, or what impact it will have on us or our customers.

Our growth prospects depend on the legal status of real-money online casino gaming in various jurisdictions, and legalization may not occur in as many jurisdictions as we expect or may occur at a slower pace than we anticipate or may be accompanied by legislative or regulatory restrictions or taxes that make it impracticable or less attractive to operate, which could adversely affect our future results of operations and make it more difficult to meet our expectations for financial performance.

A number of jurisdictions do not prohibit, have legalized, or are currently considering legalizing, real-money gaming, and our growth, business, financial condition, results of operations and prospects are significantly dependent upon the legalization of real-money gaming expanding to new jurisdictions. Our business plan is partially based upon real-money gaming becoming legal for a specific percent of the population on a yearly basis; however, this may not occur as we have anticipated. Additionally, if a large number of additional jurisdictions enact real-money gaming legislation and we are unable to obtain or are otherwise delayed in obtaining the necessary licenses to operate online gaming websites in such jurisdictions where such games are legalized, our future growth in online gaming could be materially impaired.

As we enter into new jurisdictions, local authorities may legalize real-money online gaming in a manner that is unfavorable to us. As a result, we may encounter legal, regulatory and political challenges that are difficult or impossible to foresee and which could result in an unforeseen adverse impact on planned revenues or costs associated with the new opportunity. Jurisdictions that have established state-run monopolies may limit opportunities for private sector participants like us. Jurisdictions may also impose substantial tax rates on online gaming revenue. Such taxes would make it more costly and less desirable for us to launch in a given jurisdiction, while tax increases in any of our existing jurisdictions may adversely impact our profitability.

Therefore, even in cases in which a jurisdiction purports to license and regulate online gaming, the licensing and regulatory regimes can vary considerably in terms of their business-friendliness and at times may be intended to provide incumbent operators with advantages over new licensees. Therefore, some “liberalized” regulatory regimes are considerably more commercially attractive than others.

Failure to comply with regulatory requirements or to successfully obtain a license or permit applied for could adversely impact our ability to comply with licensing and regulatory requirements or to obtain or maintain licenses in other jurisdictions, or could cause financial institutions, online and mobile platforms and distributors to stop providing services to us.

Compliance with the various regulations applicable to real-money wagering is costly and time-consuming. Regulatory authorities at the non-United States, United States federal, state and local levels have broad powers with respect to the regulation and licensing of real-money gaming operations and may revoke, suspend, condition or limit our real-money gaming licenses, impose substantial fines on us and take other actions, any one of which could have a material adverse effect on our business, financial condition, results of operations and prospects. These laws and regulations are dynamic and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current laws or regulations or enact new laws and regulations regarding these matters. We will strive to comply with all applicable laws and regulations relating to our business. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules. Non-compliance with any such law or regulations could expose us to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect our business, financial condition, results of operations and prospects.

Any real-money gaming license could be revoked, suspended or conditioned at any time. The loss of a license in one jurisdiction could trigger the loss of a license or affect our eligibility for such a license in another jurisdiction, and any of such losses, or potential for such loss, could cause us to cease offering some or all of our offerings in the impacted jurisdictions. We may be unable to obtain or maintain all necessary registrations, licenses, permits or approvals, and could incur fines or experience delays related to the licensing process, which could adversely affect our operations. Our delay or failure to obtain or maintain licenses in any jurisdiction may prevent us from distributing our offerings, increasing our customer base and/or generating revenues. We cannot assure you that we will be able to obtain and maintain the licenses and related approvals necessary to conduct our online casino wagering operations. Any failure to maintain or renew our existing licenses, registrations, permits or approvals could have a material adverse effect on our business, financial condition, results of operations and prospects.

Additionally, a gaming regulatory body may refuse to issue or renew a gaming license or restrict or condition the same, based on our past or present activities or our current or former directors, officers, employees, stockholders or third parties with whom we have relationships, which could adversely affect our business, financial condition, results of operations and prospects. If additional gaming regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a significant adverse effect on us. From time to time, various proposals are introduced in the legislatures of some of the jurisdictions in which we have existing or planned operations that, if enacted, could adversely affect our directors, officers, key employees, or other aspects of the company’s operations. To date, we believe we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for our operations. However, we can give no assurance that any additional licenses, permits and approvals that may be required will be given or that existing ones will be renewed or will not be revoked. Renewal is subject to, among other things, continued satisfaction of suitability requirements of our directors, officers, key employees and stockholders. Any failure to renew or maintain our licenses or to receive new licenses when required would have a material adverse effect on our business, financial condition, results of operations and prospects.

Our inability to continue to conduct gaming operations under license from the Government of Curacao could adversely impact our online gaming operations in various jurisdictions and adversely affect our financial condition and operating cash flows.

The Government of Curacao has been in the process of modernizing its gambling legislation and has created a new independent licensing and supervisory authority for all games of chance. Gaming operators that wish to acquire an online gaming license in Curacao must apply directly to the Curacao Gaming Control Board. This process replaces the prior master license and sublicense system, as the Curacao Gaming Control Board will issue and maintain all licenses directly.

With regard to our gaming activities based on our prior Curacao sublicense, the Government of Curacao had previously approved four master license holders, based on National Decrees, and all operators and prospective operators interested in Curacao online gaming licenses were required to apply for a sublicense from one of those master license holders. We previously obtained our gaming sublicense with Gaming Services Provider N.V., holder of a Master License granted by the Central Government of Curaçao. This sublicense provided us with the ability to operate iCasino games, as well as poker, betting, lottery and other games of chance, and had been extended through July 30, 2024.

As part of this change in gambling legislation, the Curacao Gaming Control Board has mandated that in order to receive a license under the new system, the applying entity must be domiciled in Curacao. In March 2024 we applied through our Interstellar Entertainment NV subsidiary, an entity incorporated in Curacao, to obtain a license directly from the government of Curacao and we received a license in July 2024. The loss of our Curacao license could significantly interfere with our online gaming operations, and could have a material adverse impact on our financial condition and operating cash flows. Furthermore, in such event, we could be unable to conduct online gaming operations for an indeterminate period of time, and there can be no assurances that we would be able to identify legally sufficient alternatives to be able to conduct our gaming operations at their current levels.

In some jurisdictions, our key executives, certain employees or other individuals related to the business will be subject to licensing or compliance requirements. Failure by such individuals to obtain the necessary licenses or comply with individual regulatory obligations could cause the business to be non-compliant with its obligations, or imperil its ability to obtain or maintain licenses necessary for the conduct of the business.

As part of obtaining real-money gaming licenses, the responsible gaming authority will generally determine suitability of certain directors, officers and employees and, in some instances, significant stockholders. The criteria used by gaming authorities to make determinations as to who requires a finding of suitability or the suitability of an applicant to conduct gaming operations varies among jurisdictions, but generally requires extensive and detailed application disclosures followed by a thorough investigation. Gaming authorities typically have broad discretion in determining whether an applicant should be found suitable to conduct operations within a given jurisdiction. If any gaming authority with jurisdiction over our business were to find an applicable officer, director, employee or significant stockholder of ours unsuitable for licensing or unsuitable to continue having a relationship with us, we would be required to sever our relationship with that person. Furthermore, such gaming authorities may require us to terminate the employment of any person who refuses to file required applications. Either result could have a material adverse effect on our business, financial condition, results of operations and prospects.

Risks Related to Intellectual Property and Data Security

We rely on information technology and other systems and platforms, and failures, errors, defects or disruptions therein could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our operating results and growth prospects. Our product offerings and other software applications and systems, and certain third-party platforms that we use could contain undetected errors.

Our technology infrastructure is critical to the performance of our Platform and product offerings and to user satisfaction. We devote significant resources to network and data security to protect our systems and data. However, our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business. We cannot assure you that absolute security will be provided by the measures we take to: prevent or hinder cyber-attacks and protect our systems, data and user information; to prevent outages, data or information loss, and fraud; and to prevent or detect security breaches. Such measures include a disaster recovery strategy for server and equipment failure, back-office systems and the use of third parties for certain cybersecurity services. We have experienced, and we may in the future experience, website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. To date, such disruptions, individually and in the aggregate, have not had a material impact us; however, future disruptions from unauthorized access to, fraudulent manipulation of, or tampering with our computer systems and technological infrastructure, or those of third parties, could result in a wide range of negative outcomes, each of which could materially adversely affect our business, financial condition, results of operations and prospects. At this stage of our development, our board of directors, as a group, will actively oversee cybersecurity risks and will be committed to the prevention, timely detection and mitigation of the effects of any such incidents on our company’s operations. While our board of directors will oversee cybersecurity risk management, our management will be responsible for day-to-day risk management processes. Our board of directors has tasked our Chief Technology Officer and other management with the responsibility to manage our cybersecurity initiatives including with respect to our customer data and game suppliers databases. Our board of directors will receive regular reports from management, including our Chief Technology Officer, on material cybersecurity risks and the degree of our company’s exposure to those risks. Management will also work with third-party service providers to maintain appropriate controls. While we believe this approach is the most effective approach for addressing our cybersecurity risks at this time we cannot assure that it will be adequate to our evolving growth needs.

Additionally, our product offerings may contain errors, bugs, flaws or corrupted data, and these defects may become apparent only after their launch and could result in a vulnerability that could compromise the security of our systems. If a particular product offering is unavailable when users attempt to access it or navigation through our platforms is slower than they expect, users may be unable to use our product offerings as desired and may be less likely to return to our platforms as often, if at all. Furthermore, programming errors, defects and data corruption could disrupt our operations, adversely affect the experience of our users, harm our reputation, cause our users to stop utilizing our platforms, divert our resources or delay market acceptance of our product offerings, any of which could result in legal liability to us or harm our business, financial condition, results of operations and prospects. Insufficient business continuity management could diminish our brand and reputation, subject us to liability, disrupt our business and adversely affect our operating results and growth prospects, and failure of planned availability and continuity solutions and disaster recovery when activated in response to an incident could result in system interruptions and degradation of service.

If our user base and engagement continue to grow, and the amount and types of product offerings continue to grow and evolve, we will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy our users’ needs. Such infrastructure expansion may be complex, and unanticipated delays in completing these projects or availability of components may lead to increased project costs, operational inefficiencies, or interruptions in the delivery or degradation of the quality of our product offerings. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may become evident only after we have started to fully use the underlying equipment or software, that could further degrade the user experience or increase our costs. As such, we could fail to continue to effectively scale and grow our technical infrastructure to accommodate increased demands. In addition, a lack of resources (e.g., hardware, software, personnel and service providers) could result in an inability to scale our services to meet business needs, system interruptions, degradation of service or operational mistakes. Our business also may be subject to interruptions, delays or failures resulting from adverse weather conditions, other natural disasters, power loss, terrorism, cyber-attacks, public health emergencies (such as COVID-19) or other catastrophic events.

We believe that if our users have a negative experience with our product offerings, or if our brand or reputation is negatively affected, users may be less inclined to continue or resume utilizing our product offerings or to recommend our Platform to other potential users. As such, a failure or significant interruption in our service could harm our reputation, our business, financial condition, results of operations and prospects.

Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure, other loss or theft of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disruption of our operations and the services we provide to users, damage to our reputation, and a loss of confidence in our products and services, each of which could adversely affect our business, financial condition, results of operations and prospects.

The secure maintenance and transmission of user information is a critical element of our operations. Our information technology and other systems that maintain and transmit user information, or the systems of third-party service providers and business partners, may be compromised by a malicious third-party penetration of our network security, or the network security of a third-party service provider or business partner, or impacted by intentional or unintentional actions or inactions by our employees, or the actions or inactions of a third-party service provider or business partner. As a result, our users’ information may be lost, disclosed, accessed or taken without such users’ consent. We have experienced attempts to breach our systems and other similar incidents in the past. For example, we have been and expect that we will continue to be subject to attempts to gain unauthorized access to or through our information systems or those we develop for our customers, whether by our employees or third parties, including phishing attacks by computer programmers and hackers who may develop and deploy viruses, worms or other malicious software programs. To date these attacks have not had a material impact on our operations or financial results, but we cannot provide assurance that they will not have a material impact in the future, including by overloading our systems and network and preventing our product offering from being accessed by legitimate users.

We rely on encryption and authentication technology licensed from third parties in an effort to securely transmit confidential and sensitive information. Advances in computer capabilities, new technological discoveries or other developments may result in the whole or partial failure of this technology to protect transaction data or other confidential and sensitive information from being breached or compromised. In addition, websites are often attacked through compromised credentials, including those obtained through phishing and credential stuffing. Our security measures, and those of our third-party service providers, may not detect or prevent all attempts to breach our systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in or transmitted by our websites, networks and systems or that we or such third parties otherwise maintain, including payment card systems, which may subject us to fines or higher transaction fees or limit or terminate our access to certain payment methods. We and such third parties may not anticipate or prevent all types of attacks until after they have already been launched. Further, techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers.

In addition, security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by our employees or by third parties. These risks may increase over time as the complexity and number of technical systems and applications we use also increases. Breaches of our security measures or those of our third-party service providers or cybersecurity incidents could result in: unauthorized access to our sites, networks and systems; unauthorized access to and misappropriation of user information, including users’ personally identifiable information, or other confidential or proprietary information of ourselves or third parties; viruses, worms, spyware or other malware being served from our sites, networks or systems; deletion or modification of content or the display of unauthorized content on our sites; interruption, disruption or malfunction of operations; costs relating to breach remediation, deployment of additional personnel and protection technologies, response to governmental investigations and media inquiries and coverage; engagement of third-party experts and consultants; or litigation, regulatory action and other potential liabilities. In the past, the online gaming industry has experienced social engineering, phishing, malware and similar attacks and threats of denial-of-service attacks, none of which to date have been material to our business; however, such attacks could in the future have a material adverse effect on our operations. If any of these breaches of security should occur and be material, our reputation and brand could be damaged, our business may suffer, we could be required to expend significant capital and other resources to alleviate problems caused by such breaches, and we could be exposed to a risk of loss, litigation or regulatory action and possible liability. We cannot guarantee that recovery protocols and backup systems will be sufficient to prevent data loss. Actual or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants.

In addition, any party who is able illicitly to obtain a user’s password could access the user’s transaction data or personal information, resulting in the perception that our systems are insecure. Any compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data protection, data security, network and information systems security and other laws and cause significant legal and financial exposure, adverse publicity and a loss of confidence in our security measures, which could have a material adverse effect on our business, financial condition, results of operations and prospects. We continue to devote significant resources to protect against security breaches or we may need to in the future to address problems caused by breaches, including notifying affected users and responding to any resulting litigation, which in turn, diverts resources from the growth and expansion of our business.

Failure to protect or enforce our intellectual property rights, the confidentiality of our trade secrets and confidential information, or the costs involved in such enforcement could harm our business, financial condition, results of operations and prospects.

We rely on trademark, copyright, trade secret and domain-name-protection laws to protect our rights in intellectual property. However, third parties may knowingly or unknowingly infringe our rights in intellectual property, third parties may challenge intellectual property rights held by us, and pending and future trademark may not be approved. In any of these cases, we may be required to expend significant time and expense to prevent infringement of or to enforce our rights. Notwithstanding our intellectual property rights, there can be no assurance that others will not offer products or services that are substantially similar to ours and compete with our business.

Circumstances outside our control could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in the United States or other countries in which we operate or intend to operate our business. Also, the efforts we have taken to protect our intellectual property rights may not be sufficient or effective, and any significant impairment of our intellectual property rights could harm our business or our ability to compete. If we are unable to protect our proprietary offerings and features, competitors may reverse engineer and/or copy them. Additionally, protecting our intellectual property rights is costly and time-consuming. Any unauthorized use of our intellectual property or disclosure of our confidential information or trade secrets could make it more expensive to do business, thereby harming our operating results. Furthermore, if we are unable to protect our intellectual property rights or prevent unauthorized use or appropriation by third parties, the value of our brands and other intangible assets may be diminished, and competitors may be able to more effectively mimic our product offerings and services. Any of these events could seriously harm our business, financial condition, results of operations and prospects.

Our collection, storage and use, including sharing and international transfers, of personal data are subject to applicable data protection and privacy laws, and any actual or perceived failure to comply with such laws may harm our reputation and business or expose us to fines, civil claims (including class actions), and other enforcement action. The protection of personal information is becoming increasingly regulated and changes in applicable laws may require changes to our policies, practices, procedures and personnel which may require material expenditures and harm our financial condition and results of operations.

We are, and will increasingly become as we seek to expand our business, subject to numerous domestic and foreign laws, regulations, rules and standards, as well as associated industry standards, policies and contractual or other obligations, relating to the collection, use, storage, safeguarding, retention, security, destruction, disclosure, transfer, and/or other processing of personal data (collectively, “Processing”) in the jurisdictions in which we operate (collectively, “Data Protection Requirements”). These Data Protection Requirements often vary significantly by jurisdiction. While we have taken steps to comply with Data Protection Requirements, we cannot assure you that our efforts to achieve and remain in compliance have been and/or will continue to be, fully successful. If we fail, or are perceived to have failed, to address or comply with any such Data Protection Requirements, this could result in enforcement actions against us that could include investigations, fines, penalties, audits and inspections, additional reporting requirements and/or oversight, temporary or permanent bans on all or some Processing of personal data or orders to destroy or not use personal data. Further, individuals or other relevant stakeholders could bring a variety of claims against us for our actual or perceived failure to comply with the Data Protection Requirements. Any of these events could have a material adverse effect on our reputation, business, or financial condition, and could lead to a loss of actual or prospective customers, collaborators or partners; result in an inability to Process personal data or to operate in certain jurisdictions; limit our ability to develop or commercialize current or prospective offerings or services; or require us to revise or restructure our operations.

For example, the European Union’s General Data Protection Regulation (“GDPR”) applies to any Processing operations carried out in the context of the activities of an establishment in the EEA, as well as to any other Processing operations relating to the offering of goods or services to individuals in the EEA and/or the monitoring of individuals’ behavior in the EEA. Also, notwithstanding the United Kingdom’s withdrawal from the EU, by operation of the so called ‘UK GDPR’ (i.e., the GDPR as it continues to form part of the law of the United Kingdom by virtue of section 3 of the EU (Withdrawal) Act 2018 and as subsequently amended) (“UK GDPR”) the GDPR continues to apply in substantially equivalent form to Processing operations carried out in the context of the activities of an establishment in the United Kingdom and any other Processing relating to the offering of goods or services to individuals in the United Kingdom and/or monitoring of individuals’ behavior in the United Kingdom. Consequently, any reference we make to the GDPR also refers to the UK GDPR in the context of the United Kingdom, unless the context indicates otherwise.

The GDPR further provides that EEA Member States may introduce specific, supplementary requirements related to the Processing of “special categories of personal data”; as well as personal data related to criminal offences or convictions. In the United Kingdom, the UK Data Protection Act 2018 complements the UK GDPR in this regard. This fact may lead to greater divergence on the law that applies to the Processing of such personal data across the EEA and/or United Kingdom, which may increase our costs and overall compliance risk.

The GDPR and such supplementary requirements impose stringent data privacy and security requirements. In particular, the GDPR imposes several requirements relating to ensuring there is a lawful basis for Processing personal data, extends the rights of individuals to whom the personal data relates, materially expands the definition of what is expressly noted to constitute personal data, requires additional disclosures about how personal data is to be used, imposes limitations on retention of personal data, imposes strict rules on the transfer of personal data out of the EEA/UK to most third countries, creates mandatory data breach notification requirements in certain circumstances and establishes onerous new obligations on service providers, or processors, who Process personal data simply on behalf of others. It also significantly increased penalties for noncompliance.

Additionally, following the United Kingdom’s withdrawal from the European Union on January 31, 2020 and end of the post-Brexit transition period on December 31, 2020, as noted above, the United Kingdom has introduced the UK GDPR which currently makes the privacy regimes of the EEA and United Kingdom similar, though it is possible that either the European Union, and consequently those further states that make up the remainder of the EEA, or United Kingdom could elect to change their approach and create differences in legal requirements and regulation in this area. On June 28, 2021, the European Commission issued an adequacy decision under the GDPR which allows transfers (other than those carried out for the purposes of United Kingdom immigration control) of personal data from the EEA to the United Kingdom to continue without restriction for a period of four years ending June 27, 2025.

After that period, the adequacy decision may be renewed, however, only if the United Kingdom continues to ensure an adequate level of data protection. During these four years, the European Commission will continue to monitor the legal situation in the United Kingdom and could intervene at any point if the United Kingdom deviates from the level of data protection in place at the time of issuance of the adequacy decision. If the adequacy decision is withdrawn or not renewed, transfers of personal data from the EEA to the United Kingdom will require a valid ‘transfer mechanism’ and we may be required to implement new processes and put new agreements in place (such as the then-current form of the European Commission-issued Standard Contractual Clauses), to enable transfers of personal data from the EEA to the United Kingdom to continue.

We are also subject to the Data Protection (Bailiwick of Guernsey) Law, 2017 (as amended) (the “Guernsey DP Law”), which largely follows GDPR and requires us to control and process personal data only for proper purposes and in accordance with statutory data protection principles, and the Data Protection Law of Colombia, which requires the consent of the customer to their data being transmitted outside of Colombia.

Because our products and services rely on the movement of data across national boundaries, global privacy and data security concerns could result in additional costs and liabilities to us or inhibit sales of our products and/ or services globally. In particular, European data protection laws, such as the GDPR, generally prohibit the transfer of personal data from the EEA, United Kingdom and Switzerland to the United States, and most other countries, known as ‘third countries’, in respect of which the European Commission or other relevant regulatory body has not issued a so-called ‘adequacy decision’, unless the parties to the transfer have implemented specific safeguards to protect the transferred personal data.

One of the primary safeguards used for transfers of personal data to the United States was the E.U.-U.S. Privacy Shield framework administered by the U.S. Department of Commerce. On July 16, 2020, the Court of Justice of the European Union, or CJEU, in a decision known as ’Schrems II’, invalidated the EU-U.S. Privacy Shield, under which personal data could be transferred from the EEA and the United Kingdom to U.S. entities that had self-certified under the Privacy Shield. To align with the CJEU’s decision in respect of the E.U.-U.S. Privacy Shield, on September 8, 2020, the UK government similarly invalidated the use of the EU-U.S. Privacy Shield as a mechanism for lawful personal data transfers from the United Kingdom to the United States under the UK GDPR and the Swiss Federal Data Protection and Information Commissioner announced that the Swiss-U.S. Privacy Shield regime was also inadequate for the purposes of personal data transfers from Switzerland to the U.S. entities who had self-certified under the Swiss Privacy Shield. The CJEU Schrems II decision mentioned above also cast doubt on the ability to use one of the primary alternatives to the E.U.-U.S. Privacy Shield and Swiss-U.S. Privacy Shield, namely, the European Commission’s Standard Contractual Clauses, lawfully to transfer personal data to the United States and most other third countries.

On June 4, 2021, the European Commission published new versions of the Standard Contractual Clauses. These must be used for all new transfers of personal data from the EEA to third countries starting September 27, 2021, and all existing transfers of personal data from the EEA to third countries relying on the existing versions of the Standard Contractual Clauses must be replaced by December 27, 2022. A transition period set for the adoption of the updated standard clauses ended on December 27, 2022. The implementation of the new Standard Contractual Clauses will necessitate significant contractual overhaul of our data transfer arrangements with partners, sub-processors and vendors. Use of both the existing and the new Standard Contractual Clauses must, following the Schrems II decision, now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals, and additional supplementary technical, organizational and/or contractual measures and/or contractual provisions may need to be put in place; however, the nature of these additional measures is currently uncertain. At present, there are few if any viable alternatives to the Privacy Shield and the Standard Contractual Clauses and there remains some uncertainty with respect to the nature and efficacy of such supplementary measures in ensuring an adequate level of protection of personal data.

As such, our transfers of personal data to third countries may not comply with European data protection laws and may increase our exposure to the GDPR’s heightened sanctions for breaching of its cross-border data protection rule, including fines of up to 4% of annual global revenue or €20,000,000 ($21,188,000), or 4% of annual global revenue of the preceding year, whichever is higher, and injunctions against transfers. As supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the Standard Contractual Clauses can and cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate and/or engage providers and/or otherwise transfer personal data, it could affect the manner in which we receive and/or provide services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results and generally increase compliance risk. Additionally, other countries outside of Europe have enacted or are considering enacting similar cross-border data transfer restrictions and laws requiring local data residency, which could increase the cost and complexity of operating our business.

In recent years, U.S. and European lawmakers and regulators have expressed concern over electronic marketing and the use of third-party cookies, web beacons and similar technology for online behavioral advertising. On June 20, 2019, the U.K.’s Information Commissioner (the “ICO”) published a report setting out its views on advertising technology, specifically the use of personal data in “real time bidding”, and the key privacy compliance challenges arising from it. In its report, which is a status update rather than formal guidance, several key deficiencies were noted and marked for formal regulatory action. However, in May 2020, the ICO paused its investigation into real time bidding and the advertising technology industry, as it sought to prioritize activities responding to the COVID-19 pandemic. The ICO’s investigation resumed in January 2021. We are likely to be required to expend further capital and other resources to ensure compliance with the findings of the ICO’s report on advertising technology, and any relevant changing laws and regulations. While we have numerous mitigation controls in place, advertisements produced by us may be erroneously served on websites that are not suitable for the advertising content of a casino (e.g., websites predominantly aimed at children). There is also a risk that such advertisements are viewed by people who do not want to view them, or who have taken measures not to receive them (for example, individuals on “self-exclusion” lists). In each case this may have adverse legal and reputational effects on our business.

In the EU, rules relating to electronic direct marketing are currently set out in the ePrivacy Directive, which is likely to be replaced by a new ePrivacy Regulation. While no official time frame has been given for the ePrivacy Regulation, there will be a transition period after the ePrivacy Regulation is agreed for compliance. As of the date of this prospectus it is still undergoing legislative processes and has not been officially adopted by the EU. The ePrivacy Regulation will be directly implemented into the laws of each of the EU Member States, without the need for further enactment. When implemented, the ePrivacy Regulation is expected to alter rules on third-party cookies, web beacons and similar technology for online behavioral advertising and to impose stricter requirements on companies using these tools. Regulation of cookies and web beacons may lead to broader restrictions on our online activities, including efforts to understand followers’ Internet usage and promote ourselves to them. The current draft of the ePrivacy Regulation significantly increases fining powers to the same levels as the GDPR. Given the delay in finalizing the ePrivacy Regulation, certain regulators have issued guidance (including ICO and French data protection regulators) on the requirement to seek strict opt-in, unbundled consent to use all nonessential cookies and similar technologies and the requirement to increase the standard of transparency relating to use of cookies and similar technologies. Our cookie consent management functionality and cookies notices may not meet the standards outlined in such guidance.

In the United States, the federal government, including Congress, the Federal Trade Commission and the Department of Commerce, has announced that it is reviewing the need for greater regulation for the collection of information concerning consumer behavior on the internet, including regulation aimed at restricting certain targeted advertising practices. Furthermore, the Federal Trade Commission and many state attorneys general continue to enforce federal and state consumer protection laws against companies for online collection, use, dissemination, and security practices that appear to be unfair or deceptive. Numerous states have enacted or are in the process of enacting state level data privacy laws and regulations governing the collection, use, and processing of state residents’ personal data.

For example, the California Consumer Privacy Act (“CCPA”) took effect on January 1, 2020. The CCPA establishes a new privacy framework for covered businesses such as ours and may require us to modify our data processing practices and policies and incur compliance related costs and expenses. The CCPA provides new and enhanced data privacy rights to California residents, such as affording consumers the right to access and delete their information and to opt out of certain sharing and sales of personal information. The law also prohibits covered businesses from discriminating against consumers (for example, charging more for services) for exercising any of their CCPA rights. The CCPA imposes severe statutory penalties for certain violations of the law as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action is expected to increase the likelihood of, and risks associated with, data breach litigation. It remains unclear how various provisions of the CCPA will be interpreted and enforced.

In November 2020, California voters passed the California Privacy Rights and Enforcement Act of 2020 (“CPRA”). The CPRA further expands the CCPA with additional data privacy compliance requirements that may impact our business, and establishes a regulatory agency dedicated to enforcing those requirements. The Stop Hacks and Improve Electronic Data Security Act, otherwise known as the SHIELD Act, is a New York State bill, the data protection portions of which became effective on March 23, 2020. The SHIELD Act requires companies to adopt reasonable safeguards to protect the security, confidentiality, and integrity of private information. A company should implement a data security program containing specific measures, including risk assessments, employee training, vendor contracts, and timely data disposal. Laws like the SHIELD Act, the CPRA and the CCPA may lead other states to pass comparable legislation, with potentially greater penalties, and more rigorous compliance requirements relevant to our business. For example, Virginia has enacted the Consumer Data Protection Act and Colorado has enacted the Colorado Privacy Act, each of which may impose obligations similar to or more stringent than those we may face under other data protection laws. Compliance with any newly enacted privacy and data security laws or regulations may be challenging and cost and time-intensive, and we may be required to put in place additional mechanisms to comply with applicable legal requirements.

Although we have implemented certain policies and procedures, and continue to review and improve such policies and procedures, that are designed to ensure compliance with applicable laws, rules and regulations, if our privacy or data security measures fail, or are perceived to have failed, to comply with applicable current or future laws and regulations, we may be subject to fines, litigation, regulatory investigations and penalties (including potential suspension or loss of licensure), enforcement notices requiring us to change the way we use personal data or our marketing practices or other liabilities such as compensation claims by individuals affected by a personal data breach, as well as negative publicity and a potential loss of business. Fines are significant in some countries (e.g., the GDPR introduced fines of up to €20,000,000 or up to 4% of the total worldwide annual revenue of the preceding financial year, whichever is higher) as well as litigation, compensation claims by affected individuals (including class action type litigation where individuals suffer harm), regulatory investigations and enforcement notices that could require us to change the way we use personal data.

Our processing of cardholder data is subject, in addition to data protection and privacy laws, to strict industry standards and security procedures. Compliance with the requirements to process cardholder data can be onerous and may require the implementation of new procedures, policies and security measures or the amendment of existing ones which may require material expenditures and harm our financial condition and results of operations. Any actual or perceived failure to comply may result in the inability to process payments, monetary penalties and reputational damages which may require material expenditures and harm our financial condition and results of operations.

The Payment Card Industry Data Security Standard (“PCI DSS”) applies to the processing of cardholder data. PCI DSS consists of a set of policies and procedures intended to enhance the security of cardholder data during card transactions. PCI DSS was implemented by the five largest credit card brands—Visa, Mastercard, Discover, American Express, JCB. Compliance in this regard is important as we do process cardholder data. Where there is actual or perceived non-compliance with PCI DSS, this may result in our inability to process payments, monetary penalties and reputational damage. As part of PCI DSS compliance, we are required to undertake internal and external network vulnerability scans at least quarterly and after any significant change in the network and to carry out a formal risk assessment process at least annually and upon significant changes to the environment that identifies critical assets, threats, and vulnerabilities. Where such scans reveal any lack of compliance, the Company will take appropriate steps to ensure compliance in accordance with the relevant and applicable policies and procedures.

We will rely on licenses and service agreements to use the intellectual property rights of third parties which are incorporated into or used in our products and services. Failure to renew or expand existing licenses or service agreements may require us to modify, limit or discontinue certain product offerings, which could materially affect our business, financial condition, results of operations and prospects.

We rely on products, technologies and intellectual property that we license or that are made available to us through service agreements from third parties, for use in our B2B, B2B2C and B2C offerings. Substantially all of our product offerings and services use intellectual property licensed or made available to us through service agreements from third parties. The future success of our business may depend, in part, on our ability to obtain, retain and/or expand licenses or service agreements for certain technologies. We cannot assure that these third-party licenses and services agreements, or support for the technologies licensed or provided to us thereunder, will continue to be available to us on commercially reasonable terms, if at all. In the event that we cannot renew and/or expand existing licenses or services agreements, we may be required to discontinue or limit our use of the product offerings that include or incorporate the licensed or provided technology.

Some of our license agreements contain minimum guaranteed royalty payments to the third party. Individually and in the aggregate, these minimum guaranteed royalty payments are immaterial to our operations. Our license agreements generally allow for transferability in the event of a strategic transaction but contain some limited termination rights related to the transfer. Certain of our license agreements grant the licensor rights to audit our use of their intellectual property. Disputes with licensors over uses or terms could result in the payment of additional royalties or penalties by us, cancellation or non-renewal of the underlying license or litigation.

The regulatory review process and licensing requirements also may preclude us from using technologies owned or developed by third parties if those parties are unwilling to subject themselves to regulatory review or do not meet regulatory requirements. Some gaming authorities require gaming manufacturers to obtain approval before engaging in certain transactions, such as acquisitions, mergers, reorganizations, financings, stock offerings and share repurchases. Obtaining such approvals can be costly and time consuming, and we cannot assure that such approvals will be granted or that the approval process will not result in delays or disruptions to our strategic objectives.

Risks Related to our Third-Party Vendor Relationships

We rely on third-party providers to validate the identity and location of our users, and if such providers fail to perform adequately or provide accurate information or we do not maintain business relationships with them, our business, financial condition, results of operations and prospects could be adversely affected.

There is no guarantee that the third-party geolocation and identity verification systems that we rely on perform adequately or will be effective. We rely on our geolocation and identity verification systems to ensure we are in compliance with certain laws and regulations, and any service disruption to those systems would prohibit us from operating our Platform and would adversely affect our business. Additionally, incorrect or misleading geolocation and identity verification data with respect to current or potential users received from third-party service providers may result in us inadvertently allowing access to our product offerings to individuals who should not be permitted to access them, or otherwise inadvertently deny access to individuals who should be able to access our product offerings, in each case based on inaccurate identity or geographic location determination. Our third-party geolocation services provider relies on its ability to obtain information necessary to determine geolocation from mobile devices, operating systems and other sources. Changes, disruptions or temporary or permanent failure to access such sources by our third-party services providers may result in their inability to accurately determine the location of our users. Moreover, our inability to maintain our existing contracts with third-party services providers, or to replace them with equivalent third parties, may result in our inability to access geolocation and identity verification data necessary for our day-to-day operations. If any of these risks materializes, we may be subject to disciplinary action, fines, lawsuits, and our business, financial condition, results of operations and prospects could be adversely affected.

We rely on other third-party service and content providers (including online slot and other game providers) and if such third parties do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition, results of operations and prospects could be adversely affected.

Our success depends in part on our relationships with third-party service providers. We also rely on third parties for content delivery (such as online slots), load balancing and protection against distributed denial-of-service attacks. If those providers do not perform adequately, our users may experience issues or interruptions with their experiences, and we may be held responsible by gaming regulators for the errors of third-party content providers. Furthermore, if any of our third-party service or data providers terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate provider, and as consolidation in the industries in which we operate continues to occur, if any of our third-party service providers is acquired by a competitor, we may need to find an alternate provider, and in each case we may not be able to secure similar terms or replace such providers in an acceptable time frame. We also rely on other software and services supplied by third parties, such as communications and internal software, and our business may be adversely affected to the extent such software and services do not meet our expectations, contain errors or vulnerabilities, are compromised or experience outages. Any of these risks could increase our costs and adversely affect our business, financial condition, results of operations and prospects. Further, any negative publicity related to any of our third-party service providers, including any publicity related to regulatory concerns or allegations of bad or unethical actions undertaken by any of our third-party service providers, could adversely affect our reputation and brand, result in us severing our relationship with such third-party service provider and could potentially lead to increased regulatory or litigation exposure.

We incorporate technology from third-party vendors into our platform. We cannot be certain that these vendors are not infringing the intellectual property rights of others or that they have sufficient rights to such technology in all jurisdictions in which we may operate. Some of our material license and services agreements with third party vendors allow the vendor to terminate for convenience. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our vendors or against us, if our third party vendors terminate any license or services agreements, or if we are unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, our ability to develop our Platform or product offerings containing that technology could be severely limited and our business could be harmed. Additionally, if we are unable to obtain necessary technology from third parties, we may be forced to acquire or develop alternate technology, which may require significant time, effort and skillsets that we currently do not have, and may be of lower quality or performance standards. This would limit and delay our ability to provide new or competitive product offerings and increase our costs. If alternate technology cannot be obtained or developed, we may not be able to offer certain functionality as part of our product offerings, which could adversely affect our business, financial condition, results of operations and prospects.

If Internet and other technology-based service providers experience service interruptions, our ability to conduct our business may be impaired and our business, financial condition, results of operations and prospects could be adversely affected.

A substantial portion of our network infrastructure is provided by third parties, including Internet service providers and other technology-based service providers. We use technology-based service providers such as CloudFlare to mitigate any distributed denial-of-service attacks. However, if Internet service providers experience service interruptions, including because of cyber- attacks, or due to an event causing an unusually high volume of Internet use (such as a pandemic or public health emergency like COVID-19), communications over the Internet may be interrupted and impair our ability to conduct our business. Internet service providers and other technology-based service providers may in the future roll out upgraded or new mobile or other telecommunications services, such as 5G or 6G services, which may not be successful and thus may impact the ability of our users to access our Platform or product offerings in a timely fashion or at all. In addition, our ability to process e-commerce transactions depends on bank processing and credit card systems. To prepare for system problems, we continuously seek to strengthen and enhance our current facilities and the capabilities of our system infrastructure and support. Nevertheless, there can be no assurance that the Internet infrastructure or our own network systems will continue to be able to meet the demand placed on us by the continued growth of the Internet, the overall online gaming industry and our users. Any difficulties these providers face, including the potential of certain network traffic receiving priority over other traffic (i.e., lack of net neutrality), may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide. Any system failure as a result of reliance on third parties, such as network, software or hardware failure, including as a result of cyber-attacks, which causes a loss of our users’ property or personal information or a delay or interruption in our online services and products and e-commerce services, including our ability to handle existing or increased traffic, could result in a loss of anticipated revenue, interruptions to our Platform and product offerings, cause us to incur significant legal, remediation and notification costs, degrade the customer experience and cause users to lose confidence in our product offerings, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We have relied on the customer lead generation services provided to us by Spike Up Media, an affiliate. The loss of those services or changes in terms by which those services are provided to us could result in slower growth, reduced gross profit margins or operating losses any of which could have a material adverse effect on our operations.

Approximately 78% of our leads were generated by Spike Up Media during 2022. During 2023, approximately 29% of our leads were generated by Spike Up Media. We plan to continue mitigating this dependency through internal staffing and by working with other lead generators. Our initial payment arrangements with Spike Up Media for lead generation were at favorable rates to us resulting in more rapid payback of customer acquisition costs than we might otherwise expect from leads generated by other unaffiliated providers. Since March 2023, our arrangement for lead generation with Spike Up has changed to market rates which results in our having lower gross operating margins. Our current agreement with Spike Up Media allows for termination by either party at any time without penalty. If we were currently to lose the relationship with Spike Up our iCasino operations could suffer and we could experience a material negative impact on revenue and gross profit.

Our growth will depend, in part, on the success of our strategic relationships with third parties. Overreliance on certain third parties, or our inability to extend existing relationships or agree to new relationships may cause unanticipated costs for us and impact our financial performance in the future.

We rely, and we expect to continue to rely, on relationships with third parties in order to attract users to our platform which is common practice in our industry. These relationships along with providers of online services, search engines, social media, directories and other websites and ecommerce businesses direct consumers to our online platform. While we believe there are other third parties that could drive users to our platform, adding or transitioning to them may disrupt our business and increase our costs. In the event that any of our existing relationships or our future relationships fails to provide services to us in accordance with the terms of our arrangement, or at all, and we are not able to find suitable alternatives, this could impact our ability to attract consumers cost effectively and harm our business, financial condition, results of operations and prospects.

Risks Related to Our Affiliate Arrangements

We have arrangements with our affiliates that impact our operations.

We have engaged, and may in the future engage, in transactions with affiliates, such as Happy Hour, Spike Up Media, Ellmount Interactive and other related parties, to operate online gaming. While an effort has been made and will continue to be made to obtain services from affiliated persons and other related parties at rates and on terms that are at least as favorable as would be charged by others, if that were not to be achieved in the future that could have a negative impact on our operations. If we engage in related party transactions on unfavorable terms, our operating results will be negatively impacted.

Risks Related to our Liquidity and Capital Resources

We may require additional capital to support our growth plans, and that capital may not be available on terms acceptable to us, if at all. This could hamper our growth and adversely affect our business.

We intend to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new product offerings and features or enhance our existing platform, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. Our ability to obtain additional capital, if and when required, will depend on our business plans, investor demand, our operating performance, capital markets conditions and other factors. If we raise additional funds by issuing equity, equity-linked or debt securities, such as preferred stock as authorized by our Charter, those securities may have rights, preferences or privileges senior to the rights of our currently issued and outstanding equity or debt, and our existing stockholders may experience dilution. If we are unable to obtain additional capital when required, or on satisfactory terms, our ability to continue to support our business growth or to respond to business opportunities, challenges or unforeseen circumstances could be adversely affected, and our business, financial condition, results of operations and prospects may be harmed.

We may invest in or acquire other businesses, and our business may suffer if we are unable successfully to integrate acquired businesses into our company or otherwise manage the growth associated with multiple acquisitions.

As part of our business strategy, we may make acquisitions as opportunities arise to add new or complementary businesses, products, brands or technologies. In some cases, the costs of such acquisitions may be substantial, including as a result of professional fees and due diligence efforts. There is no assurance that the time and resources expended on pursuing a particular acquisition will result in a completed transaction, or that any completed transaction will ultimately be successful. In addition, we may be unable to identify suitable acquisition or strategic investment opportunities or may be unable to obtain any required financing or regulatory approvals, and therefore may be unable to complete such acquisitions or strategic investments on favorable terms, if at all. We may decide to pursue acquisitions with which our investors may not agree and we cannot assure investors that any acquisition or investment will be successful or otherwise provide a favorable return on investment. In addition, acquisitions and the integration thereof require significant time and resources and place significant demands on our management, as well as on our operational and financial infrastructure. In addition, if we fail to successfully close transactions or integrate new teams, or integrate the products and technologies associated with these acquisitions into our company, our business could be seriously harmed. Acquisitions may expose us to operational challenges and risks, including:

●	the ability to profitably manage acquired businesses or successfully integrate the acquired businesses’ operations, personnel, financial reporting, accounting and internal controls, technologies and products into our business;

●	increased indebtedness and the expense of integrating acquired businesses, including significant administrative, operational, economic, geographic or cultural challenges in managing and integrating the expanded or combined operations;

●	entry into jurisdictions or acquisition of products or technologies with which we have limited or no prior experience, and the potential of increased competition with new or existing competitors as a result of such acquisitions;

●	diversion of management’s attention and the over-extension of our operating infrastructure and our management systems, information technology systems, and internal controls and procedures, which may be inadequate to support growth;

●	the ability to fund our capital needs and any cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions, or unforeseen internal difficulties; and

●	the ability to retain or hire qualified personnel required for expanded operations.

Our acquisition strategy may not succeed if we are unable to remain attractive to target companies or expeditiously close transactions. Issuing shares of our stock to fund an acquisition would cause economic dilution to existing stockholders. If we develop a reputation for being a difficult acquirer or having an unfavorable work environment, or target companies view our shares of capital stock unfavorably, we may be unable to consummate key acquisition transactions essential to our corporate strategy and our business, financial condition, results of operations and prospects may be seriously harmed.

If we raise capital in the future by issuing shares of common or preferred stock or other equity or equity-linked securities, convertible debt or other hybrid equity securities, then-existing stockholders may experience dilution, such new securities may have rights senior to those of the Company’s common stock, and the market price of the Company’s common stock may be adversely affected.

If the Company raises capital in the future, then existing stockholders may experience dilution. Our Certificate of Incorporation provides that preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the shares of common stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. The issuance of any such securities may have the impact of adversely affecting the market price of the Company’s common stock.

High Roller Technologies, Inc. is a holding company that has no material assets other than the ownership of its operating subsidiaries. We depend on distributions from these subsidiaries. If these distributions are inadequate, we may be unable to pay our taxes and other expenses.

We are a holding company that has no material assets other than its ownership interests in Interstellar Entertainment, Lunar Ventures, and Ellmount Entertainment Ltd. The Company is not expected to have independent means of generating revenue or cash flow, and its ability to pay its taxes, operating expenses, and pay any dividends in the future, if any, will be dependent upon the financial results and cash flows of its High Roller, Fruta, Casino Room, and other domain operations. There can be no assurance that these operations will generate sufficient cash flow to distribute funds to the Company or that applicable state law and contractual restrictions, including negative covenants under debt instruments will permit such distributions. If these operations do not distribute sufficient funds to the Company to pay its taxes or other liabilities, the Company may default on contractual obligations or have to borrow funds. In the event that the Company is required to borrow funds, our liquidity may be adversely affected which could subject us to additional restrictions imposed by lenders.

Increases in the Company’s income tax rates, changes in income tax laws or disagreements with U.S. and foreign tax authorities can adversely affect the Company’s business, financial condition or results of operations.

Increases in the Company’s income tax rates or other changes in income tax laws in the United States or any particular jurisdiction in which the Company operates could reduce its after-tax income from such jurisdiction and adversely affect its business, financial condition or results of operations. Existing tax laws in the United States have been and could in the future be subject to significant change. For example, in December 2017, the TCJA was signed into law in the United States which provided for significant changes to then-existing tax laws and additional guidance issued by the IRS pursuant to the TCJA may continue to impact the Company in future periods. Additional changes in the United States tax regime, including changes in how existing tax laws are interpreted or enforced, can adversely affect the Company’s business, financial condition or results of operations.

The Company will also be subject to regular reviews, examinations and audits by the IRS and other taxing authorities with respect to income and non-income-based taxes. Economic and political pressures to increase tax revenues in jurisdictions in which the Company operates, or the adoption of new or reformed tax legislation or regulation, may make resolving tax disputes more difficult and the final resolution of tax audits and any related litigation can differ from the Company’s historical provisions and accruals, resulting in an adverse impact on the Company’s business, financial condition or results of operations.

If the revenue generated by our iCasino operations does not meet the expectations of investors or securities analysts, the market price of our securities may decline.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to this offering, there was no public market for the securities of High Roller. Accordingly, the valuation ascribed to the Company may not be indicative of the price that will ultimately prevail in the trading market and, even if an active market for the Company’s securities develops and continues, the trading price of its securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Company’s control. Any of the factors listed below could have a material adverse effect on your investment in the Company’s securities and the Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Company’s securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

●	actual or anticipated fluctuations in our quarterly financial results or quarterly financial results of companies perceived to be similar to us;

●	fluctuations and volatility in the currencies in which we conduct our operations as compared to the U.S. dollar, our reporting currency;

●	changes in the market’s expectations about our operating results;

●	success of competitors;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning the Company or the industries in which we operate in general;

●	operating and stock price performance of other companies that investors deem comparable to us;

●	our ability to market new and enhanced products on a timely basis;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving the Company;

●	changes in our capital structure, such as future issuances of securities or the incurrence of debt;

●	the volume of shares of our common stock available for public sale;

●	any major change in our Board or management;

●	sales of substantial amounts of our common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Company’s securities irrespective of our operating performance. The stock market in general, and NYSE American in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Company’s securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to the Company could depress the Company’s stock price regardless of its business, prospects, financial conditions, or results of operations. A decline in the market price of the Company’s securities also could adversely affect our ability to issue additional securities and its ability to obtain additional financing in the future.

A significant portion of our total outstanding securities are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of the common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the common stock. While members of our management and certain shareholders have agreed to be subject to certain restrictions regarding the transfer of the common stock, these shares may be sold after the expiration of the applicable lock-up restrictions. We may file one or more registration statements to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of the common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Provisions in our Restated Certificate of Incorporation, as amended, may inhibit a takeover of the Company, which could limit the price investors might be willing to pay in the future for our securities and could entrench management.

Our Restated Certificate of Incorporation, as amended, contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include the ability of the Board to designate the terms of, and issue new series of, preferred stock, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

General Risk Factors

Economic downturns and political and market conditions beyond our control, including a reduction in consumer discretionary spending, could adversely affect our business, financial condition, results of operations and prospects.

Our financial performance is subject to global and United States economic conditions and their impact on levels of spending by users. Economic recessions have had, and may continue to have, far reaching adverse consequences across many industries, including the global entertainment and gaming industries, which may adversely affect our business, financial condition, results of operations and prospects. We are currently experiencing cost of living increases, inflationary pressures and reduced economic growth in certain countries. If recovery is slow or stalls, or if we experience a further downturn as a result of market conditions, we may experience a material adverse effect on our business, financial condition, results of operations or prospects. We cannot predict future global economic developments and effect that they may have on our end markets and our operations; however, the effect on our business, financial condition, results of operations and prospects could be material and adverse.

Consumer discretionary spending or consumer preferences are driven by socioeconomic factors beyond our control, and our business is sensitive to reductions from time to time in discretionary consumer spending. Demand for entertainment and leisure activities, including gaming, can be affected by changes in the economy and consumer tastes, both of which are difficult to predict and beyond our control. Unfavorable changes in general economic conditions, including recessions, economic slowdowns, sustained high levels of unemployment, and rising prices or the perception by consumers of weak or weakening economic conditions, may reduce our users’ disposable income or result in fewer individuals engaging in entertainment and leisure activities, such as online casino wagering. As a result, we cannot ensure that demand for our offerings will remain constant. Adverse developments affecting economies throughout the world, including a general tightening of availability of credit, decreased liquidity in certain financial markets, increased interest rates, foreign exchange fluctuations, increased energy costs, acts of war or terrorism, transportation disruptions, natural disasters, declining consumer confidence, sustained high levels of unemployment or significant declines in stock markets, as well as concerns regarding pandemics, epidemics and the spread of contagious diseases such as COVID-19, could lead to a further reduction in discretionary spending on leisure activities, such as online casino wagering.

Continued inflation may harm our business and financial condition.

If our costs become subject to significant inflationary pressures, we may not be able to offset these higher costs through price increases or other pricing adjustments to our business operations. Our inability or failure to do so could harm our business, financial condition, and operating results.

We may be subject to litigation in the operation of our business. An adverse outcome in one or more proceedings could adversely affect our business.

As a growing company with expanding operations, we may in the future increasingly face the risk of claims, lawsuits and other proceedings involving competition and antitrust, intellectual property, privacy, consumer protection, accessibility claims, securities, tax, labor and employment, regulatory and compliance, commercial disputes, services and other matters. Litigation to defend us against claims by third parties, or to enforce any rights that we may have against third parties, may be necessary, which could result in substantial costs and diversion of our resources, causing a material adverse effect on our business, financial condition, results of operations and prospects.

Any litigation to which we are a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal, or in payments of substantial monetary damages or fines, the posting of bonds requiring significant collateral, letters of credit or similar instruments, or we may decide to settle lawsuits on similarly unfavorable terms. These proceedings could also result in reputational harm, criminal sanctions, consent decrees or orders preventing us from offering certain products or requiring a change in its business practices in costly ways or requiring development of non-infringing or otherwise altered products or technologies. Litigation and other claims and regulatory proceedings against us could result in unexpected disciplinary actions, expenses and liabilities, which could have a material adverse effect on its business, financial condition, results of operations and prospects.

Our Restated Certificate of Incorporation, as amended, provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders and federal district courts will be the sole and exclusive forum for Securities Act claims, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our Restated Certificate of Incorporation, as amended, provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty owed by any of our current or former directors, officers, or other employees to us or to our stockholders; (iii) any action asserting a claim arising pursuant to the Delaware General Corporation Law (the “DGCL”), the Certificate of Incorporation or our Bylaws or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation; or (v) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware, provided that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our Restated Certificate of Incorporation, as amended, further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts are the sole and exclusive forum for the resolution of any complaint asserting a right under the Securities Act. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Further, the choice of forum provisions may result in increased costs for a stockholder to bring a claim. Alternatively, if a court were to find the choice of forum provisions contained in our Restated Certificate of Incorporation, as amended, to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition. Any person purchasing or otherwise acquiring any interest in any shares of our common stock shall be deemed to have notice of and to have consented to these provisions of our amended and restated certificate of incorporation, as amended.

We could be subject to future governmental investigations and inquiries, legal proceedings and enforcement actions. Any such investigation, inquiry, proceeding or action, could adversely affect our business.

We have received formal and informal inquiries from time to time, from government authorities and regulators, and gaming regulators, regarding compliance with laws and other matters, and we may receive such inquiries in the future, particularly as we grow and expand our operations. Violation of existing or future regulations, regulatory orders or consent decrees could subject us to substantial monetary fines and other penalties that could adversely affect our business, financial condition, results of operations and prospects. In addition, it is possible that future orders issued by, or inquiries or enforcement actions initiated by, government or regulatory authorities could cause us to incur substantial costs, expose us to unanticipated liability or penalties, or require us to change our business practices in a manner materially adverse to our business, financial condition, results of operations and prospects.

Our insurance may not provide adequate levels of coverage against claims.

We intend to maintain insurance that we believe is customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Moreover, any loss incurred could exceed policy limits or not exceed our applicable deductible, and policy payments made to us may not be made on a timely basis. Such losses could adversely affect our business, financial condition, results of operations and prospects.

Our growth prospects and market potential will depend on our ability to obtain licenses to operate in a number of jurisdictions and if we fail to obtain such licenses our business, financial condition, results of operations and prospects could be impaired.

Our ability to grow our business will depend on our ability to obtain and maintain licenses to offer our product offerings in a large number of jurisdictions or in heavily populated jurisdictions. If we fail to obtain and maintain licenses in large jurisdictions or in a greater number of mid-market jurisdictions, this may prevent us from expanding the footprint of our product offerings, increasing our user base and/or generating revenues. We cannot be certain that we will be able to obtain and maintain licenses and related approvals necessary to conduct our online casino wagering operations. Any failure to obtain and maintain licenses, registrations, permits or approvals could have a material adverse effect on our business, financial condition, results of operations and prospects.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” “could,” “will,” “would,” “ongoing,” “future” or the negative of these terms or other similar expressions. Forward-looking statements include, but are not limited to, such matters as:

●	our ability to manage expansion into the U.S. markets and other markets;

●	our ability to compete in our industry;

●	our expectations regarding our financial performance, including our revenues, costs, and other reporting metrics;

●	the sufficiency of our cash, cash equivalents, and investments to meet our liquidity needs;

●	our ability to mitigate and address unanticipated performance problems on our websites, or platforms;

●	our ability to attract, retain, and maintain good relations with our customers;

●	our ability to anticipate market needs or develop new or enhanced offerings and services to meet those needs as well as our expectations about how market trends will affect our business,

●	our ability to stay in compliance with laws and regulations, including tax laws, that currently apply or may become applicable to our business both in the U.S. and internationally and our expectations regarding various laws and restrictions that relate to our business;

●	our ability to anticipate the effects of existing and developing laws and regulations, including with respect to taxation, and privacy and data protection that relate to our business;

●	our ability to obtain and maintain licenses or approvals with gaming authorities;

●	our ability to effectively manage our growth and maintain our corporate culture;

●	our ability to identify, recruit, and retain skilled personnel, including key members of senior management;

●	our ability to successfully identify, manage, consummate and integrate any existing and potential acquisitions;

●	our ability to maintain, protect, and enhance our intellectual property;

●	our expectations regarding use of proceeds from this offering;

●	the volatility of the trading price of our common stock;

●	the volatility of the U.S. dollar as compared to the euro and possibly other currencies;

●	our ability to manage the increased expenses associated and compliance demands with being a public company; and

●	other factors detailed herein under “Risk Factors.”

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and forecasts about future events and trends that we believe may affect our business, financial condition, results of operations, prospects, business strategy and financial needs. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the risks provided under “Risk Factors” in this prospectus. These risks are not exhaustive. Other sections of this prospectus include additional factors that could adversely impact our business and financial performance. Furthermore, new risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Each forward-looking statement speaks only as of the date of the particular statement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus, to conform these statements to actual results or to changes in our expectations.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be $8,120,000 (or $9,500,000 if the underwriters exercise their option in full to purchase additional shares), based on the public offering price of $8.00 per share each after deducting the underwriting discounts and commissions, $700,000 ($805,000 if the underwriters exercise their overallotment in full), the underwriters’ non-accountable expense allowance, $100,000 ($115,000 if the underwriters exercise their overallotment in full), and estimated offering expenses payable by us, approximately $1,080,000.

We currently intend to use net proceeds from this offering approximately as follows:

●	$3.0 million for marketing, promotion and advertising focused on new user acquisition;
●	$3.5 million to finance expansion to one or more regulated markets;
●	$1.0 million to launch one or more new brands or verticals; and
●	the balance of proceeds for general working capital.

Regulated market entry costs can consist of, but may not be limited to market access fees, additional personnel recruitment, office lease, legal and guaranteed minimum annual fees for each license.

Marketing and advertising costs will be extended across all markets in which High Roller operates over the next 12 to 18 months. We are implementing a multi-brand strategy that allows us to scale our business by duplicating our Platform strengths across multiple domains with individualized branding and different target markets. We believe that this multi-brand strategy allows us to compete for increased market share in an industry where fresh and compelling branding often attracts additional players. We soft launched our second brand, Fruta.com, in December 2023 for live acceptance testing and fully launched Fruta.com in February 2024 alongside our planned marketing strategy to directly acquire new players to Fruta.com. We are exploring opportunities for future brand launches to align with our multi brand strategy. We expect to launch at least one new iCasino brand over approximately the next twelve months to expand market share in existing markets and reduce customer acquisition cost and attrition rates. See “Business – Strength of HighRoller.com and Our Multi-Brand Strategy”.

Based on our current plans, we believe our existing cash, revenue together with the net proceeds from this offering, will be sufficient to fund our operations and capital expenditure requirements for the next 18-24 months. This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development, our entry into U.S. and other geographical markets, as well as any collaborations that we may enter into with third parties for our current or future product candidates or strategic opportunities that become available to us, and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

Pending our use of proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation instruments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain earnings, if any, to finance the growth and development of our business. We do not expect to pay any cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, provisions of applicable law and other factors the board deems relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, and restricted cash, and total capitalization as of June 30, 2024:

●	on an actual basis;

●	on a pro forma basis to give effect, in addition, to the issuance and sale by us of 1,250,000 shares of our common stock in this offering at the public offering price of $8.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this capitalization table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	Actual	Pro Forma
	(unaudited)	(unaudited)
Cash and cash equivalents, and restricted cash	$3,221,520	$12,069,591

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 authorized, 0 shares issued and outstanding	—	—
Common stock, $0.001 par value; 60,000,000 shares authorized, 7,012,808 shares issued and outstanding, actual; 8,262,808 shares issued and outstanding, pro forma	7,013	8,263
Additional paid-in capital	22,724,858	30,843,608
Accumulated deficit	(24,572,792)	(24,572,792)
Accumulated other comprehensive income	1,337,831	1,337,831
Total stockholders’ equity (deficit)	(503,090)	7,616,910

Total capitalization	$(503,090)	$7,616,910

The number of shares of common stock to be outstanding after this offering is based on 7,012,808 shares outstanding as of June 30, 2024, and does not give effect to:

●	39,172 shares issuable upon exercise of outstanding warrants at an exercise price of $2.37 per share;

●	258,454 shares of common stock underlying outstanding options with a weighted average exercise price of $4.95 per share;

●	48,071 time-based restricted stock units issued to employees subject to various vesting schedules;

●	97,878 performance-based restricted stock units issued to employees subject to the completion of various performance milestones;

●	1,700,000 shares available for future issuance under the 2024 High Roller Technologies, Inc. Equity Incentive Plan; and

●	62,500 shares of common stock issuable upon exercise of warrants to be issued to the underwriters in connection with this offering.

Pro forma cash and cash-equivalents, and restricted cash reflects total proceeds after deducting underwriting discounts and commissions and estimated offering expenses payable by us which is adjusted by $728,071 which has been paid as of June 30, 2024.

DILUTION

Purchasers of our common stock in this offering will experience an immediate dilution of net tangible book value per share from the initial public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock and the net tangible book value per share immediately after this offering.

As of June 30, 2024, our deficit in net tangible book value was $(6,248,856), or $(0.89) per share of common stock. Net tangible book value per share represents our total tangible assets, less our total liabilities, divided by the number of outstanding shares of our common stock.

Dilution represents the difference between the amount per share paid by purchasers in this offering and the pro forma net tangible book value per share of common stock after the offering. After giving effect to the sale of shares of common stock in this offering at the public offering price of $8.00 per share and after deducting underwriting commissions and estimated offering expenses payable by us, but without adjusting for any other change in our net tangible book value subsequent to June 30, 2024, our pro forma net tangible book value would have been $0.23 per share. This represents an immediate increase in pro forma net tangible book value of $1.12 per share to our existing stockholders and immediate dilution of $7.77 per share to new investors purchasing shares at the public offering price.

The following table illustrates the dilution in pro forma net tangible book value per share to new investors as of June 30, 2024:

Initial public offering price per share		$8.00
Deficit in net tangible book value per share at June 30, 2024	$(0.89)
Increase in net tangible book value per share to the existing stockholders attributable to this offering	$1.12
Adjusted net tangible book value per share after this offering		$0.23

Dilution in net tangible book value per share to new investors		$7.77

The following table sets forth, as of June 30, 2024, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing holders of our common stock (giving retrospective effect to the Reverse Split) and the price to be paid by new investors at the public offering price.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders	7,012,808	84.87%	$22,731,871	69.45%	$3.24
Investors purchasing shares in this offering	1,250,000	15.13%	10,000,000	30.55%	$8.00
Total	8,262,808	100.00%	$32,731,871	100.00%

The number of shares of common stock to be outstanding after this offering is based on 7,012,808 shares outstanding as of June 30, 2024, and does not give effect to:

●	39,172 shares issuable upon exercise of outstanding warrants at an exercise price of $2.37 per share;

●	258,454 shares of common stock underlying outstanding options with a weighted average exercise price of $4.95 per share;

●	48,071 time-based restricted stock units issued to employees subject to various vesting schedules;

●	97,878 performance-based restricted stock units issued to employees subject to the completion of various performance milestones;

●	1,700,000 shares available for future issuance under the 2024 High Roller Technologies, Inc. Equity Incentive Plan; and

●	62,500 shares of common stock issuable upon exercise of warrants to be issued to the underwriters in connection with this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes thereto and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Special Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Unless the context requires otherwise, all references in this MD&A to the “Company,” “we,” “us,” or “our” refer to the company, High Roller Technologies, Inc. and its subsidiaries.

Our Business

We are an evolving and growth-oriented iCasino and entertainment company that focuses primarily on online casino betting in Europe and other markets. Our mission is to offer consistently superior customer experience by (i) providing fast onboarding, easy log-in and re-log-in, (ii) assuring efficient and secure payment processing, (iii) providing prompt payouts on player winnings, (iv) offering generous bonuses, bonus play and free spins on popular games, (v) utilizing an interactive environment for player engagement leading to longer stays online and more play, (vi) maintaining 24/7/365 customer service to assure customer satisfaction and (vii) providing an array of responsible gaming tools and AI models to ensure a safe gaming experience.

High Roller Technologies, Inc. was incorporated in Delaware in 2021 as a holding company, with the intent to seek an initial public offering on a United States securities exchange. In January 2022 we launched HighRoller.com to deliver more immersive real money gaming experiences for the iCasino market. Prior to our transition to the HighRoller.com Platform we operated our online iCasino activities under the casinoroom.com domain name. We operate an online gaming business offering casino games to customers in various jurisdictions worldwide under the HighRoller.com and fruta.com domain names principally utilizing our Curacao license, and under our Happy Hour Solutions Agreements accessing revenue generated under the Estonian license. Unless further extended, the Happy Hour Solutions Agreements terminate on the earlier of our receipt of an Estonian license or December 31, 2025.

Through our Platform we provide iCasino, or online casino, consisting of the full suite of games available in land-based casinos, such as blackjack, roulette, baccarat, poker, and slot machines. We generate revenue through hold, or gross winnings, as users play against the house. We believe iCasino provides lower volatility versus land-based casinos due to easier advance-based predictions on gaming rules and statistics.

We currently are present and active in several markets around the world. Our focus will primarily be to enter regulated markets in Europe, North and South America. We intend to seek entry into one or more regulated North American markets utilizing proceeds from this offering but have not identified any target or budgeted any amount for such entries. We currently expect that initial entry into any of these regulated North American markets to occur in approximately twelve months from the receipt of proceeds from this initial public offering. No assurance can be given that these efforts will prove successful. Our business may suffer if we are unable to open new geographical markets or if we are unable to continue expanding within existing markets.

We are implementing a multi-brand strategy to launch new brands utilizing our current licenses and using our existing resources. The scalability of our Platform allows the Company to use existing resources to launch new brands that provide access to new target demographics and generate new revenues through existing player acquisition channels while maintaining the current cost structure with nominal incremental costs. The conversion of marketing spend into new player acquisition or existing player reactivation on our current and future portfolio of brands will ultimately determine where player acquisition funds are spent on a market-to-market basis. While no assurances can be given that these efforts will be successful, and management’s time as well as nominal incremental costs may be spent with limited financial results, management believes that this strategy mitigates any material negative impact on operations or financial position by leveraging scalable processes and technologies within our Platform. If market reception is successful, a new brand may generate material revenue. We soft launched our second active brand, Fruta.com, in December 2023, allowing select players to test the website prior to going live in February 2024. We are currently exploring opportunities for other future brand launches. We expect to launch at least one new brand over the next twelve months to expand our market share in existing markets and reduce customer acquisition costs and attrition rates through cross-selling and brand diversification. See “Business -Strength of HighRoller.com and Our Multi Brand Strategy.”

We obtain our iCasino game offerings from over 70 suppliers such as Pragmatic Play, Push Gaming, Evolution Gaming for Live Dealer Services, Big Time Gaming, Red Tiger Gaming, Play’n Go, Netent, Quickspin and others. These content and gaming licenses are subject to standard revenue-share agreements, whereby suppliers receive a percentage of the net gaming revenue generated from their respective casino games and payment combinations, including agreed upon fixed costs.

Our plan is to excite the iCasino industry by focusing on streaming and social experiences based on real money gaming experiences for the customer.

Our Business Model

During the first half of 2022, we rebranded our iCasino operations from CasinoRoom.com to HighRoller.com and concurrently commenced to reposition our legacy gaming operator “CasinoRoom.com” into an online casino ratings and reviews portal that would generate high-value leads and targeted search engine traffic (SEO) for HighRoller.com and customer leads for other casinos particularly in markets that we do not serve. We believe that our new CasinoRoom.com affiliate model site may further enable us to support future brands which we may launch or acquire with targeted traffic.

Spike Up Media, an affiliate of our founders, is one of a handful of globally foremost providers of lead generation and we believe that our association with Spike Up Media provides high-quality, cost-effective lead generation converting into active customers which together with our favorable customer acquisition costs and customer retention will result in favorable gross operating margins.

The Restructuring

Prior to the Restructuring (as defined below), Interactive owned 100% of Entertainment and 100% of Spike Up. As part of a two-step transaction completed on December 30, 2021, High Roller was formed and became the direct parent of Entertainment. The first step of the Restructuring formed High Roller as a direct subsidiary of Interactive, with Interactive selling its interests in Entertainment to High Roller for nominal consideration of €1.00. The second step of the Restructuring resulted in Interactive executing a spin-off of High Roller by transferring all of its interest in High Roller to the Holding Entities on a pro rata basis in accordance with their respective ownership interests in Interactive by way of an equity distribution. After this two-step transaction, Interactive was no longer the parent company of Entertainment (the two-step transaction described herein being referred to as the “Restructuring”).

On December 31, 2021, HR Entertainment purchased the HighRoller.com domain name from Spike Up for €3,000,000 ($3,178,200) which the company pays in arrears each quarter in an amount representing 2% of the net revenue of HR Entertainment. There is no prepayment penalty if the balance due is prepaid. The quarterly payments commenced April 1, 2022.

Pursuant to a Securities Acquisition Agreement (the “Acquisition Agreement”) dated February 25, 2022 (the “Closing Date”), the Company acquired 3,500 shares of capital stock, constituting 35% of the outstanding shares, of HR Entertainment from Happy Hour in exchange for (i) 505,447 shares of common stock and (ii) a further earn-out consideration of 505,447 shares of common stock, provided that and subject to the Company’s online gaming brands and casino operations achieving the equivalent of $1,530,000 of net gaming revenue with operating profitability for at least three consecutive months prior to the one-year anniversary of the Closing Date.

On March 3, 2022, Interactive transferred its 65% ownership interest in HR Entertainment, consisting of 6,500 ordinary shares, to the Company for $6,500. Accordingly, effective on that date the Company owned 100% of HR Entertainment.

Subsidiaries of Entertainment

Entertainment had two wholly-owned subsidiaries both before and after the Restructuring, Wowly NV (“Wowly”, formerly known as “Ellmount NV”) and Ellmount Support SA (“Support”).

Wowly, which is organized in Curacao, manages certain internet related advertising services on behalf of Entertainment.

Support, which was based in Costa Rica, and Entertainment are parties to a certain Customer Support Services agreement effective January 1, 2019, pursuant to which Support provided customer support services to Entertainment. The services provided by Support included, but were not limited to, customer support, activation and retention, risk management, payments, and fraud management, Facebook maintenance and telemarketing, and monthly reporting on support transactions. In November 2023, the Company elected to wind down Support, and to provide all services that were previously provided as a subsidiary of Entertainment, through a newly formed subsidiary, Lunar Ventures Limited, .

Subsidiaries of High Roller

As described above, on February 25, 2022 we entered into an Acquisition Agreement with Happy Hour, in which Happy Hour agreed to transfer 3,500 shares of capital stock of HR Entertainment to us. The 3,500 shares represented 35% of outstanding shares of HR Entertainment, which holds a worldwide license to operate the HighRoller.com domain. In exchange for the transfer of shares, we delivered 505,447 shares of common stock to Happy Hour. Further consideration, in the form of an earn-out for an additional 505,447 shares of common stock, were issuable to Happy Hour if our online gaming brands and casino operations achieved the equivalent of approximately $1,600,000 (€1,500,000 translated as of December 31, 2022) of net gaming revenue, with operating profitability for at least three consecutive months prior to the one-year anniversary of the Closing Date. As a result of this transaction, HR Entertainment became a wholly-owned subsidiary of ours.

The Acquisition Agreement was subsequently amended to increase the number of shares of common stock issued related to the earn-out by an additional 252,725 shares of common stock.

As of December 31, 2022, our online gaming brands and operations had achieved the equivalent of approximately $1,600,000 (€1,500,000 translated as of December 31, 2022) net gaming revenue, translated as of that date, with operating profitability for three months. Accordingly, we issued 758,172 additional shares of common stock to Happy Hour in satisfaction of the earn-out.

On May 30, 2023, Lunar Ventures Limited was incorporated in Malta. In November 2023, we elected to wind down Support, and to provide all services that were previously provided by Support through Lunar Ventures. The services provided by Lunar Ventures principally include customer support, activation, and retention, risk management, payments, and fraud management, Facebook maintenance and telemarketing, and monthly reporting on support transactions.

On February 15, 2024, Interstellar Entertainment NV was incorporated in Curacao for the primary purpose of extending our current Curacao sublicense previously held by our wholly owned subsidiary HR Entertainment, and to apply for a gaming license directly with the government of Curacao. The Curacao Gaming Control Board has mandated that in order to receive a license the applying entity must be domiciled in Curacao. In March 2024 the Company applied, through its Interstellar Entertainment NV subsidiary, an entity incorporated in Curacao, to obtain a license directly from the government of Curacao. The Curacao Gaming Control Board issued that license to Interstellar in July 2024.

Reverse Stock Split

On January 16, 2024, our Board of Directors approved and our shareholders ratified a 1-for-3.95689 reverse stock split of our outstanding shares of common stock, which became effective on that date. All share and per share amounts have been retroactively restated.

Going Concern

We had a net working capital deficiency of $7,386,676, an accumulated deficit of $24,572,792, and unrestricted cash resources of $1,361,422 at June 30, 2024. During the years ended December 31, 2023, and 2022, the Company incurred a net loss of $2,817,851 and $3,058,327, respectively, and during the six months ended June 30, 2024 and 2023, the Company incurred a net loss of $3,352,833 and $887,982, respectively.

Our unaudited condensed consolidated financial statements have been presented on the basis that we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We have financed our working capital requirements historically through the continuing financial support of affiliates and related parties. Our ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to meet its continuing obligations and repay its liabilities arising from normal business operations when they come due, to fund the development and expansion of its business activities, and to generate sustainable profitable operations and cash flows in the future. Management’s plan is to provide for our capital requirements by raising equity capital in the United States capital market. No assurances can be given that we will be able to secure sufficient additional financing as and when necessary, on acceptable terms, or at all, to sustain and improve operating results and cash flows under the business model resulting from the Restructuring.

As a result of these factors, management has concluded that there is substantial doubt about our ability to continue as a going concern one year from the date of this filing. Our unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Quantitative and Qualitative Disclosures About Market Risks

We operate primarily in Europe and other countries outside the United States. As such, we have been exposed in the past and may in the future be exposed to certain market risks, including interest rate, foreign currency exchange and financial instrument risks, in the ordinary course of our business.

Interest Rate Risk

As of June 30, 2024, we had cash, cash equivalents and restricted cash of $3,221,520, which consisted primarily of bank deposits and money market funds. Such interest-earning instruments carry a degree of interest rate risk; however, historical fluctuations of interest income have not been significant. The primary objectives of our investment activities are to preserve principal and provide liquidity without significantly increasing risk. A 10% increase or decrease in the interest rates of these interest-earning instruments would not have a material effect on our unaudited condensed consolidated financial statements for the period ended June 30, 2024.

Foreign Currency and Foreign Exchange Risk

The unaudited condensed consolidated financial statements are presented in United States Dollars ($), which is the Company’s reporting currency.

Foreign currency exchange risk is the risk that our results of operations and/or financial condition could be impacted by unfavorable changes in exchange rates. We have transactions denominated in currencies other than the U.S. Dollar, principally the Euro but also other foreign currencies, that expose the Company’s operations to risk from the effects of exchange rate movements. Such movements may impact future revenues, expenses, and cash flows. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining other comprehensive income. Changes in the value of our cash balance due to fluctuations in foreign exchange rate are presented on the unaudited condensed consolidated statements of cash flows as effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash. As of June 30, 2024 and December 31, 2023, 95% and 97%, respectively, of our cash, cash equivalents and restricted cash reside in bank accounts located outside of the United States. Our primary foreign currency exchange risk occurs between the time when other foreign currencies are exchanged for wagering on our Platform, and when those funds are settled to us in the Euro.  In addition, gains (losses) related to translating certain cash balances from the Euro to the U.S. Dollar, as well as payable balances also impact net income. As our foreign operations expand, results may be impacted further by fluctuations in the exchange rates of the currencies in which the Company does business. The Company has not used any derivative financial instruments to manage its foreign currency exchange risk exposure.

In most of our operations, we transact primarily in the Euro, including wagered amounts, net revenue, revenue share, and employee-related compensation costs. Operating arrangements with payment service providers who convert player funds to the Euro from other currencies, for example the Canadian Dollar, could further negatively impact foreign currency exchange risk if the exchange spot rates used are unfavorable as compared to European Central Bank exchange rates. Foreign currency (gains) and losses arising from transactions denominated in currencies other than the functional currency are included in net (loss) income and are included within general and administrative expenses. For the six months ended June 30, 2024 and 2023, we incurred foreign currency transaction losses of $714,634 and $1,188,839, respectively. For the years ended December 31, 2023 and 2022, we incurred foreign currency transaction losses of $2,030,248 and $552,278, respectively. While we expect these transaction losses to persist into 2024, we continue to manage and negotiate contracts with payment providers. We expect that these losses, as a percentage of revenue, should begin to decline during the second half of 2024.

The effects of foreign currency translation adjustments are included in stockholders’ equity (deficit) as a component of accumulated other comprehensive income in the accompanying consolidated balance sheets. Foreign currency fluctuations between the functional and reporting currency can significantly impact the currency translation adjustment component of accumulated other comprehensive income.

Credit Risk

Our credit risk arises from cash and cash equivalents and restricted cash and deposits with banks and other financial institutions. We maintain balances in banks in the United States and outside of the United States, primarily within the European Union. For funds held within the United States, the Federal Deposit Insurance Corporation insures $250,000 per depositor, per FDIC-insured bank. For funds held within the European Union, the European Deposit Insurance Scheme insures €100,000 per depositor per bank. We have funds in Finland, Cyprus, Lithuania, and Malta that are protected under this scheme. We mitigate potential cash risk by diversifying our bank accounts with insured banking institutions within the United States and European Union. Furthermore, we maintain cash in payment service provider accounts and other such financial institutions that may or may not be protected under the previously mentioned insurance schemes. We mitigate this potential risk by drawing down funds to our insured bank accounts on a regular basis.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods indicated. We have derived this data from our consolidated financial statements included elsewhere in this prospectus. This information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period.

	Six Months Ended June 30,		Years Ended December 31,
	2024	2023	2023	2022
	(unaudited)
Revenue	$12,309,895	$14,914,559	$29,674,690	$18,491,548
Operating expenses
Direct operating costs:
Related party	1,422,444	1,249,957	4,289,120	2,741,903
Other	5,068,931	5,645,413	9,358,991	4,800,895
General and administrative:
Related party	24,759	250,287	492,591	2,055,342
Other	4,606,983	4,775,716	10,036,542	5,176,914
Advertising and promotions:
Related party	354,549	347,810	1,648,866	2,265,248
Other	3,522,773	3,156,725	5,954,843	2,385,579
Product and software development:
Related party	146,660	99,197	242,342	91,513
Other	466,974	161,563	342,105	997,977
Loss on impairment of intangible assets	—	—	—	935,263
Total operating expenses	15,614,073	15,686,668	32,365,400	21,450,634
Loss from operations	(3,304,178)	(772,109)	(2,690,710)	(2,959,086)
Interest expense, net	(50,215)	(61,581)	(114,208)	(106,552)
Other income (expense)	1,560	(54,292)	—	—
Loss before income taxes	(3,352,833)	(887,982)	(2,804,918)	(3,065,638)
Income tax expense (benefit)	—	—	12,933	(7,311)
Net loss	$(3,352,833)	$(887,982)	(2,817,851)	$(3,058,327)

Other comprehensive loss
Foreign currency translation adjustments	(127,847)	1,850	54,413	(9,430)
Comprehensive loss	$(3,480,680)	$(886,132)	$(2,763,438)	$(3,067,757)

Net loss per common share
Net loss per common share – basic and diluted	$(0.48)	$(0.14)	$(0.42)	$(0.55)
Weighted average common shares outstanding – basic and diluted	7,001,102	6,318,094	6,641,774	5,591,007

Revenue

Revenue decreased by $2,604,664 or 17%, to $12,309,895 for the six months ended June 30, 2024, as compared to $14,914,559 for the six months ended June 30, 2023. The decrease in revenue was primarily due to our exit during the second half of 2023 from the iCasino market in Hungary in response to a change in that country’s regulatory environment, and was further impacted by decreases in revenue from the Canada, Norway and New Zealand markets. These decreases in revenue were partially offset by an increase in revenue from Finland, which was due to our reallocating available marketing resources to increase spend in what has been one of our best performing markets. Subject to receipt of the proceeds from this offering and their allocation as described elsewhere in this prospectus, we believe that we will be able to increase revenue beginning in the fourth quarter of 2024 in Canada, Norway and New Zealand to increase marketing efforts in these jurisdictions. The amount of real money bets during the six months ended June 30, 2024 and 2023 was approximately $347 million and $363 million, respectively. Although total real money bets decreased by approximately 4% during the six months ended June 30, 2024, as compared to the six months ended June 30, 2023, the decrease in revenue of approximately 17% during the same periods was the result of a higher return to players.  Subject to the receipt of the proceeds from this offering and their allocation as described elsewhere in this prospectus, we expect to see further increases in revenue from Finland beginning in the second half of 2024, offsetting, at least in part, the decrease in revenue resulting from our exit from Hungary.

Revenue increased by $11,183,142, or 60%, to $29,674,690 during the year ended December 31, 2023, as compared to $18,491,548 during the year ended December 31, 2022. The increase was primarily due to increased marketing efforts driving revenue in our top existing markets, as shown in the table below, and a full year of contribution from HighRoller.com, which was acquired in February 2022 and was ramped up in the second half of 2022.

Revenues were relatively stable on a quarter-by-quarter basis during the year ended December 31, 2023. In 2024, subject to completion of and receipt of the proceeds from this offering, the Company anticipates implementing its business plan to increase revenues and expand operations in new and existing markets.

The Company’s revenue by country for those with significant revenue for the periods indicated are as follows:

	Six months ended June 30,
	2024	2023
Finland	$4,813,462	$3,631,703
New Zealand	3,096,129	4,032,263
Norway	1,877,562	2,866,547
Canada	1,776,022	2,262,824
Rest of world	746,720	2,121,222
Total revenue	$12,309,895	$14,914,559

	Years ended December 31,
	2023	2022
Finland	$8,208,245	$3,590,227
New Zealand	7,725,424	4,040,817
Norway	6,075,865	4,391,063
Canada	4,606,636	3,340,293
Rest of world	3,058,520	3,129,148
Total revenue	$29,674,690	$18,491,548

Direct operating costs

Direct operating costs (related party) increased by $172,487 or 14%, to $1,422,444 during the six months ended June 30, 2024, as compared to $1,249,957 for the six months ended June 30, 2023, which is primarily related to an increase in user acquisition related revenue share paid to an affiliated company.

Direct operating costs (other) decreased by $576,482 or 10%, to $5,068,931 for the six months ended June 30, 2024 as compared to $5,645,413 for the six months ended June 30, 2023, which is primarily related to reduced revenues across the comparative periods.

Of the total direct operating costs of $6,491,375 and $6,895,370 for the six months ended June 30, 2024, and 2023, respectively, $2,836,995 and $3,101,941 was related to revenue share paid to marketing partners for the successful acquisition of revenue generating players through their marketing channels.

Direct operating costs (related party) increased by $1,547,217 or 56% to $4,289,120 for the year ended December 31, 2023, as compared to $2,741,903 for the year ended December 31, 2022, which is primarily related to user acquisition costs through an affiliated company.

Direct operating costs (other) increased by $4,558,096, or 95%, to $9,358,991 in 2023 as compared to $4,800,895 in 2022. The increases are a result of increased revenue, as revenue share, game provider fees, and payment provider fees are directly correlated to revenue.

Of the total direct operating costs of $13,648,111 and $7,542,798 for the years ended December 31, 2023, and 2022, respectively, $6,306,345 and $3,702,231 was related to revenue share paid to marketing partners for the successful acquisition of revenue generating players through their marketing channels.

General and administrative

General and administrative (related party) decreased by $225,528, or 90%, to $24,759 for the six months ended June 30, 2024, as compared to $250,287 for the six months ended June 30, 2023. The decrease was primarily driven by our decreased reliance on an affiliated company for administrative services.

General and administrative expenses (other) decreased by $168,733 or 4%, to $4,606,983 for the six months ended June 30, 2024, as compared to $4,775,716 for the six months ended June 30, 2023. The decrease was primarily driven by a decrease in employee costs and professional services. Also included in general and administrative expenses (other) are foreign currency transaction losses, which decreased by $474,205 to $714,634 for the six months ended June 30, 2024, as compared to $1,188,839 for the six months ended June 30, 2023.

General and administrative (related party) decreased by $1,562,751, or 56%, to $492,591 in 2023 as compared to $2,055,342 in 2022. The decrease was primarily driven by our decreased reliance on an affiliated company for administrative services.

General and administrative expenses (other) increased by $4,859,628, or 94%, to $10,036,542 for the year ended December 31, 2023, as compared to $5,176,914 for the year ended December 31, 2022. The increase was primarily driven by our decreased reliance on an affiliated company, and the buildout of in-house personnel and administrative services. Also included in general and administrative expenses (other) are foreign currency transaction losses, which increased by $1,477,970 to $2,030,248 for the year ended December 31, 2023, as compared to $552,278 in the prior period.

Advertising and promotions

Advertising and promotions (related party) expenses increased by $6,739 or 2%, to $354,549 for the six months ended June 30, 2024, as compared to $347,810 for the six months ended June 30, 2023. The increase was primarily driven by our reliance on an affiliated company for user acquisition.

Advertising and promotions expenses (other) increased by $366,048 or 12%, to $3,522,773 for six months ended June 30, 2024, as compared to $3,156,725 for six months ended June 30, 2023. The increase is primarily attributable to an increase in people related costs, including stock compensation expense; and increases in customer retention and other marketing services

Advertising and promotions (related party) expenses decreased by $616,382 or 27%, to $1,648,866 for the year ended December 31, 2023, as compared to $2,265,248 for the year ended December 31, 2022. The decrease was primarily related to reduced operating costs from casinoroom.com as it ceased operations as an online casino in May 2022, and did not operate as a casino in 2023.

Advertising and promotions expenses (other) increased by $3,569,264, or 150%, to $5,954,843 for the year ended December 31, 2023, as compared to $2,385,579 for the year ended December 31, 2022. The increase is attributable to higher marketing costs due to efforts by management to grow the business.

Product and software development

Product and software development (related party) expenses increased by $47,463 or 48%, to $146,660 for the six months ended June 30, 2024, as compared to $99,197 for the six months ended June 30, 2023. The increase is primarily driven by an increase in product development activity utilizing development resources from a related party.

Product and software development (other) expenses increased by $305,411 or 189%, to $466,974 for the six months ended June 30, 2024, as compared to $161,563 for the six months ended June 30, 2023. The increase is primarily driven by an increase in product development activity utilizing development resources from third parties as well as internal development resources.

Product and software development (related party) was $242,342 for the year ended December 31, 2023 as compared to $91,513 for the year ended December 31, 2022 , due to the development of our new platform.

Product and software development (other) decreased by $655,872, or 66%, to $342,105 for the year ended December 31, 2023 as compared to $997,977 for the year ended December 31, 2022. The decrease was primarily related to the termination of a consulting services agreement as a result of our legacy gaming operator CasinoRoom.com repositioning to an affiliate marketing website.

Loss from operations

Loss from operations was $3,304,178 for the six months ended June 30, 2024, as compared to $772,109 for the six months ended June 30, 2023, primarily due to the decreases in revenue due primarily to the exit of a market in the second half of 2023, while the loss is partially offset by a reduction in operating expenses over the same period.

Loss from operations was $2,690,710 for the year ended December 31, 2023, as compared to $2,959,086 for the year ended December 31, 2022, due to increased revenue on the new platform partially offset by higher operating costs.

Interest expense, net

Interest expense, net was $50,215 for the six months ended June 30, 2024, as compared to $61,581 for the six months ended June 30, 2023, and consisted primarily of non-cash interest expense related to the amortization of the present value discount of the domain name purchase liability (a related party liability).

Interest expense, net was $114,208 for the year ended December 31, 2023, as compared to $106,552 for the year ended December 31, 2022, and consisted primarily of non-cash interest expense related to the amortization of the present value discount of the domain name purchase liability (a related party liability).

Loss before income taxes

Loss before income taxes was $3,352,833 for the six months ended June 30, 2024, as compared to $887,982 for the six months ended June 30, 2023.

Loss before income taxes was $2,804,918 for the year ended December 31, 2023, as compared to income before income taxes of $3,065,638 for the year ended December 31, 2022.

Income tax expense (benefit)

Income tax expense (benefit) was $0 for the six months ended June 30, 2024 and 2023.

Income tax expense was $12,933 for the year ended December 31, 2023 as compared to an income tax benefit of $7,311 for the year ended December 31, 2022.

Net loss

Net loss was $3,352,833, for the six months ended June 30, 2024, as compared to net loss of $887,982 for the six months ended June 30, 2023.

Net loss was $2,817,851 for the year ended December 31, 2023, as compared to net loss of $3,058,327 for the year ended December 31, 2022.

Other Trends Impacting Our Business

Our results of operations can and generally do fluctuate due to other factors such as level of customer engagement, online casino results and other factors that are outside of our control or that we cannot reasonably predict. Our quarterly financial performance depends on our ability to attract and retain customers. Customer engagement in our online offerings may vary due to, among other things, customer satisfaction with our platform, our offerings and those of our competitors, our marketing efforts, public sentiment or an economic downturn. As customer engagement varies, so may our quarterly financial performance.

Our quarterly and annual financial results may also be impacted by the number and amount of betting losses and jackpot payouts we experience. Although our losses are limited per stake to a maximum payout in our online casino offering, when looking at bets across a period of time, these losses can be significant. As part of our online casino offerings, we offer local progressive jackpot games that are operated by us and larger progressive jackpots which are “global,” operating across multiple operators and guaranteed by our game suppliers, generally Games Global or Netent. Each time a customer plays one of our local progressive jackpot games, we contribute a portion of the amount bet to the jackpot for that game or group of games. When a progressive jackpot is won, the jackpot is paid out and is reset to a predetermined base amount. As winning the jackpot is determined by a random mechanism, we cannot foresee when a jackpot will be won and we do not insure against jackpot payouts. Paying the local progressive jackpot decreases our cash position and, depending upon the size of the jackpot, payouts may have a significant negative affect on our cash flow and financial condition. Global progressive jackpots are guaranteed and paid by the game suppliers and are not a liability directly affecting us.

We operate within the global gaming and entertainment industry, which is comprised of diverse products and offerings that compete for consumers’ time and disposable income. We face and expect to continue to face significant competition from other industry players both within existing and new markets including from competitors with access to more resources or experience. Customer demands for new and innovative offerings and features require us to continue to invest in new technologies and content to improve the customer experience. Many jurisdictions in which we operate or intend to operate in the future have unique regulatory and/or technological requirements, which require us to have robust, scalable networks and infrastructure, and agile engineering and software development capabilities. The global gaming and entertainment industry has seen significant consolidation, regulatory change and technological development over the last few years, and we expect this trend to continue into the foreseeable future, which may create opportunities for us but may also create competitive and margin pressures.

Liquidity and Capital Resources

We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including working capital and capital expenditure needs, contractual obligations and other commitments, with cash flows from operations. Our current working capital needs relate mainly to supporting our existing businesses, the growth of these businesses in their existing markets and their expansion into other geographic regions, as well as our employees’ compensation and benefits. Historically, we have relied on affiliates and related party relationships to support our working capital needs for operations.

We had $2,087,004 in cash and cash equivalents as of December 31, 2023 (excluding customer cash deposits, which we segregate from our operating cash balances on behalf of our real-money customers for all jurisdictions and products, and restricted cash). For the year ended December 31, 2023 we had net loss of $2,817,851, had net cash provided by operations of $763,020, an accumulated deficit of $21,219,959, and negative working capital of $4,576,857.

We had $1,361,422 in cash and cash equivalents as of June 30, 2024 (excluding customer cash deposits, which we segregate from our operating cash balances on behalf of our real-money customers for all jurisdictions and products, and restricted cash). For the six months ended June 30, 2024 we had net loss of $3,352,833, had net cash used in operations of $1,130,717, an accumulated deficit of $24,572,792 and negative working capital of $7,386,676. On June 6, 2024, the Company entered into interest free short-term unsecured loans with existing shareholders for $500,000. The loans are due and payable on or before December 31, 2024. If not paid on or before maturity the notes will accrue interest at a rate of 10% per year from the date of funds receipt. The loans are expected to be repaid substantially from operations. We believe that our existing cash resources and the expected revenue and cash flows from operations together with net proceeds from this offering will be sufficient to fund our operating and capital expenditure requirements for the next 18 to 24 months.

In June 2023 we entered into a debt conversion agreement with Ellmount Interactive A.B. and Spike Up Media A.B. pursuant to which we issued 631,809 shares of common stock, valued at $7.91 per share, to Spike Up in exchange for $5,000,000 that we owed to Spike Up through June 30, 2023 for services provided to our subsidiary, HR Entertainment Ltd. Following this stock issuance, we owed Spike Up a balance of approximately $421,000, for such services, that was paid in the ordinary course of business.

Our ability to continue as a going concern is dependent upon our ability to obtain the necessary financing to meet continuing obligations and repay our liabilities arising from normal business operations when they come due, to fund the development and expansion of its business activities, and to generate sustainable profitable operations and cash flows in the future. Management’s plan is to provide for our capital requirements by raising equity capital. No assurance can be given that we will be able to secure sufficient additional financing as and when necessary and on acceptable terms, or at all, to sustain and improve operating results and cash flows under the new business model.

As a result of these factors, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern. The Company’s unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

At June 30, 2024 and December 31, 2023, we did not have any transactions, obligations or relationships that could be considered off-balance sheet arrangements.

Cash Flows

The following table shows our cash flows from operating activities, investing activities and financing activities for the stated periods:

	Six Months Ended June 30,		Years Ended December 31,
	2024	2023	2023	2022
Net cash (used in) provided by operating activities	$(1,130,717)	$672,946	$763,019	$1,802,934
Net cash (used in) provided by investing activities	(241,514)	(222,024)	(629,432)	222,550
Net cash (used in) provided by financing activities	337,471	(185,948)	(336,042)	400,000
Effect of exchange rate changes on cash	211,056	74,065	98,031	67,003
Net change in cash and cash equivalents, and restricted cash	$(823,704)	$339,039	$(104,424)	$2,492,487

Net cash used by operations during the six months ended June 30, 2024, increased by $1,803,663 to $(1,130,717) as compared to net cash provided by operations of $672,946 during the six months ended June 30, 2023. The increase during the six months ended June 30, 2024, as compared to the six months ended June 30, 2023, is primarily due to a a net increase in the various operating asset and liability accounts, particularly the net increase in due from/due to affiliates, as well as an increase in stock based compensation expense.

Net cash provided by operations during the year ended December 31, 2023, decreased by $1,039,915 to $763,019, as compared to $1,802,934 during the year ended December 31, 2022. The decrease in 2023 as compared to 2022 was due in part to a decrease in various non-cash charges to operations, including the non-cash impairment charge related to intangible assets of $935,263 in 2022. There were no non-cash impairments related to intangible assets in 2023. In addition, cash generated by the net decrease in the various operating asset and liability accounts, particularly the net reduction in due from/due to affiliates of $3,831,063 in 2023, was lower in 2023 as compared to 2022.

Net cash used in investing activities during the six months ended June 30, 2024, was $241,514 as compared to net cash used by investing activities of $222,024 during the six months ended June 30, 2023. The change is due to an increase in capitalized internal-use software costs and the purchase of property and equipment during the period.

Net cash used in investing activities during the year ended December 31, 2023 was $629,432 as compared to net cash provided by investing activities of $222,550 during the year ended December 31, 2022. The change is due to an increase in capitalized internal-use software costs and the purchase of property and equipment during the year ended December 31, 2023. In addition, during the year ended December 31, 2022, we acquired $322,382 in cash through the purchase of HR Entertainment Ltd.

Net cash provided by financing activities for the six months ended June 30, 2024 was $337,471 as compared to net cash used in financing activities of $185,948 for the six months ended June 30, 2023, and is related to the payment of deferred offering costs and a loan made by existing shareholders.

Net cash used in financing activities during the year ended December 31, 2023 was $336,042 and is related to the payment of deferred offering costs. There were no such payments during the year ended December 31, 2022. Net cash provided by financing activities during the year ended December 31, 2022 represents proceeds received from the issuance of common stock. There were no such proceeds for the year ended December 31, 2023.

Restricted cash (current) was $1,860,098 and $1,958,220 at June 30, 2024 and 2023, respectively.

Restricted cash (current) decreased by $861,758 during the year ended December 31, 2023, from $2,819,978 at December 31, 2022, to $1,958,220 at December 31, 2023. The decrease in restricted cash at December 31, 2023 as compared to December 31, 2022 is primarily related to a reduction in amounts held by payment providers as a result of the Company negotiating more favorable commercial contracts and the release, and thus reclassification of certain funds from restricted to unrestricted status.

Critical Accounting Estimates

The preparation of the audited consolidated financial statements and the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, revenue and expenses. Some of those judgments can be subjective and complex, and therefore, actual results could differ materially from those estimates under different assumptions or conditions. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates. Significant estimates include those related to assumptions used in accruals for potential legal and other liabilities, recovery of amounts held in escrow, realization of intangible assets, share-based compensation, accrued jackpots and the realization of deferred tax assets.

The following critical accounting estimates affect the more significant judgements and estimates used in the preparation of our audited consolidated financial statements and the unaudited condensed consolidated financial statements.

Impairment of Long-Lived Assets

Our long-lived assets consist of property and equipment, operating lease-right of use assets and indefinite lived assets (i.e. trademarks and domain names).

We evaluate long-lived assets for indicators of impairment at least annually or when events or changes in circumstances indicate that their carrying amounts may not be recoverable. The factors that would be considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the long-lived asset is used and the effects of obsolescence, demand, competition and other economic factors. If indicators of impairment are identified, we perform an undiscounted cash flow analysis of the long-lived assets. Asset groups are written down only to the extent that their carrying value is lower than their respective fair value. Fair values of the asset group are determined by discounting the cash flows at a rate that approximates the cost of capital of a market participant.

Indefinite-lived intangible assets consist of trademarks and domain names. Indefinite-lived intangible assets are not amortized; rather they are tested for impairment at least annually, or more frequently if adverse events or changes in circumstances indicate that the carrying value may not be recoverable. In addition, management evaluates whether events and circumstances continue to support an indefinite useful life. Impairment tests are performed, at a minimum, in the fourth quarter of each year.

To test indefinite-lived intangible assets for impairment, we first assess the qualitative factors to determine whether it is more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying amount as a basis for determining whether it is necessary to perform a quantitative impairment test. If we determine that it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount, then the quantitative impairment test is performed. The qualitative assessment requires the consideration of factors such as recent market transactions, macroeconomic conditions, and changes in projected future cash flows. The quantitative assessment compares the fair value of an indefinite-lived intangible asset to its carrying amount. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized for the excess. Fair values of indefinite-lived intangible assets are determined based on discounted cash flows.

We conducted an impairment analysis with respect to the Casino Room trademarks indefinite-lived asset at December 31, 2022 which concluded that the fair value, determined using a discounted cash flow analysis, did not exceed their carrying value, and thus they were partially impaired. Projected cash flows included an estimated commission fee for referring a player who opens an account with a deposit to an online gaming site, as well as future revenue sharing agreements for those customers based upon net gaming revenue over an estimated gaming period ranging from approximately 5 months to 12 months. Accordingly, we recorded an impairment of $935,263 for the year ended December 31, 2023.

We evaluated qualitative factors at December 31, 2023 related to the HighRoller domain name and concluded that it is not more likely than not that the fair value of the indefinite lived intangible asset is less than its carrying amount. Therefore, no further impairment considerations were deemed necessary on the HighRoller domain name as of December 31, 2023.

We did not have any impairment of indefinite-lived intangible assets for the year ended December 31, 2023 or the period ended June 30, 2024.

Share-Based Compensation

We record share-based compensation in accordance with ASC 718, Compensation-Stock Compensation (“ASC 718”) and recognize share-based compensation expense in the period in which a grantee is required to provide service, which is generally over the vesting period of the individual share-based payment award. Compensation expense for awards with performance conditions is not recognized until it is probable that the performance target will be achieved. Compensation expense for awards is recognized over the requisite service period on a straight-line basis. Forfeitures are accounted for as they occur.

Unit awards are classified as either an equity award or a liability award depending on whether the award contains certain repurchase provisions. Equity-classified awards are valued as of the grant date based upon the price of the underlying unit or share and a number of assumptions, including volatility, performance period, risk-free interest rate and expected dividends. Liability-classified awards are valued at fair value at each reporting date.

Income Taxes

We comply with the accounting and reporting requirements of ASC 740, Income Taxes (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances in respect of deferred tax assets are provided for, if necessary, to reduce deferred tax assets to amounts more likely than not to be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. Any interest and penalties related to uncertain tax positions will be recognized as a component of income tax expense.

Recently Adopted Accounting Pronouncements

Recently issued and adopted accounting pronouncements are described in Note 2 to our audited consolidated financial statements and Note 2 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on our financial statement presentation or disclosures.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period. The Company remains an emerging growth company and is expected to continue to take advantage of the benefits of the extended transition period. This may make it difficult or impossible to compare the Company financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions for emerging growth companies because of the potential differences in accounting standards used.

BUSINESS

High Roller Technologies, Inc., is a Delaware holding company, that through its wholly owned subsidiaries controls and operates an online gaming operator. We offer diverse and dynamic real money iCasino entertainment products to players worldwide through our Platform. We currently maintain a license from Malta, a license in Curacao and access additional revenues through the Happy Hour Solutions Agreements utilizing an Estonian license which as extended terminates on the earlier of our receipt of an Estonian license or December 31, 2025. We have not operated under our Malta license since June 2022, and have since initiated the process with the Maltese Gaming Authority to terminate the license. Through our Platform we provide a large selection of exciting games, personalized experiences and a community, in a safe, secure environment, built on trust and customer service. iGaming, or online casino, offerings typically include the full suite of games available in land-based casinos, such as blackjack, roulette, baccarat, poker and slot machines. For these offerings, we function similarly to land-based casinos, generating revenue through hold, or gross winnings, as users play against the house.

During the first half of 2022, we rebranded our iCasino operations from CasinoRoom.com to HighRoller.com and concurrently commenced to reposition our legacy gaming operator “CasinoRoom.com” into an online casino ratings and reviews portal that would generate high-value leads and targeted search engine traffic (SEO) for HighRoller.com and customer leads for other casinos particularly in markets that we do not serve. We believe that our new CasinoRoom.com affiliate model site may further enable us to support any future brands which we may launch or acquire with targeted traffic. We currently are present and active in several markets around the world. Our focus primarily will be to enter regulated markets in Europe, North and South America. Applications for licenses and fee payments for licenses can be costly. We intend to seek entry into one or more regulated North American markets utilizing proceeds from this offering but have not identified any target or budgeted any amount for such entries. We currently expect that initial entry into any of these regulated North American markets to occur in approximately twelve months from the receipt of proceeds from this offering. No assurance can be given that these efforts will prove successful. Our business may suffer if we are unable to open new geographical markets or if we are unable to continue expanding within existing markets.

We obtain our more than 4,400 iCasino game offerings from over 70 suppliers such as Pragmatic Play, Push Gaming, Evolution Gaming for Live Dealer services, Play’n Go, Big Time Gaming, Red Tiger Gaming, Netent, Quickspin and others. These content and gaming licenses are subject to standard revenue-sharing agreements specific to each supplier, whereby suppliers receive a percentage of the net gaming revenue generated from their respective casino games as well as in a payment combination including agreed upon fixed costs.

Our vision is: ‘To excite the world with the most immersive real money online casino gaming experiences on the planet.’ Our founders, board and management collectively have over 100 years of iGaming and ecommerce experience. Because we handle, collect, store, receive, transmit and otherwise process certain personal information of our users and employees, we are also subject to federal, state and foreign laws related to the privacy and protection of such data. With our operations in Europe, we may also face particular privacy, data security and data protection risks in connection with requirements of the General Data Protection Regulation of the European Union (EU) 2016/679 (the “GDPR”) and other data protection regulations. Any failure to comply with these rules may result in regulatory fines or penalties including orders that require us to change the way we process data. In the event of a data breach, we are also subject to breach notification laws in the jurisdictions in which we operate, including the GDPR, and the risk of litigation and regulatory enforcement actions. See “Risk Factors.”

Our aim is to grow market share in the international online casino markets. We believe that locally regulated North American markets have the potential to become the largest locally regulated online gaming markets in terms of net gaming revenue in the world. Our goal is to gain access to these markets using proceeds from this offering under acceptable market conditions. No assurance can be given that these efforts will prove successful.

We expect that our growth will be driven by attracting and acquiring new users, engaging our existing users, by entering new geographical markets, and implementing a multi-brand strategy. We believe that one of our main competitive advantages stems from a durable record of digital performance marketing and operational excellence from the founding team, which we are utilizing to create rapid gross and net revenue growth and margin. We believe that online digital entertainment, such as online casino and online wagering will continue to open up new opportunities for experienced operators who have the ability to participate in these high growth markets.

We strive to differentiate our products from other online legacy casinos by focusing on streaming and social experiences. At High Roller casino enthusiasts can play together, form communities, find and follow each other, creating a more engaging, entertaining and meaningful gaming experience, in line with trends and expectations from other e-commerce verticals.

Below is a quarterly breakdown for the periods indicated of the non-financial key performance indicators of

●	quarterly active users, defined as the number of users who placed at least one bet during a respective quarter;
●	quarterly unique depositing customers (“UDCs”), defined as the number of unique users who made at least one deposit during a respective quarter; and
●	quarterly wagers, defined as the total amount of real money bets placed by our users.

	Quarterly Active Users	Quarterly UDCs	Quarterly Wagers
Q1 2022	3,325	3,258	$54,033,193	[1]
Q2 2022	10,859	10,415	$74,689,426
Q3 2022	12,186	11,678	$124,770,135
Q4 2022	12,729	12,178	$146,604,397
Q1 2023	15,421	14,854	$187,476,981
Q2 2023	17,106	16,137	$175,821,305
Q3 2023	19,400	17,762	$172,001,919
Q4 2023	24,289	22,432	$176,387,500
Q1 2024	22,366	20,805	$187,426,401
Q2 2024	22,505	21,170	$159,785,739

1 Includes revenues from CasinoRoom.com

We believe that ours is an attractive proposition which extends beyond a dynamic base product offering to one that has a broad selection of entertaining and exciting content having more than 4,400 slot and other iCasino games, with a number of our most popular games being available to play with a live dealer, such as blackjack, video poker, roulette, baccarat, and craps sourced from over 70 content providers. We provide loyalty program offers with generous cash back, inviting hospitality experiences, other welcoming introductory services and longer play incentives. All our players are treated with an attractive welcome package of bonuses and free spins on popular slots. Each time a player levels up to a next tier of play, the player is instantly rewarded with free spins at the slots they prefer at their then stake levels of play. We focus on a rapid registration process and allow players one tap search to discover and select their games of choice. Our players also appreciate rapid payment processing through our automated cashier.

We currently accept wagers in multiple currencies, and we generated more than $250 million in customer-paid real money bets during 2021 utilizing our Casino Room domain name. We generated more than $400 million in customer-paid real money bets during 2022 and approximately $714 million in customer-paid real money bets during the year ended December 31, 2023 utilizing our HighRoller.com domain name. During the six months ended June 30, 2024, we generated $347 million in customer-paid real money bets utilizing our HighRoller.com and Fruta.com domain names as compared to $363 million during the six months ended June 30, 2023 utilizing our HighRoller.com domain name. During the six months ended June 30, 2024, the average revenue per user was $349 as compared to approximately $578 per user for the same period in 2023. User deposits were over $42 million during the six months ended June 30, 2024 as compared to deposits of almost $37 million during the same period in 2023. During the six months ended June 30, 2024, we had approximately 36,065 active users as compared to approximately 25,661 active users for the same period in 2023, representing period over period growth of approximately 41%. Furthermore, during the six months ended June 30, 2024, we had approximately 24,178 first time depositors and approximately 34,457 unique depositors as compared to approximately 17,953 first time depositors and approximately 24,920 unique depositors for the same period in 2023, representing period over period growth of approximately 35% and 38%, respectively.

During the year ended December 31, 2023, the average revenue per user was $575 as compared to approximately $520 per user for the same period in 2022. User deposits were approximately $75 million during year ended December 31, 2023 as compared to deposits of approximately $35 million during the same period in 2022. During the year ended December 31, 2022, we had approximately 29,100 active users as compared to 51,400 active users for the same period in 2023, representing period over period growth of approximately 77%. Furthermore, during the year ended December 31, 2022, we had approximately 28,008 first time depositors and 28,000 unique depositors as compared to 41,500 first time depositors and 49,800 unique depositors for the same period in 2023, representing period over period growth of approximately 44% and 73%, respectively. Our net gaming revenue was $12,020,256 and $14,404,542 for the six months ended June 30, 2024 and 2023, respectively. Our net gaming revenue was $28,576,631 and $17,460,426 for the years ended December 31, 2023 and 2022, respectively.

Our gaming operations extend across international markets by arrangements that utilize third party licenses authorized by other local and remote authorities. We expect that new geographical markets will be material additional drivers of our revenue growth and profit in subsequent years. Through our relationship with Spike Up Media we are able to outsource parts of our marketing department, resulting in access to broader industry knowledge than would otherwise be readily available to us, as well as give us the ability to scale much quicker and more effectively than many of our competitors. By way of illustration, when entering a new market we will need to hire additional staff, familiarize ourselves with such matters as demographics, language, favorable selling points, pitfalls to avoid, competitor presentations and operations, and other market specific facts through expensive and time-consuming testing and data gathering. Our access to Spike Up’s extensive experience and market data provide us immediate market intelligence and allows us to drive viable leads in most active casino markets from the time that we access those markets. We anticipate that this accelerated new market entry will reduce costs and allow for earlier market acceptance than that which we might be able to achieve on a standalone basis. We believe that the most efficient allocation of our resources does not currently allow us to build, design and deploy proprietary games and as a result we focus our resources on aggregating and curating iCasino games from over 70 dedicated game development studios.

We believe that the combination of our in-house proprietary front end, and out-sourcing of resource demanding components, yields a highly competitive cost model, which allows us to differentiate our brand and provides favorable consumer experience while maintaining operating efficiencies.

In January 2022 we refocused our operations to launch and fast track a highly competitive premium brand HighRoller.com. The combination furnished High Roller with licenses, staff and market access, while repositioning Casino Room as a casino review and price comparison website that would lead customers to the HighRoller.com Platform.

Licenses

Happy Hour Solutions Ltd. is licensed in Estonia under license number HKT000063. Pending receipt of an Estonian gaming license for which we intend to apply following the closing of this Offering, we entered into the Happy Hour Solutions Agreements that include:

●	a Domain License Agreement, dated January 1, 2022 (which we refer to as the “Effective Date”), that gives Happy Hour Solutions the right to use our domain;
●	a Nominee Agreement, dated the Effective Date, which allows Happy Hour Solutions to, among other business solutions, process payments made on the aforementioned domain and allows us to host, manage, administer, operate and support, and enter into contracts in the ordinary course of business in the name of Happy Hour Solutions, and
●	in March 2024 an Online Gaming Operations Agreement, by which, as further described therein, we continue to supply Happy Hour Solutions with services that commenced as of the Effective Date, related to the operation of an online casino primarily through our existing personnel, technical solutions, and commercial relationships while utilizing the Happy Hour Solutions Estonian gaming license, and to recognize the revenues generated thereof as agreed upon by the parties.

The Happy Hour Solutions Agreements, as extended, terminate on the earlier of our receipt of an Estonian License or December 31, 2025. The Happy Hour Solutions Agreements as described above are qualified in their entirety by reference to the agreements filed as exhibits to the registration statement of which this prospectus is a part.

According to article 16.1 of the Estonia Gambling Act regulating the gambling activities in the jurisdiction, an activity license for the organization of gambling (which we refer to as an activity license) entitles a person to apply for an operating permit to organize gambling. The activity license is indefinite and non-transferable. In furtherance thereof, an operating permit to organize online gambling is issued for a period of five years.

The cost of acquiring the license is set by a state fee structure for review of applications for the activity license: €47,940 for games of chance and €3,200 for review of applications for the operating permit for gambling games.

The Gambling Tax Act imposes a five percent tax on the total amount of bets, less the winnings, for organizing games of chance or online games of skill generated under the Estonian License.

The Income Tax Act states that gambling winnings are, in general, taxed at 21 percent. However, according to Section 19(3)(7) of the Income Tax Act, winnings received from gambling with licensed operators are not subject to income tax.

Ellmount Entertainment Ltd is the holder of an inactive B2C license (Type 1 Gaming Services) issued by the Malta Gaming Authority. Currently, Ellmount Entertainment Ltd is withdrawing from any Malta licensed activities and has not operated under its Malta license since June 2022.

In March 2024 we applied, through our InterStellar Entertainment N.V. subsidiary, an entity incorporated in Curacao, and obtained a license, number OGL/2024/1042/0564, in July 2024 from the Curacao Gaming Control Board to operate the following domains under our license: highroller.com and fruta.com.

Remote gambling is the organization of a gambling game in a manner where the result of the game is explained on an electronic device and the player can participate in the game via an electronic means of communication, including telephone, Internet and media services.

In many national markets, gaming is regulated by local law and, in principle, to be able to conduct such operations in these markets, a license is required.

Political decisions, new interpretations of laws and new regulations can significantly impact our earnings and financial position since operations are either subject to licenses or can become subject to licenses. Currently, our primary market is Europe, where most countries have regulated the business of online gaming, especially following pressure from the EU institutions to launch regulatory frameworks which are compliant with EU regulation principles. Since the primary purpose behind most of the local gaming legislation is to fund state finances, the resulting limitations on the free movement of services created by EU Member States through their local monopolies are not possible to defend in terms of compliance with applicable EU legal principles. The Court of Justice of the European Union has established in many rulings that Member States must demonstrate the suitability, proportionality, and necessity of the limiting measure in question, in particular the existence of a problem linked to the public interest objective at stake and the consistency of the regulatory system. Despite this, several Member States historically have maintained these types of restrictions while others have introduced new and compliant frameworks for gaming regulation or announced that they are working on new legislation in line with EU requirements.

Whenever new legislation is adopted, it is unclear whether there will be requirements or restrictions in relation to receiving a license or in general at the time of regulating or re-regulating of markets, demanding the settlement of any form of historical obligation (including the size of the same) or assessment of reliability etc. The Company will continue to have a dialogue with regulators and other relevant stakeholders, both on the EU and national level, with the aim of achieving sustainable regulations ensuring the right to be regulated, so that consumers can access compliant online gaming services. Depending on the circumstances, we may also use other legal remedies available to protect the rights afforded to us, e.g. as a digital company within the European Union.

Since the decision of the European Commission in 2017, not to further pursue open infringement procedures against the Member States concerning online gaming, no infringement proceedings in online gaming matters have been commenced to date.

Gaming regulation developments

Europe

Norway. On March 1, 2022, the Norwegian Parliament voted through the new law on gaming, meant to replace the existing acts on lottery, gaming and totalizator. The new law reinforced the country’s position on a monopoly model for gaming and proposed a ban on credit card gaming, new marketing restrictions as well as granted the local gaming regulator additional means for protecting the monopoly model (e.g. by imposing infringement fines). The new law came into force in 2023. During 2023, some larger operators received formal cease and desist order from the Norwegian regulator together with a notification of undetermined future fines, should the order not be complied with. These companies largely appealed the cease-and-desist orders as part of an administrative review process, deeming the orders to be unlawful and any fines issued unenforceable. However, in the course of these legal actions a few large operators withdrew from the Norwegian market. Our Company has not received any communication or cease-and desist order to date. We also maintain that our online gaming services are offered pursuant to the freedom to provide services under the EU/EEA law. Our websites do not target Norwegian players. The government in Norway has proposed legislation that will seek to make it possible to DNS block websites that offer unlicensed gambling in Norway.

The legislative move, if adopted, will take the form of an amendment to the Gambling Act.

Finland. In April 2023, a general election in Finland resulted in a more conservative majority within the Finnish parliament. The new Finnish government has since announced plans to introduce a new licensing model for online casino games and betting. This would see an end to the state monopoly operated by Veikkaus Oy, the government owned betting agency. According to the government’s program, there will be an overhaul of the gambling regulation and it seeks to introduce a licensing system for online casino games and betting no later than January 1, 2026. The scope of the license system would include online casino games and betting. No details are known yet nor is it known if the government will seek to introduce a “cooldown period” before the new license system comes into force or whether it will allow for a transition period. Our Company has not received any communication or cease-and desist order to date. We also maintain that our online gaming services are offered pursuant to the freedom to provide services under the EU/EEA law. Our websites do not target Finnish players.

Latin America

Chile. In 2021, the Chilean government introduced a bill to regulate online gambling. Historically, physical casinos have been regulated under The Casino Law, however the online gambling sector is not regulated under this law and has operated under a pre-regulatory environment, meaning no explicit prohibition has been in place. The proposed law aims to create a comprehensive licensing framework for operators and include taxation on gambling revenues. By late 2024, Chile is expected to have a formalized structure for regulating the online gambling market, including consumer protection mechanisms, anti-money laundering (AML) provisions, and responsible gaming requirements. Once the law is passed, Chile will become a locally regulated market with compliance requirements, similar to European standards.

Peru. In August of 2022, The Peruvian Congress passed legislation to regulate online gaming and sports betting. This new framework requires operators to obtain a license and establishes a 12% tax on net revenues from online gambling. The Directorate of Casino Games and Slot Machines, part of the Ministry of Foreign Trade and Tourism, provides regulatory oversight for both physical and online gambling activities. The new law gives this body the authority to enforce the licensing and regulatory standards for online casinos. Key provisions include that operators must have a license to operate in Peru, a local representative, measures to prevent underage gambling, and controls that promote responsible gambling.

Mexico. Online gambling in Mexico is regulated under the Federal Gaming and Raffles Law (1947), which was updated to accommodate online operations. The regulatory authority overseeing this sector is the General Directorate of Games and Lotteries (DGJS) under the Ministry of the Interior. Operators must obtain a permit from the DGJS to operate legally in Mexico. However, due to the ambiguity of the law, many international operators target the Mexican market via remote licenses. The government is expected to tighten regulations and improve enforcement in the coming years. Online gambling operators are subject to various taxes, including a 30% income tax and additional state-level taxes, such as a 6-10% tax on gross gaming revenue in some states.

iGaming Industry

iGaming Market Size

Total addressable worldwide gambling market (TAM) in 2023 was estimated to be $540 billion of which iGaming is estimated to exceed $135 billion or about 25% of TAM. The market is expected to grow to $681 billion by 2027, of which online gaming is expected to account for $210 billion or about 31% of TAM. This estimated growth in the iGaming market represents a compound annual growth rate, or CAGR, of 9%1.

Key historical drivers to iGaming are technological and regulatory. Through internet and handheld devices the worldwide population can access gaming services anywhere, at any time. In order to control and tax the market, regulation has emerged across a number of markets. The friction of rapid technological and regulatory change, and following change in user trends and behavior, has allowed new entrants to challenge, and take significant market share from, historically land based incumbents. Whilst the first wave of regulation happened in Europe throughout the 2000s and 2010s, the United States Supreme Court repealed the federal ban on sports betting in the U.S. in 2018, leading to a number of states introducing localized regulatory frameworks for sports betting and online casino, allowing private entrants to form a large and high growth iGaming industry, causing the land-based business, as well as mainstream companies and brands, to enter the industry. iGaming is growing worldwide and beyond, and the opportunities in Europe, United States and Asia, are following similar growth trajectories albeit being in various states of regulatory and technological development.

1 https://h2gc.com

Worldwide Gambling Industry Growth

Since 2003, the industry has achieved 2,55% CAGR, and expected to grow a further 44% in the next 5 years (7.5% CAGR). The online business went from 3% of the total in 2003 to 30% in 2021 and is expected to reach 35% by 2026*

600
400
200
0
8
254
10
271
14
286
17
300
18
314
20
318
23
318
25
329
27
351
30
364
32
375
37
379
41
368
46
376
51
385
57
401
64
402
79
286
94
315
104
401
123
411
135
419
145
427
156
436
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021E
2022E
2023E
2024E
2025E
2026E
Interactive
Landbased

*H2 Gambling Capital September 2021

Growth of Interactive

Covid19 has accelerated the digital transformation of gambling. Estimated growth of online gambling in 2021 is 23% and the industry is expected to continue growing at a rate of 20%+ per year.

30%
20%
10%
0%
3.0%
3.7%
4.5%
5.3%
5.3%
6.1%
6.6%
7.1%
7.1%
7.6%
8.0%
8.8%
9.9%
10.8%
11.7%
12.4%
13.7%
21.7%
23.0
%
20.5%
23.1%
24.4%
25.4%
26.3%
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021E
2022E
2023E
2024E
2025E

*H2 Gambling Capital September 2021

The European Interactive Gambling Market

European gambling has traditionally seen strong growth, however a wave of regulation has caused the offshore growth to plateau. Casino is the strongest vertical in terms of cash generation however Sportsbetting and Lotteries are also strong revenue generators.

Onshore
Offshore
80,000
60,000
40,000
20,000
0
2011 12,129 6,136 5,993
2012 14,002 7,558 6,444
2013 15,214 8,181 7,033
2014 17,839 9,957 7,882
2015 20,066 11,102 8,964
2016 22,743 13,138 9,605
2017 26,313 16,069 10,244
2018 29,624 18,932 10,692
2019 33,274 22,595 10,679
2020 40,215 28,745 11,470
2021e 46,480 35,198 11,282
2022e 50,017 39,084 10,933
2023e 53,921 42,619 11,302
2024e 58,018 46,307 11,711
2025e 61,811 49,732 12,079
2026e 65,128 53,480 11,648
Europe (US$m)

Markets Split Offshore

Slovak Republic 1.5%
Hungary 1.3%
Switzerland 3.5%
Sweden 3.9%
Spain 4.1%
Russia 4.9%
Portugal 1.5%
Poland 2.8%
Norway 7.7%
Netherlands 8.7%
Italy 4.2%
Austria 3.6%
Belgium 2.2%
Denmark 1.5%
Finland 6.0%
France 9.8%
Germany 15.3%
Greece 3.0%
Iceland 0.7%
Ireland 10.3%

Markets Split Onshore

Other Europe 0.3%
United Kingdom 25.8%
Turkey 1.0%
Slovak Republic 1.0%
Czech Republic 2.8%
Hungary 0.5
Switzerland 1.6%
Sweden 6.1%
Spain 4.4%
Russia 7.1%
Belgium 2.1%
Denmark 2.6%
Finland 2.4%
France 8.7%
Germany 11.4%
Greece 2.6%
Italy 12.2%
Norway 1.5%
Poland 2.5%
Portugal 1.7%

*H2 Gambling Capital September 2021

The Asian Interactive Gambling Market

Gambling is growing rapidly in Asia and is led by China, Japan and Korea. Casino is the largest vertical.

Onshore
Offshore
40000
30000
20000
10000
0
2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021e 2022e 2023e 2024e 2025e 2026e
8597 9568 10427 11460 12469 13572 15049 16708 18692 24458 27790 28944 31512 33816 36260 38524
4,850 5,366 5,712 6,240 6,846 7,505 8,429 9,539 10,999 16,246 18,341 18,861 20,759 22,328 23,965 25,507
3748 4202 4715 5220 5623 6067 6620 7169 7693 8212 9449 10083 10754 11489 12295 13017

Asia and the Middle East (US$m)

Markets Split Offshore
Thailand
1.3%
Taiwan
2.7%
South Korea
15.4%
Singapore
5.3%
Philippines
2.5%
Malaysia
4.1%
Japan
14.8%
India
2.6%
China
45.1%
Hong Kong
5.5%

Markets Split Onshore
Taiwan
2.5%
Singapore
3.6%
Philippines
0.8%
Hong Kong
92.3%

*H2 Gambling Capital September 2021

The North American Gambling Market

Following re-regulation of online sportsbetting the oneshore online betting market is in rapid expansion in the NA, however overall offshore gambling market is contracting.

Onshore
Offshore
50000
40000
30000
20000
10000
0
4214 245 3969
4242 276 3965
4421 389 4882
4714 625 4890
4851 766 4085
5205 1182 4023
5515 1,451 4064
5914 1,826 4089
6850 2,749 4101
9039 4,676 4364
13643 9,380 4263
17433 13,733 3700
29844 26,307 3536
34138 30,698 3440
37678 34,269 3408
41316 37,935 3382
2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021e 2022e 2023e 2024e 2025e 2026e
North America (US$m)

Markets Split Offshore

Bermuda
0.7%
United States
61.8%
Canada
36.1%
Mexico
1.4%

Markets Split Onshore

Canada
13.0%
Mexico
2.8%
United States
84.2%

*H2 Gambling Capital September 2021

iGaming Sector and Value Chain

iGaming is a common term for current and future services involving real money online gaming. Verticals are in descending market size Casino, Sports betting, Horse Racing, Bingo, Poker, as well as new and emerging categories such as virtual sports, esports, and crypto gaming.

The iGaming value chain can be classified in large measure to include operators, content providers, media and marketing companies as well as technology and auxiliary services.

Operators

Operators are licensed to offer B2C gaming services. They take registrations, service banking and accept bets and pay out wins. They offer games developed in-house as proprietary or sourced from third party content providers.

Content Providers

Content providers develop games such as odds, slot machines and live dealer games, that are typically sold or licensed to operators on a revenue share, or in combination with fixed costs.

Marketing and Media Companies

Marketing and media companies provide exposure and lead generation to operators on various revenue models such as Cost Per view, Cost Per Click, Cost Per Acquisition, Fixed Fees/Placement Fees, or on a Revenue share.

Technology and Auxiliary Service Providers

These companies include but are not limited to infrastructure and/or platform backend (PAM) solutions, CRM Systems, Customer Support Systems, AI/ML, Data platforms and Managed Services and operational support.

Strategic Positioning

We have for over a decade operated our online casino brand of iGaming operations under the Casino Room brand. Effective January 2022 we commenced to refocus our operations under the High Roller brand, and have moved our players over to High Roller from Casino Room. We have transitioned our Casino Room brand into an affiliate marketing entity that can generate customer traffic to the HighRoller.com website and to any future brands that we may develop and launch as well as monetizing players in all markets by forwarding traffic to high paying casinos around the world.

We provide our customers with a wide array of attractive and exciting online casino game offerings from over 70 leading developers. Our mission is to offer a reliably superior customer experience by

●	providing fast onboarding, easy log-in and re-log-in;
●	assuring efficient payment processing;
●	offering a wide variety of popular games from an array of over 70 third party leading developers;
●	effecting fast payouts on player winnings;
●	offering generous bonuses, attractive and inviting bonus play and free spins on popular slots;
●	fostering community and interactive player involvement leading to longer active stays online and more play; and
●	maintaining 24/7/365 customer service to assure customer satisfaction.

Spike Up Media, an affiliate of our founders, is one of a handful of globally foremost providers of high quality, effective lead generation. We believe that our association with Spike Up provides high quality, effective lead generation converting into growing and active corps of customers, which, together with our favorable customer acquisition costs and competitive customer retention, results for us in higher revenue and favorable gross operating margins. High Roller is an online operator of B2C brands leveraging operational and marketing expertise and assets to create a highly competitive growth model. We operate in a mix of remote or Pre-regulated licensed markets where we can legally engage in iCasino using international licenses, as well as locally licensed, or Regulated, markets which mandate a local license.

Pre-regulated markets often have lower thresholds to enter and tend to provide higher margins as l locally licensed regulations typically entail increased compliance requirements and higher taxation, however those offshore markets generally carry more long-term uncertainty, as emerging regulation is often unclear. Our business plan entails our applying revenue derived from offshore markets to be invested into onshore markets that we expect will deliver long-term sustainable gross profits.

We are currently present and active in several markets around the world. Our focus, after receipt of proceeds from this offering will primarily be to enter regulated markets in Europe and North America. Applications for licenses and fee payments for licenses can be costly. The license fee for an online casino in Pennsylvania for example is $1,000,000 and is valid for five years, while New Jersey has a $400,000 licensing fee, annual renewal fees of $250,000. Both Pennsylvania and New Jersey have a further legal requirement that an online casino operator team up with an in state land based casino. We intend to seek entry into one or more regulated markets utilizing proceeds from this offering but have not identified a specific target or budgeted any amount for such entries. We currently expect that initial entry into any of these regulated markets to occur in approximately twelve months from the receipt of proceeds from this initial public offering. No assurance can be given that these efforts will prove successful. Our business may suffer if we are unable to open new geographical markets or if we are unable to continue expanding within existing markets.

We compete for customers by having optimized the HighRoller.com product for social media, live streaming and for, we believe, into positioning us to deliver more exciting and entertaining immersive experiences for our customers.

We believe that our in-house technology is dynamic and highly capable of serving our growth needs in that its proprietary front-end platform is built on a services and event based architecture. We believe that these features will allow us to be able to react in real time according to almost any player event that occurs. We utilize these capabilities in areas such as campaigning, content, player protection and customer service, creating an attractive and favorable user experience. Our frontend platform uses a container-based architecture. This containerization allows us to package our frontend code and dependencies into containers that can be easily deployed and scaled across many users, languages, geographic locations, deposits and betting amounts. We believe these features also facilitate our ability to acquire and retain customers, with a high operational and marketing efficiency, allowing us to deploy and invest resources towards continued innovation and value for our end-user customers.

In November 2022 we introduced LiveSpin games which are effectively streamed through video, meaning that they launch much quicker than downloading static content files to a user’s local device. We save the streamed video content and make highlights available for High Roller, or potentially for users, to share through linking in real time. Although no outside players or viewers can view a user playing a traditional single player game, through this LiveSpin technology any player can invite anyone else to view the session in real time. Furthermore this product is collectivistic in that users are ‘betting behind’ together, while chatting with other players and interacting with one another. We believe that this social nature of the product enhances its attraction for social media audiences and that users are likely to share both real time sessions, and replays in these channels. The LiveSpins products on High Roller have gained popularity since their introduction and have ascended to be among the top 20 on our list of most played games. We continue to explore how we can add and expand interactive social features as a unique selling point, or USP, involving the iCasino community of players. We believe our in-house technology features and USPs also facilitate our ability to acquire and retain customers, with a high operational and marketing efficiency, allowing us to deploy and invest resources towards continued innovation and value for our end-user customers.

Our core unique selling propositions, USPs that make our business stand out from the competition, are within social, community and streaming based product features that lend well to viral, affiliate and social marketing.

Business Model

High Roller derives its profits from a house edge in the games where registered users place bets on the websites. In casino this edge is typically 2-8% on online slot games, and 2-3% on table games such as Blackjack, Roulette, Video Poker and Live streamed dealer games.

Games are supplied by third party content studios who collect royalties in the typical range of 5-15% of the net gaming revenues (defined as total amounts of all bets placed by players, less the sum of all payments made to players, less all bonuses received by players plus Jackpot wins less Jackpot contributions) or NGR.

To incentivize user sign up, and retention, we offer promotions such as deposit bonuses, which is typically a percentage match of a deposit, free spins and cash back, subject to posted terms and conditions, collectively referred to as ‘bonuses’. Gaming regulators typically collect a tax on either Gross Gaming Revenues, which includes lost bonuses, or NGR where NGR does not include lost bonuses. These taxes vary from our applicable jurisdictions however are typically in the range of 5%-20% of NGR.

Competitive Strengths

We believe that our competitive strengths include:

●	Strong association and awareness of the HighRoller.com brand as an iCasino site for online high value wagering;
●	Our focus on targeting and attracting high value, high roller customers;
●	Favorable customer acquisition costs;
●	Providing over 4,400 games from over 70 leading game design studio providers;
●	Competitive customer retention;
●	Market-leading innovation and content residing on a dynamic, entertaining platform;
●	Easy customer on-boarding, simplified customer deposits to allow immediate play, and rapid, dependable payments to customers of their winnings;
●	Experienced management team of iCasino experts with a history of managing growth; and
●	Among best-in-class iCasino sites for personalization of customer VIP experience and support.

Strength of HighRoller.com and Our Multi Brand Strategy

We believe that the HighRoller.com brand provides immediate and positive brand recognition as an iCasino online gaming site that appeals to industry high rollers and to those customers who want to be treated with that level of high quality, personalized VIP experience. We believe that focusing on the delivery of this experience will continue to attract new customers, retain a greater percentage of our existing ones and be an important factor in our future growth.

We are implementing a multi-brand strategy that allows us to scale our business by duplicating our Platform strengths across multiple domains with individualized branding and different target markets. We believe that this multi-brand strategy allows us to compete for increased market share in an industry where fresh and compelling branding often attracts additional players. We soft launched our second active iCasino brand, Fruta.com, in December 2023, and are exploring opportunities for future brand launches. We expect to launch at least one new iCasino brand over the next twelve months to expand market share in existing markets and reduce customer acquisition cost and attrition rates.

Our Fruta.com brand was formally launched in February 2024 using our existing resources and gaming licenses. Our Platform is structured to be scalable to support multiple brands. The scalability of the Platform allows the Company to use existing resources to launch new brands that provide access to new target demographics and generate new revenues through existing player acquisition channels while maintaining the current cost structure with nominal incremental costs. If market reception is successful, the new brand may generate material new revenue. Conversion of marketing spend on our portfolio of brands will ultimately determine where player acquisition funds are spent on a market-to-market basis. Management believes that this launch and future planned launches will have no material negative impact on our financial condition, operations, liquidity, or capital position.

iCasino Focus Targeting High Roller Customers

As an online iGaming company, we believe that we are well positioned to continue to attract and acquire high value customers in the iGaming market. Our management believes that the combination of higher lifetime player value, which we refer to as “LTV”, and player demographics of iGaming players creates a superior value proposition for iCasino.

High Roller believes that the average iGaming player plays longer, reinvests his or her winnings more quickly and has a higher disposable income than the average player (excluding super VIP players) at land-based casinos, all of which in our view contributes to a higher total engagement per active month than land-based casino players. We expect iCasino to continue growing at a rate that is higher on average than the growth rate of land-based casinos and that our pure focus on iCasino, along with our competitive strengths, will make us a preferred choice for online players. Since launching our HighRoller.com brand in January 2022, we have generally grown quarterly active users and quarterly aggregate wagers, from approximately 3,300 and approximately $18 million, exclusive of CasinoRoom revenues, in the first quarter of 2022 to approximately 22,500 and $150 million in the second quarter of 2024.  No assurance can be given that we will be able continuously to achieve this quarterly or annual growth.

Favorable Customer Acquisition Costs (CPA) and Industry Competitive Customer Retention

Another component of our competitive strength is our ability to attract and on-board new high value customers through our Spike Up Media lead generation relationship. Spike Up Media, a company beneficially owned by our founders, is believed to be one of the five largest lead generation companies globally.

Market-Leading Innovation and Content

We offer customers a dynamic and immersive iCasino platform. At June 30, 2024, we offered over 4,400 iCasino slots and table games licensed from over 70 leading studio providers representing largely the entire range of iCasino games that the Company believes are most attractive to its customer base including slots, craps, blackjack, roulette, baccarat, video poker and live dealer games. The HighRoller.com Platform offered with this broad range of games incorporates desirable graphics, with play inducing bonuses, interactive social media, as well as secure rapid onboarding and payouts. We provide an easy to use search function that provides our customers a speedy, user friendly search ability to find their desired games, but also allows them to search and rapidly to find favorite game providers, or to search filter games by styles of play. By way of illustration, our customers can select whether to search for grid games or ones that provide for a free spins bonus round, We believe that our ability to curate a wider array of iCasino gaming products than do many others, always attempting to show players the most relevant and highest quality games, is an important factor in reducing player churn and by delivering varied, superior product offering catering to a broader range of customer preferences. As compared to many of our competitors, we believe that we provide our customers with one of the more enjoyable, realistic and exciting real money online gaming experiences in the market.

Growth Strategy

Our proprietary online gaming Platform has been developed and is operated by an experienced management team with global online/mobile iCasino experience. We believe our online gaming Platform and technology stack give us the ability to provide a personalized, data-driven gaming experience for the entertainment and player satisfaction of our customers. We believe that the ability to customize the playing experience for each user is a key feature of our online gaming platform. Our current and new markets continue to evolve and to grow and we need to build upon our increasing brand awareness and the existing competencies of our online gaming Platform and technology stack to stake out our business expansion and revenue growth. We intend to continue investing in our core competitive strengths and improve the user experiences for our players with the aim of becoming a leading competitor in online Casino.

Our growth strategy includes launching multiple brands. We soft launched Fruta.com, our second iCasino brand, in December 2023 and formally launched it in February 2024. Please see “Strength of HighRoller.com and our Multi Brand Strategy” above.

Broaden penetration of existing markets

We intend to increase investments in digital media, search engine optimization, use of influencers for live play games, as well as well as other marketing and advertising further to broaden awareness of our brand within existing markets, to drive new players to the HighRoller.com website and to achieve greater share of the iCasino wallet.

Enter New Geographic Markets

As part of our long-term strategy, we aim to leverage our existing markets operational experience, combined with attention to local needs, to enter into new geographic markets in North America, LATAM as well as Southeast Asia. In entering these markets, we may conduct business as an online operator marketing to users (B2C), as an online operator marketing to users in conjunction with a land-based casino partner (B2B2C), as a platform provider to a third-party operator (B2B), or any combination of these new market penetrating efforts. We expect to position ourselves to be ready to enter jurisdictions that provide for legal online casino wagering where we believe conditions may enable us to achieve favorable growth on our invested capital.

Continue investments in Platform and Markets and Cybersecurity Oversight

We have established a set of competitive strengths and competencies that in our view position us as a leader in the evolving online casino wagering industry. We will continue building on our core user experiences while bolstering the data-driven, marketing and technological infrastructure that allows us to continue to scale our product offerings and personalized player experiences. We plan to continue to invest in our users and product offerings as we remain driven to keep users engaged while expanding the capabilities of the Platform that will enable us to rapidly reach new geographic markets and attract new high roller players.

Our company faces a number of risks, including cybersecurity risks and those other risks described under the section titled “Risk Factors” included in this prospectus. At this stage of our development, our board of directors, as a group, will actively oversee cybersecurity risks and will be committed to the prevention, timely detection and mitigation of the effects of any such incidents on our company’s operations. While our board of directors will oversee cybersecurity risk management, our management will be responsible for day-to-day risk management processes. Our board of directors has tasked our Chief Technology Officer and other management with the responsibility to manage our cybersecurity initiatives including with respect to our customer data and game suppliers databases. Our board of directors will receive regular reports from management, including our Chief Technology Officer, on material cybersecurity risks and the degree of our exposure to those risks. Management will also work with third-party service providers to maintain appropriate controls. Our board of directors may in the future delegate some or all of this responsibility to an appropriate committee of the board of directors. We believe this approach is currently the most effective approach for addressing our cybersecurity risks at this time.

Continue to invest in personnel

In support of accessing additional geographic markets and achieving greater penetration and growth within existing online markets, we plan to grow operational and technology personnel teams to broaden product development capabilities, deliver innovation, and enhance efficiency, reduce reliance on third parties and scale digital user capabilities.

Human Capital

Our Employees. As of June 30, 2024, we employed 47 persons working across offices in North America and Europe. Of these, two were employed in the United States and 45 were employed in Malta. Our qualified and experienced team includes six persons in senior management and the balance engaged in operations, accounting, social media and marketing, customer service, technological support and the balance in other administrative responsibilities. We also utilize a number of consultants for financial reporting, regulatory and other operational matters.

We believe that we maintain a satisfactory working relationship with our employees, and we have experienced no significant labor disputes or any difficulty in recruiting staff for our operations. None of our employees are represented by a labor union.

Employee Engagement, Talent Development and Benefits. We believe that our future success largely depends upon our continued ability to attract and retain highly skilled employees. We provide our employees with competitive salaries and bonuses, and opportunities for equity ownership.

Legal Proceedings

In the normal course of business, the Company may be subject to claims and litigation. The Company reviews its legal proceedings and claims, regulatory reviews and inspections, and other legal matters on an ongoing basis and follows appropriate accounting guidance when making accrual and disclosure decisions are required. If necessary, the Company establishes accruals for those contingencies when the incurrence of a loss is probable and can be reasonably estimated, and the Company discloses the amount accrued and the amount of a reasonably possible loss in excess of the amount accrued if such disclosure is necessary for our financial statements to not be misleading. The Company does not record an accrual when the likelihood of loss being incurred is probable, but the amount cannot be reasonably estimated, or when the loss is believed to be only reasonably possible or remote, although disclosures will be made for material matters as required by ASC 450-20, Contingencies.

The Company had certain pending or threatened legal claims or actions in which there was a probable outcome. Ellmount Entertainment, Ltd., a subsidiary of the Company, has litigation pending in Austria and Germany regarding player claims and related legal fees. The Company currently is not targeting these markets and does not anticipate further claims of a similar nature that may be material in these markets. The Company is also currently subject to administrative claims initiated by the Czech Ministry of Finance regarding the operation of gaming activities in 2018 without a license and has been ordered to pay a fine of approximately $216,000, which is under appeal. The Company is not currently aware of any other material regulatory or tax claims. The Company has provided appropriate provision for these claims in accrued expenses in its consolidated balance sheets at June 30, 2024, December 31, 2023 and 2022 to the extent that such claims can be reasonably estimated.

MANAGEMENT

Executive Officers, Directors and Director Nominees

The following table sets forth the name, age and position of each of our executive officers, directors and director nominees as of the date of this prospectus:

NAME	AGE	POSITION

Executive officers

Ben Clemes*	47	Chief Executive Officer*
Matthew Teinert	42	Chief Financial Officer
Reuben Borg Caruana	48	Chief Operations Officer (subsidiaries)
Sven Kaltenegger	43	Chief Commercial Officer (subsidiaries)

Directors and Director Nominees

Michael Cribari*	39	Chairman of the Board of Directors
Brandon Eachus*	38	Director
Daniel Bradtke	41	Director
Jonas Martensson (1)	47	Director
Kristen Britt (2)	41	Director
David Weild IV (3)	67	Director Nominee

* Effective January 1, 2024, Mr. Clemes succeeded Mr. Cribari as Chief Executive Officer and Mr. Eachus as President

(1) Chair of the nominating and governance committee

(2) Chair of the compensation committee

(3) Chair designate of the audit committee

Michael Cribari was our Chief Executive Officer until January 1, 2024 and a co-founder of our company. He has for more than 16 years focused his attention on investing in a wide range of European based iGaming businesses. During the last five years he has been a director of Spike Up Media, a leading global iGaming affiliate and has also been Chairman of its parent, Ellmount Interactive AB, a Swedish iGaming technology company. We believe that Mr. Cribari’s experience and knowledge gained as an investor in a wide range of European iGaming businesses and his leadership in co-founding our company make him well qualified to be our Chairman of the Board and Chief Executive Officer. In connection with Mr. Clemes joining the Company, effective January 1, 2024 Mr. Cribari resigned as Chief Executive Officer.

Ben Clemes has been our Chief Executive Officer effective January 1, 2024. From May 2023 through December 2023 he was Investment and Portfolio Partner at Happy Hour Entertainment Holdings and following January 1, 2024 will continue to consult with Happy Hour Entertainment Holdings on a part time basis. From October 2022 to May 2023 he was General Manager for North America of the Platform Unit, at Gaming Innovation Group (www.gig.com). From December 2017 to October 2022 he was Chief Commercial Officer and Managing Director of the Platform Unit, and from December 2015 to December 2017 he was Managing Director of the Platform Unit, at Gaming Innovation Group Inc. or GIG, a leading B2B supplier in the online gaming industry. GIG, operating out of Malta, Spain and Denmark and listed on the Oslo Stock Exchange and Swedish Nasdaq, provides cloud-based product and platform services and performance marketing solutions, products and services to iGaming Operators. From April 2013 to December 2016 he was Co-Founder and Head of Casino Operations at Guts.com, a website offering casino games, sports betting and poker. Mr. Clemes received a BCM, Marketing, Computer Science from Lincoln University, New Zealand in 2000.

Brandon Eachus is the former President and a co-founder of our company. Since 2015 he has been a director of Spike Up Media, a leading iGaming affiliate worldwide. Prior to that for more than 17 years Mr. Eachus had co-founded and operated four internet-based businesses where he served in senior management roles. Since 2014 he has been an active shareholder in Ellmount Interactive AB, a Swedish iGaming company, with responsibilities for corporate communications, marketing, finance. Mr. Eachus attended business school at California State University Fresno and since 2019 has served on the board for the Ronald McDonald House charities. We believe that Mr. Eachus’s experience in senior management roles at internet-based businesses, his knowledge of internet lead generation, and his leadership in co-founding our company make him well qualified to be our President and a member of our board of directors. In connection with Mr. Clemes joining the Company, effective upon January 1, 2024 Mr. Eachus resigned as President.

Matt Teinert has been our Chief Financial Officer since May 2023. He has over a decade of experience serving both private and publicly traded global companies in various accounting and financial planning roles. From April 2017 until April 2023 he was Director of Accounting and Financial Reporting at Digital Turbine Inc.. From 2015 to 2017 he was SEC Reporting Analyst at Summit Hotel Properties and from 2011 to 2015 he was a senior associate at BDO USA, LLP. He received a Bachelor of Business Administration in Accounting from University of Houston-Victoria.

Reuben Borg Caruana joined the Company as Chief Operations Officer (subsidiaries) in August 2022. Mr. Borg Caruana has extensive operations, risk, fraud and payments, product, and compliance experience in online gaming. Previously, as Director of Operations at kwiff, a sports betting app, from October 2021 until April 2022, Mr. Borg Caruana was responsible for all operational aspects of the business, including restructuring and leading of RPF, CS, VIP, CRM and Casino departments and also responsible for the Payments strategy and commercials to help the business in international markets expansion. From April 2017 until September 2021, Mr. Borg Caruana was Head of Risk, Fraud & Payments at Genesis Global Ltd where he was responsible for setting up and leading the risk, fraud and payments department from scratch, including Compliance Operations. Initially to handle UKGC & MGA Regulations and two brands, to further lead the department to handle 14 new brands and two new regulations, SGA and DGOJ. He was also responsible for the Cashier/Payments Product, including strategy and commercials. During his career, Mr. Borg Caruana has worked in Operational Leadership Roles at Betclic, a French online gaming company based in Malta and Betsson AB an online sports betting and iCasino operator headquartered in Sweden

Sven Kaltenegger assumed the role of Chief Commercial Officer (subsidiaries) at High Roller in August 2023, bringing with him over 25 years of experience in Sales & Marketing and iGaming. With nearly a decade of expertise specifically in the iGaming realm, he held various key positions in the industry. Before joining HighRoller, he served as Chief Commercial Officer at Casimba Gaming from January 2022 to July 2023 overseeing both B2B and B2C operations and managing a portfolio of 20+ casino brands. Prior to his role at Casimba Gaming, Mr. Kaltenegger held significant leadership positions at LeoVegas AB from December 2018 to January 2022, a publicly listed company, now a subsidiary of MGM Resorts. Between 2015 and October 2018, Mr. Kaltenegger primarily worked as an Affiliate & Country Marketing Manager for various iGaming brands across Casino, Live Casino, and Sportsbook. Mr. Kaltenegger holds a Bachelor of Arts with Honors in European Studies, along with diplomas in Marketing and Psychology. He has been twice recognized as an award-winning Affiliate Manager in the industry.

Directors

Kristen Britt has served as one of our directors since May 2022. She has since 2022 been Vice President of People and Culture at Aristocrat Technologies, Inc. and was Vice President of Human Resources at Hard Rock Digital from July 2021 to November 2021. She has been employed at Churchill Downs Incorporated and related or affiliated companies in various management positions since 2005, most recently as Vice President of Human Resources from 2018 to 2021 and Senior Director of Human Resources from 2016 to 2018. She received her MBA from Indiana University and a Bachelor of Science - Business Management from Western Kentucky University. We believe that Ms. Britt’s extensive experience in senior human resources management roles in the gaming industry and managing direct employees make her a valuable member of our board of directors.

Daniel Bradtke has been one of our directors since April 2023 and since 2020 has been a co-founder and officer of Happy Hour Entertainment Holdings Ltd., a seed fund and early-stage accelerator for iGaming. We believe that Mr. Bradtke’s extensive experience in senior management roles at iGaming companies, his broad knowledge of all aspects of iCasino operations, marketing, finance and industry trends, make him well qualified to be a member of our board of directors.

Jonas Martensson has been one of our directors since June 2023. Mr. Martensson has substantial board level experience in a number of important verticals for XLMedia in addition to both corporate and capital markets exposure across the Nordics. He is currently CEO of Mojang AB, a Swedish video game developer and publisher acquired by Microsoft in 2014. Mojang is best known for creating the popular independent game, Minecraft and continues to update and support the game across multiple platforms. Previously, Mr. Martensson founded betting operator Mobilbet.com, which was sold in 2016. Prior to this, Mr. Martensson held senior roles at Betsson, latterly in Betsson Technologies AB, as Head of Mobile responsible for strategy and execution of all mobile activities across the 28 group brands. We believe that Mr. Martensson’s extensive experience as an entrepreneur and in senior management roles at gaming companies, his broad knowledge of all aspects of mobile, betting and other iGaming operations, marketing, finance and industry trends, make him well qualified to be a member of our board of directors.

David Weild IV has served as an adviser to the Company since September 2022 and has agreed to serve on our board of directors as an independent director following completion of this offering. He is the founder, chairman and chief executive officer of Weild & Co., Inc., founded in 2012, and parent company of the investment banking firm Weild Capital, LLC. Prior to Weild & Co., Mr. Weild was vice chairman at Nasdaq, president of PrudentialFinancial.com and head of corporate finance and equity capital markets at Prudential Securities, Inc. Mr. Weild holds an M.B.A. from the Stern School of Business and a B.A. from Wesleyan University. Mr. Weild currently serves on the boards of Scopus BioPharma, INX, LTD and recently joined the board of the charity Dignity Beyond Borders which creates safe and inclusive global communities for survivors of traumatic loss. Mr. Weild has served as a director of BioSig Technologies, Inc. from May 2015 until February 2024 and previously served on the board of PAVmed. From September 2010 to June 2011, Mr. Weild served on the board of Helium.com, until it was acquired by R.R. Donnelly & Sons Co. Since 2003, Mr. Weild was a director and then chairman of the board of the 9-11 charity Tuesday’s Children. He became chairman emeritus in late 2016. Mr. Weild brings extensive financial, economic, stock exchange, capital markets, regulatory, legislative and small company expertise to our Board gained throughout his career on Wall Street. He is a recognized expert in capital markets and has spoken at the White House, Congress, the SEC, the Organization for Economic Co-operation and Development and the G-20 on how market structure can be bettered to improve capital formation and economic growth. He is referred to as the “father” of the Jumpstart Our Business Startups Act (JOBS) based on the role he played in drafting the legislation. The Act served as the foundation for securities crowdfunding, generally solicited private placements, emerging growth company IPOs, Reg. A+ offerings, Testing the Waters, and a host of other improvements to U.S. capital markets that contribute to the growth in ecosystems that spur access to capital and drive innovation. Mr. Weild’s service at Nasdaq, his recognized expertise in capital markets including extensive experience in aiding private and public company financing, his knowledge of corporate governance and service on boards of directors, including service as an audit committee chair for a Nasdaq-listed company, will make him a well-qualified member of our board of directors.

Election of Officers and Family Relationships

Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that will apply to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our code of business conduct and ethics will be available on the investor relations page of our corporate website, which we intend to launch at or prior to the closing of this offering. We intend to post any amendments to our code of business conduct and ethics, or any waivers thereto, on our corporate website, or in filings under the Exchange Act.

Board of Directors

Director Independence

In connection with this offering, we have applied to list our common stock on NYSE American. We will qualify as a smaller reporting company under Rule 12b-2 of the Exchange Act and under the rules of NYSE American, independent directors must comprise at least 50% of a listed company’s board of directors within a specified period of time after the completion of an initial public offering. In addition, the rules of NYSE American require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of NYSE American, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise or impair such director’s ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors has determined that each of Kristen Britt and Jonas Martensson are, and that David Weild, upon becoming a member of our board of directors, will be “independent directors” as defined under the applicable rules and regulations of the Securities and Exchange Commission, or SEC, and the listing requirements and rules of NYSE American.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee, each of which will have the composition and responsibilities described below. Our board of directors will appoint a chair of each committee upon its establishment. Members will serve on these committees until their resignation or as otherwise determined by our board of directors.

Audit Committee

David Weild, Kristen Britt and Jonas Martensson, each of whom is or on becoming a member of our board of directors, will be a non-employee member of our board of directors, have been designated to serve on our audit committee. Our board of directors has determined that each of these persons satisfies the requirements for independence and financial literacy under the rules and regulations of NYSE American and the SEC. Our board of directors has also determined that David Weild qualifies as an “audit committee financial expert,” as defined in the SEC rules, and satisfies the financial sophistication requirements of NYSE American. The audit committee will be responsible for, among other things:

●	appointing, overseeing, and if need be, terminating any independent registered public accounting firm;

●	assessing the qualification, performance and independence of our independent registered public accounting firm;

●	reviewing the audit plan and pre-approving all audit and non-audit services to be performed by our independent registered public accounting firm;

●	reviewing our financial statements and related disclosures;

●	reviewing the adequacy and effectiveness of our accounting and financial reporting processes, systems of internal control and disclosure controls and procedures;

●	reviewing our overall risk management framework;

●	overseeing procedures for the treatment of complaints on accounting, internal accounting controls, or audit matters;

●	reviewing and discussing with management and the independent auditor the results of our annual audit, reviews of our quarterly financial statements and our publicly filed reports;

●	reviewing and approving related person transactions; and

●	preparing the audit committee report that the SEC requires in our annual proxy statement.

Our audit committee operates under a written charter, adopted by our board of directors, which satisfies the applicable rules and regulations of the SEC and the applicable listing standards of NYSE American.

Compensation Committee

Kristen Britt, Jonas Martensson and David Weild, each of whom is, or on becoming a member of our board of directors, will be a non-employee member of our board of directors, will comprise our compensation committee. Our board of directors has determined that each of these non-employee directors meets the requirements for independence under the rules of NYSE American and the SEC. The compensation committee will be responsible for, among other things:

●	reviewing the elements and amount of total compensation for all officers;

●	formulating and recommending any proposed changes in the compensation of our Chief Executive Officer for approval by the board;

●	reviewing and approving any changes in the compensation for officers, other than our Chief Executive Officer;

●	administering our equity compensation plans;

●	reviewing annually our overall compensation philosophy and objectives, including compensation program objectives, target pay positioning and equity compensation; and

●	preparing the compensation committee report that the SEC will require in our annual proxy statement.

Our compensation committee operates under a written charter, adopted by our board of directors, which satisfies the applicable rules and regulations of the SEC and the applicable listing standards of NYSE American.

Nominating and Governance Committee

Kristen Britt, Jonas Martensson and David Weild, each of whom is, or on becoming a member of our board of directors, will be a non-employee member of our board of directors, will comprise our nominating and governance committee. Our board of directors has determined that each of these non-employee directors meets the requirements for independence under the rules of NYSE American for service on this committee. The nominating and governance committee will be responsible for, among other things:

●	evaluating and making recommendations regarding the composition, organization and governance of our board of directors and its committees,

●	identifying, recruiting and nominating director candidates to the board if and when necessary;

●	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees,

●	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations, and

●	reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the audit committee.

Our nominating and governance committee operates under a written charter adopted by our board of directors, which satisfies the applicable listing standards of NYSE American.

Compensation Committee Interlocks and Insider Participation

None of the prospective members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers who will serve on our compensation committee or our board of directors.

Non-Officer Director Compensation

At June 30, 2024, we have accrued an aggregate of $114,000 for the services of certain non-officer members of our board of directors which was charged to general and administrative expenses during the year ended December 31, 2023 and the six months ended June 30, 2024, and which has not yet been paid. Beginning July 1, 2024, each of our non-officer directors are entitled to receive an annual retainer of $36,000 for their services on the board of directors. The chairman of our board will receive an additional annual retainer of $35,000. In addition to the annual retainer, the compensation of each non-officer board member will consist of committee service payments (payable quarterly in arrears) as follows:

●	Audit Committee Chair	$15,000
●	Audit Committee Member	$ 7,500
●	Compensation Committee Chair	$10,000
●	Compensation Committee Member	$ 5,000
●	Nominating and Governance Chair	$ 7,500
●	Nominating and Governance Member	$ 4,000

In addition to cash compensation, the Company has provided each of its non-officer directors options to acquire 10,000 shares of common stock exercisable at $6.33 per share and having a ten-year term vesting on May 1, 2024. The Company intends to establish an equity-based compensation program for its non-employee independent directors in the future.

Directors Service Contracts

There are no arrangements or understandings between us, on the one hand, and any of our directors, on the other hand, providing for benefits upon termination of their employment or service as directors of our Company.

Limitation on Liability and Indemnification Matters

Our amended and restated Certificate of Incorporation contains provisions that limit the liability of our directors for damages to the fullest extent permitted by Delaware law. Consequently, none of our directors will be personally liable to us or our stockholders for damages as a result of an act or failure to act in his or her capacity as a director, unless:

●	the presumption that directors are acting in good faith, on an informed basis, and with a view to the interests of the corporation has been rebutted; and

●	it is proven that the director’s act or failure to act constituted a breach of his or her fiduciary duties as a director and such breach involved intentional misconduct, fraud or a knowing violation of law.

We have entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides for indemnification and advancements by High Roller of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to High Roller or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

Our principal executive officers, named in the table below, did not receive any employment compensation during 2021. Following this offering we expect that the Compensation Committee will determine compensation for our two most highly compensated executive officers based on published industry norms. We intend to enter into an employment agreement or offer letter with each of our named executive officers. Regardless of the manner in which a named executive officer’s service terminates, our employment agreements will provide that each named executive officer will be entitled to receive amounts earned during his or her term of service, including unpaid salary and unused vacation. From time to time, we may grant equity awards to, or enter into employment or consulting agreements with, certain key employees, including our named executive officers, that provide for accelerated vesting of equity awards as may be appropriate in the judgment of the Compensation Committee.

All of our current named executive officers will be eligible to participate in our employee benefit and insurance plans when adopted, in each case on the same basis as all of our other employees.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during the periods indicated.

Name and Principal Positions	Year	Salary ($)	Bonus ($)	Stock Awards (3)	All Other Compensation ($) (4)	Total ($)

Michael Cribari
Chief Executive Officer (1)	2023	—	—	—	—	—
	2022	—	—	—	—	—
Idan Levy
Chief Executive Officer, Ellmount Entertainment Ltd (2)	2023	350,949	85,407	992,986	—	1,429,342
	2022	133,883	—	—	—	133,883
Matt Teinert
Chief Financial Officer (4)	2023	120,513	12,143	—	12,000	144,656

(1)	Mr. Cribari was succeeded by Ben Clemes as Chief Executive Officer effective January 2024.

(2)	Idan Levy was appointed Chief Executive Officer of Ellmount Entertainment Ltd effective May 2022 and resigned effective April 2, 2024.

(3)	Amounts reported represent the aggregate grant date fair value of all equity awards made in the applicable year as computed in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions and these amounts do not necessarily correspond to the actual value that may be recognized by the executives from these awards. The Company amended Mr. Levy’s stock option agreement on March 8, 2023, to provide for restricted stock units in lieu of the stock options awarded in 2022. See “Employment Agreements.”

(4)	Matt Teinert was appointed our Chief Financial Officer effective May 2023. All other compensation includes reimbursement of health insurance costs to Mr. Teinert.

Compensation Clawback Policy

In March 2024 our board of directors adopted a Compensation Clawback Policy in accordance with applicable NYSE American rules (the “Clawback Policy”). The Clawback Policy provides that we will recover reasonably promptly the amount of erroneously awarded incentive-based compensation to any current or former executive officers in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period

Employment Agreements

In May 2022 we entered into an employment agreement with Idan Levy by which Mr. Levy was appointed Chief Executive Officer of our operating subsidiaries, effective September 1, 2022, at a base gross salary of 320,000 euros per year with a guaranteed annual bonus of 30,000 euros. Mr. Levy is entitled to a performance bonus of up to 30% of his annual salary subject to our achieving 10% revenue growth and EBITDA per calendar quarter. Mr. Levy is entitled to participate in regular health insurance and other employee benefit plans as established by us. Effective September 1, 2022 we also granted Idan Levy a non-qualified stock option to:

●	purchase up to 55,599 shares of common stock at the initial public offering price which shall vest in twelve installments of three months each commencing on the one-year anniversary of the grant date; and

●	purchase up to an additional 55,599 shares of common stock at the Exercise Price, with vesting subject to the Company’s accomplishing the following annual milestones; (i) 18,533 options shall vest upon our reporting net revenue of at least $50 million for the year ending December 31, 2023, (ii) 18,533 options shall vest upon reporting net revenue of at least $100 million for the rear ending December 31, 2024 and (iii) 18,533 options shall vest upon our reporting net revenue of at least $150 million for the year ending December 31, 2025. To the extent that an annual milestone is not met in either the year ending December 31, 2023 or the year ending December 31, 2024, the annual milestone options shall also vest if the annual milestones are met on a cumulative basis in the subsequent year or years.

In March 2023, we amended Mr. Levy’s stock option agreement to provide him with 55,559 restricted stock units, or RSUs, in lieu of options, of which 17,375 RSUs vested as of December 31, 2023. Thereafter, commencing January 2024 his remaining 38,184 RSUs shall vest in equal monthly installments over the successive 33 months. An additional 55,599 RSUs shall vest as follows: (i) 18,533 RSUs upon Company generating net gaming revenue, or NGR, of at least 31 million euro for the fiscal year ended December 31, 2023, (ii) 18,533 upon Company generating NGR of at least 91 million Euro for the fiscal year ended December 31, 2024 and (iii) 18,533 upon Company generating NGR of at least 150 million Euro for the fiscal year ended December 31, 2025. To the extent that an annual NGR milestone was not met in either the fiscal year ended December 31, 2023 or the fiscal year ended December 31, 2024, these milestone-based RSUs would nevertheless vest if the annual NGR milestones are met on a cumulative basis in any subsequent year or years provided that these RSUs which have not met the milestone vesting criteria as of December 31, 2025 shall expire and have no further validity. We have defined “net gaming revenue” to mean customer derived revenue from all of our online sites after customer wins, bonuses, promotions as determined by generally accepted accounting principles in the United States. Effective April 2, 2024 Mr. Levy resigned from all positions with our operating subsidiaries. As part of our separation agreements, we agreed to pay Mr. Levy 87,500 Euros, inclusive of accrued bonus, plus accrued vacation leave and to affirm the vesting of a total additional 2,316 RSUs for the months of April and May 2024. All remaining unvested RSUs under his agreements with us terminate and have no further validity. See “Principal Shareholders.”

Effective August 1, 2022, we entered into an employment agreement with Reuben Borg Caruana by which he was appointed Chief Operating Officer of Ellmount Entertainment Ltd., our wholly owned subsidiary, at a base gross salary of $131,300 per year with a performance bonus of up to $30,300 against certain key performance indicators to be set and approved. Mr. Caruana is entitled to participate in regular health insurance and other employee benefit plans as established by us.

Effective May 18, 2023, we entered into an offer letter with Matt Teinert by which he was appointed our Chief Financial Officer at a base salary of $200,000 with an annual cash bonus of $20,000 and an additional quarterly cash bonus of $5,000 based on certain performance indicators. Mr. Teinert was also granted a stock option to purchase 30,000 shares of our common stock at a strike price of $6.33 and 10,000 time-based restricted stock units, subject to continued service. One third of the options and units shall vest May 1, 2024 and the remainder vests ratably quarterly over the two years following the initial vest. Mr. Teinert is entitled to participate in regular health insurance and other employee benefit plans as established by us and pending our establishment of a group health plan we have agreed to provide him with a health insurance allowance of up to $1,500 per month. Mr. Teinert’s employment is not for a specific term, is “at will” and either we or he may terminate the employment relationship with or without cause at any time.

Effective December 5, 2023, we entered into an offer letter with Ben Clemes by which he was appointed our Chief Executive Officer at a base salary of $246,000, payment of which has been deferred until June 30, 2024. Mr. Clemes will also be eligible to receive awards in an annual cash bonus program the terms of which will be determined by the Board of Directors in its sole discretion.

Effective January 1, 2024, the Company hired Ben Clemes to serve as its Chief Executive Officer. In connection with his employment, the Company issued 121,623 RSUs vesting as follows: (i) 15,203 on January 1, 2024, (ii) 15,203 on February 12, 2024, (iii) 10,135 in equal annual installments on each of January 1, 2025, 2026 and 2027, respectively, (iv) 30,406 upon the Company generating specified net gaming revenue targets for the year ending December 31, 2024, and (v) 30,406 upon the Company generating specified net gaming revenue targets for the year ending December 31, 2025.

All of Mr. Clemes’ unvested RSUs shall vest on earlier of (i) a change of control of the Company or (ii) if, in connection with our closing of an acquisition of a gaming license, domain name, iGaming assets such as those related to lotteries, sports betting, and other similar operations, whether in the nature of B2B or B2C, the parties mutually agree that Mr. Clemes shall step down as Chief Executive Officer in favor of a successor. Except as explicitly noted his offer letter, unvested RSUs shall expire and be of no further validity upon Mr. Clemes ceasing to be our Chief Executive Officer. Moreover, we have agreed that the Company shall retain the right to repurchase Mr. Clemes’ vested RSUs for $50,000 if the Company has not completed this offering within 60 days after he has ceased to be our Chief Executive Officer.

For the purpose of Mr. Clemes offer letter “change of control” shall mean any “person” (as the term is used in Rule 13d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or “group” (as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than current principal shareholders of the Company, persons or entities affiliated with them, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of Company, representing 50% or more of Company’s outstanding voting securities entitled to vote generally in the election of directors of the Company.

Mr. Clemes is entitled to participate in regular health insurance and other employee benefit plans as established by us and pending our establishment of a group health plan we have agreed to provide him with a health insurance allowance of up to $1,500 per month. Mr. Clemes’ employment is not for a specific term, is “at will” and either we or he may terminate the employment relationship with or without cause at any time.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a defined benefit pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan in 2022, 2023 or 2024.

Non-Equity Incentive Plan Compensation

We do not provide a non-equity compensation plan for our employees.

Employee Benefit and Stock Plan

Our board of directors adopted a 2024 Equity Incentive Plan referred to herein as our “Plan” which is summarized below. Our Plan provides for the grant of incentive stock options, or ISOs, within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended, or the Code, to employees, including employees of any parent or subsidiary, and for the grant of non-statutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of our affiliates.

Authorized Shares. Initially, the maximum number of shares of our common stock that may be issued under our Plan after it becomes effective will not exceed 1,700,000 shares of our common stock.

Plan administration. Our board of directors, or a duly authorized committee of our board of directors, will administer our Plan and is referred to as the “plan administrator” in this prospectus. Our board of directors may also delegate to one or more of our officers the authority to (i) designate employees (other than officers) to receive specified stock awards and (ii) determine the number of shares subject to such stock awards. Under our Plan, our board of directors will have the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Stock options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator will determine the term of stock options granted under the Plan, up to a maximum of 10 years. Unless the terms of an option holder’s stock option agreement, or other written agreement between us and the recipient approved by the plan administrator, provide otherwise, if an option holder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death or cause, the option holder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. If an option holder’s service relationship with us or any of our affiliates ceases due to death, or an option holder dies within a certain period following cessation of service, the option holder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an option holder’s service relationship with us or any of our affiliates ceases due to disability, the option holder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (i) cash, check, bank draft or money order, (ii) a broker-assisted cashless exercise, (iii) the tender of shares of our common stock previously owned by the option holder, (iv) a net exercise of the option if it is an NSO or (v) other legal consideration approved by the plan administrator.

After the termination of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for thirty days following the termination of service (subject to extension upon approval of the Plan administrator). However, in no event may an option be exercised later than the expiration of its term. Subject to the provisions of our Plan, the plan administrator determines the other terms of options.

Non-transferability of awards. Unless the plan administrator provides otherwise, our Plan generally will not allow for the transfer of awards except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order, official marital settlement agreement or other divorce or separation instrument.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. Restricted stock unit awards will be granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, or other written agreement between us and the recipient approved by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards will be granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past or future services to us or any other form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock Appreciation Rights. Stock appreciation rights will be granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. A stock appreciation right granted under the Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of common stock or in any other form of payment as determined by the Board and specified in the stock appreciation right agreement.

The plan administrator will determine the term of stock appreciation rights granted under the Plan, up to a maximum of 10 years. If a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. The Plan will permit the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the common stock.

The performance goals may be based on any measure of performance selected by the board of directors. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the board of directors at the time the performance award is granted, the board will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (vi) to exclude the dilutive effects of acquisitions or joint ventures; (vii) to assume that any portion of our business which is divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (viii) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change or any distributions to common stockholders other than regular cash dividends; (ix) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (x) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (xi) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Certain adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under our Plan, the plan administrator will adjust the number and class of shares that may be delivered under our Plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits set forth in our Plan. In the event of our proposed liquidation or dissolution, the plan administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or change in control. Awards granted under the Plan may be subject to acceleration of vesting and exercisability upon or after a change in control (as defined in the Plan) as may be provided in the applicable stock award agreement or in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will automatically occur.

Amendment, termination. Our board of directors has the authority to amend, suspend or terminate our Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our board of directors adopts our Plan. No stock awards may be granted under our Plan while it is suspended or after it is terminated.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our shares as of the date of this prospectus and after this offering by (i) each person or entity known by us to own beneficially more than 5% of our outstanding shares; (ii) each of our directors and executive officers individually; and (iii) all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of common stock. For purposes of the table below, we deem shares subject to options that are currently exercisable or exercisable within 60 days of October 22, 2024, to be outstanding and to be beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned prior to the offering is based on 7,015,850 shares of common stock outstanding as of October 22, 2024 after giving effect to the Reverse Split. The number of shares of common stock deemed outstanding after this offering includes the shares of common stock being offered for sale in this offering but assumes no exercise by the representative of the underwriters of the over-allotment option.

All of our shareholders, including the shareholders listed below, have the same voting rights attached to their shares of common stock. See “Description of Securities-Common Stock,” Following the closing of this offering, neither our principal shareholders nor our directors and executive officers have different or special voting rights with respect to their shares of common stock. Unless otherwise noted below, each director’s, officer’s and shareholder’s address is care of High Roller Technologies, Inc., 400 South 4th Street, Suite 500-#390, Las Vegas, Nevada 89101.

	Number of Shares Beneficially Owned Prior to this Offering	Percentage Owned Before this Offering	Percentage Owned After this Offering
Holders of more than 5% of our voting securities:
Cascadia Holdings Limited (1)	2,588,395	36.89%	31.16%
OEH Invest AB (2)	1,960,631	27.94%	23.72%
Spike Up Media A.B. (3)	771,560	10.94%	9.33%
Legendman Investments Limited (4)	503,731	7.18%	6.09%
Directors and Executive Officers who are not 5% holders:
Michael Cribari	(1) (3) (10	(1) (3) (10)	(1) (3) (10)
Brandon Eachus	(1) (3) (10)	(1) (3) (10)	(1) (3) (10)
Ben Clemes (5)	55,103	*	*
Matt Teinert (6)	20,000	*	*
Kristin Britt (7)	16,318	*	*
Daniel Bradtke(8)	126,805	1.80%	1.53
Jonas Martensson (9)	10,000	*	*
All directors and executive officers as a group (7 persons) (10)	3,588,181	51.14%	43.41%

* Less than 1%

(1)  Cascadia is owned by Michael Cribari and Brandon Eachus who are directors of the Company, and by Jeffrey Smith, who may be deemed to have joint voting and joint dispositive power over the shares held by Cascadia.

(2)  Oskar Hornell, an individual residing in Sweden, is the sole beneficial owner of OEH Invest AB and has ultimate voting and dispositive control over the shares of common stock held by OEH Invest AB. OEH sold 454,903 shares of common stock to Cascadia effective June 2022 and received a pledge of those securities as security for the balance owing on that purchase.

(3) Includes 731,388 shares of common stock, after giving effect to 100,579 shares received as part of the Happy Hour Distributions (defined in note 4 below) and 39,172 shares of common stock issuable upon exercise of warrants. See “Certain Relationships and Related Party Transactions.” Spike Up Media A.B. is a subsidiary of Ellmount Interactive A.B. which is owned by Cascadia and OEH. Michael Cribari, Brandon Eachus, and Jeffrey Smith as owners of Cascadia and Oskar Hornell as owner of OEH, may be deemed to have joint voting and joint dispositive power over the shares of common stock of the Company held by Spike Up Media.

(4)  Robin Reed, a former director of the Company, is the sole beneficial owner of Legendman Investments Limited (“Legendman”) and has sole voting and dispositive power over the shares held by Legendman. In August 2024 Happy Hour Entertainment Holdings Ltd distributed to its equity holders, including Legendman, all shares of the Company owned by Happy Hour (the “Happy Hour Distributions”). Legendman’ s shares listed in this table were received as part of the Happy Hour Distributions.

(5) Includes 24,697 shares received as part of the Happy Hour Distributions and 30,406 RSUs that vested as of April 5, 2024. See “Executive Compensation-Employment Agreements”.

(6) Includes an option to purchase 12,500 shares of common stock of the Company and 4,167 RSUs that are currently vested and exercisable; and an option to purchase 2,500 shares of common stock of the Company and 833 RSU's vesting within 60 days of the date of this prospectus..

(7) Includes an option to purchase 16,318 shares of common stock of the Company.

(8) Includes 116,805 shares received as part of the Happy Hour Distributions and an option to purchase 10,000 shares of common stock of the Company.

(9) Includes an option to purchase 10,000 shares of common stock of the Company.

(10) Number of shares includes joint beneficial ownership by Michael Cribari and Brandon Eachus, directors of the Company, of shares of common stock of the Company held by Cascadia and indirect joint beneficial ownership of shares of common stock of the Company held by Spike Up Media. See footnotes (1) and (3) above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions or series of transactions since January 1, 2022 or any currently proposed transaction, to which we were or are to be a participant and in which the amount involved in the transaction or series of transactions exceeds $120,000, and in which any of our directors, executive officers or persons whom we know hold more than five percent of any class of our capital stock, including their immediate family members, had or will have a direct or indirect material interest, other than compensation arrangements with our directors and executive officers.

As of October 21, 2021 Happy Hour Solutions Ltd., a company registered in Cyprus, the holder of an Estonian gaming license and a subsidiary of Happy Hour Entertainment Ltd., one of our principal shareholders, entered into a Services Agreement with HR Entertainment Ltd., a company registered in the British Virgin Islands, whereby Happy Hour Solutions would provide gaming and technical and solutions, as well as hosting and cloud services, customer services, management information systems and other operational services for HR Entertainment. Pending receipt of an Estonian gaming license for which we intend to apply following the closing of this Offering, we entered into several agreements with Happy Hour Solutions Ltd., including:

●	a Domain License Agreement, dated January 1, 2022 (which we refer to as the “Effective Date”), that gives Happy Hour Solutions the right to use our domain;
●	a Nominee Agreement, dated as of the Effective Date, which allows Happy Hour Solutions to, among other business solutions, process payments made on the aforementioned domain and allows us to host, manage, administer, operate and support, and enter into contracts in the ordinary course of business in the name of Happy Hour Solutions; and
●	in March 2024 an Online Gaming Operations Agreement, by which as further described therein we continue to supply Happy Hour Solutions, with services that commenced as of the Effective Date, related to the operation of an online casino primarily through our existing personnel, technical solutions, and commercial relationships while utilizing the Happy Hour Solutions Estonian gaming license and to recognize the revenues generated thereof as agreed upon by the parties.

The Happy Hour Solutions Agreements as described above are qualified in their entirety by reference the agreements filed as exhibits to the registration statement of which this prospectus is a part.

We were formed as a Delaware corporation in December 2021 and issued 4,549,026 shares of our common stock to Ellmount Interactive AB, a corporation organized in Sweden (“Ellmount Interactive”). Ellmount Interactive assigned to us, for a nominal consideration, 100% of the shares of its wholly owned subsidiary, Ellmount Entertainment Ltd, a corporation registered in Malta, which owned and operated our legacy iGaming operations under the Casino Room domain name. Ellmount Interactive effective December 30, 2021 assigned these 4,549,026 shares to its shareholders, OEH Invest A.B, a corporation organized in Sweden, and Cascadia Holdings Ltd., a corporation registered in Malta. OEH Invest is beneficially owned by Oskar Hornell and Cascadia Holdings is beneficially owned by our founders, Brandon Eachus, Michael Cribari and Jeffrey Smith. See “Principal Shareholders.”

In 2021 Spike Up Media AB, a Swedish corporation wholly owned by Ellmount Interactive, our former parent, entered into a domain license agreement by which Spike Up Media was the licensor and HR Entertainment, Ltd, a BVI corporation, was licensee of the domain name “HighRoller.com.” HR Entertainment agreed to purchase the domain name for €3,000,000 ($3,178,200), which shall be paid in arrears each calendar quarter in an amount equaling 2% of the licensee’s net revenue. Licensee may pay the balance owing on the purchase price in cash at any time. Quarterly payments commenced as of April 1, 2022 with respect to revenue generated in the calendar quarter ended March 31, 2022. As of December 31, 2023 and 2022, the total amount due to Spike Up includes $2,068,455 and $3,041,547, respectively, related to the HighRoller.com domain name purchase.

For the six months ended June 30, 2024 and 2023, recognized direct operating costs of $1,367,068 and $1,476,307 respectively, related to the services performed for Interactive and Spike Up for the Company, which was included in direct operating costs (related party) in the unaudited condensed consolidated statements of operations. For the years ended December 31, 2023 and 2022, we recognized direct operating costs of $1,098,059 and $1,031,122, respectively, related to the services performed by Interactive and Spike Up for the Company, which was included in direct operating costs (related party) in the condensed consolidated statements of operations.

For the six months ended June 30, 2024 and 2023, we recognized $272,366 and $275,246, respectively, for marketing and other operating costs performed by Spike Up on behalf of the Company, which was included in advertising and promotions (related party) in the unaudited condensed consolidated statements of operations. For the years ended December 31, 2023 and 2022, we recognized $1,648,866 and $2,265,248, respectively, for marketing and other operating costs performed by Spike Up on behalf of us, which was included in advertising and promotions (related party) in the consolidated statements of operations.

For the six months ended June 30, 2023, we recognized $7,030, for services performed by Interactive for us which was included in general and administrative (related party) expenses in the unaudited condensed consolidated statements of operations. There were no such costs incurred during the six months ended June 30, 2024. For the years ended December 31, 2023 and 2022, we recognized $10,687 and $1,529,132, respectively, for services performed by Interactive for us which was included in general and administrative expenses (related party) in the consolidated statements of operations.

By Securities Acquisition Agreement dated February 25, 2022 we acquired 3,500 shares of capital stock constituting 35% of the outstanding shares of HR Entertainment from Happy Hour in exchange for (i) 505,447 shares of our common stock and (ii) a further earnout consideration of 505,447 shares of our common stock provided that and subject to our online gaming brands and casino operations shall have achieved the equivalent of €1.5 million ($1.62 million) net gaming revenue with profitability generated for at least three consecutive months prior to the one year anniversary of the closing date that was to occur no later than five business days after the date of the agreement. The agreement defined “net gaming revenue” to mean customer derived revenue from all online sites after customer wins, bonuses, promotions as determined by U.S. GAAP. The Company has determined that the terms of the earnout requirements have been met as of September 30, 2022. By further agreement of the parties Happy Hour and the Company have adjusted the earnout consideration retroactively to 758,172 shares of common stock to reflect the original intent of the parties to provide Happy Hour with a 20% interest in High Roller upon achievement of the earnout terms.

Spike Up Media LLC is a wholly owned subsidiary of Spike Up Media AB, which is a wholly owned subsidiary of Ellmount Interactive AB. Cascadia Holdings LTD and OEH Invest AB own 66.9% and 33.1% of Ellmount Interactive AB respectively. Jeffrey Smith, Brandon Eachus and Michael Cribari own 30.43%, 30.43% and 39.14% of Cascadia Holdings LTD respectively. OEH Invest AB is a wholly owned subsidiary of OEH Forvaltning AB whose sole equity holder is Oskar Hornell. WKND is a wholly owned subsidiary of Happy Hour Entertainment Holdings Ltd. Daniel Bradtke, one of our directors, is a chief financial officer and a shareholder of Happy Hour Entertainment Holdings. Spike-Up Media owns less than 10% of Happy Hour Entertainment Holdings. Please see the Group Ownership Structure chart on page 5 for additional information.

In or about early March 2022 Spike Up Media transferred 6,500 shares of HR Entertainment to Ellmount Interactive which later that month assigned and transferred to us, for a nominal consideration of $6,500, all its right title and interest in 6,500 shares of capital stock constituting 65% of the of the outstanding shares of HR Entertainment. As a result of our acquiring these shares from Ellmount Interactive and Happy Hour we own 100% of HR Entertainment. Prior to completion of the March 2022 transfer of shares, during January and February 2022, Spike Up Media paid approximately €600,000 ($635,640), to HR Entertainment Ltd. as an investment.

Effective June 30, 2022, we granted Spike Up Media warrants to purchase 39,172 shares of common stock at a strike price of $2.37 per share. Spike Up Media may exercise these warrants at any time through 5:00 p.m. Pacific time on June 30, 2027.

In June 2023 we entered into a debt conversion agreement with Ellmount Interactive A.B. and Spike Up Media A.B. pursuant to which we issued 631,809 shares of common stock, at $7.91 per share, to Spike Up in exchange for $5,000,000 that we owed to Spike Up through June 30, 2023 for services provided to our subsidiary, HR Entertainment Ltd. Following this issuance, we owed Spike Up a balance of approximately $421,000 that was paid in the ordinary course of business.

In June 2024, the Company entered into interest free short-term unsecured loans with existing shareholders for $500,000 provided that if these unsecured loans are not paid on or before maturity they shall accrue interest at the rate of 10% per year from their respective issuance dates until paid. The bulk of the loans are due and payable on or before December 31, 2024. The loans are expected to be repaid substantially from operations.

Based on our experience in the business sectors in which we operate and the terms of our transactions with unaffiliated third parties, we believe that all of the transactions with affiliated parties described above were on terms which were no less favorable than those we could have obtained from parties not related to us. Prior to the consummation of this offering, our board of directors will adopt a written related person transaction policy, to be effective upon the consummation of this offering, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including without limitation purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including but not limited to whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

DESCRIPTION OF SECURITIES

The following descriptions are summaries of the material terms of our securities and are not complete. You should also refer to the High Roller Technologies, Inc. Certificate of Incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the applicable provisions of the Delaware General Corporate Law.

Authorized Capital Stock

Our amended and restated Certificate of Incorporation, as amended, authorizes us to issue up to 60,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, all of which shares of preferred will be undesignated. As of October 22, 2024, 7,015,850 shares of our common stock, after giving effect to the Reverse Split, were deemed issued and outstanding. No shares of preferred stock are issued and outstanding.

Common Stock

Shares of our common stock have the following rights, preferences and privileges:

Voting

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. Shareholders do not have cumulative voting rights.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Other

Our issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock. Our Certificate of Incorporation authorizes the board to issue these shares without stockholder approval in one or more series, to determine the designations and the rights, powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. Immediately after consummation of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Anti-Takeover Effects of Delaware and of Our Certificate of Incorporation and Bylaws

Section 203 of the Delaware General Corporation Law

Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholder, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, lease, pledge exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws provide for:

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our Certificate of Incorporation will not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

Undesignated Preferred Stock

The ability to authorize and issue undesignated preferred stock may enable our board of directors to render more difficult or discourage an attempt to change control of us by means of a merger, tender offer, proxy contest or otherwise.

Choice of Forum

Our Certificate of Incorporation, as amended, provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty owed by any of our current or former directors, officers, or other employees to us or to our stockholders; (iii) any action asserting a claim arising pursuant to the Delaware General Corporation Law (the “DGCL”), the Certificate of Incorporation or our Bylaws or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation; or (v) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware, provided that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our Certificate of Incorporation further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts are the sole and exclusive forum for the resolution of any complaint asserting a right under the Securities Act. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

The forum selection clause in our Certificate of Incorporation may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the forum selection clause in our Certificate of Incorporation may limit our stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees even though an action, if successful, might benefit our stockholders. The Court of Chancery of the State of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders. Alternatively, if a court were to find the choice of forum provisions contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition. Any person purchasing or otherwise acquiring any interest in any shares of our common stock shall be deemed to have notice of and have consented to these exclusive forum provisions of our Certificate of Incorporation.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Delaware General Corporation Law and subject to any limitations set forth in our Certificate of Incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock upon the closing of this offering will be VStock Transfer LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, New York 11598.

NYSE American Listing

Our common shares have been approved for listing on NYSE American under the trading symbol “ROLR”, subject to official notice of issuance.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for our common stock, and a liquid trading market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of outstanding options, or the anticipation of these sales, could materially and adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of equity or equity-related securities.

Upon the consummation of this offering, we will have 8,265,850 shares of common stock outstanding, assuming no exercise of the underwriters’ over-allotment option to purchase additional shares. Of the outstanding shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, may be sold only in compliance with the limitations described below.

The remaining outstanding common shares will be deemed restricted securities, as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which we summarize below. Approximately of these shares will be subject to lock-up agreements described below.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, we, our executive officers and directors and our stockholders, have agreed not to, without the prior written consent of the representative, offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any common stock or securities convertible into or exchangeable or exercisable for any common stock, whether currently owned or subsequently acquired, for a period of twelve months from the date of effectiveness of this offering in the case of our executive officers, directors and principal shareholders, and for a period of six months from the date of effectiveness of this offering for holders of our common stock and securities exercisable for or convertible into our common stock. See “Underwriting — Lock-Up Agreements”

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an eligible stockholder is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible stockholder under Rule 144, such stockholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and must have beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144, subject to the expiration of the lock-up agreements described above.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell shares on expiration of the lock-up agreements described above. Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned our common shares for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of our common shares then outstanding, which will equal approximately shares immediately after this offering; and

●	the average weekly trading volume in our common shares on NYSE American during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted securities have entered into lock-up agreements as referenced above and their restricted securities will become eligible for sale (subject to the above limitations under Rule 144) upon the expiration of the restrictions set forth in those agreements.

Rule 701

In general, under Rule 701, any of an issuer’s employees, directors, officers, consultants or advisors who purchases shares from an issuer in connection with a compensatory stock or option plan or other written agreement before the effective date of a registration statement under the Securities Act is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. An affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.

The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.

Registration Statements on Form S-8

Promptly following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of our common shares issued or reserved for future issuance under our equity incentive plans. Shares registered under the registration statement will generally be available for sale in the open market after the 180-day lock-up period immediately following the date of this prospectus.

UNDERWRITING

ThinkEquity LLC is acting as the representative of the underwriters of the offering. We have entered into an underwriting agreement dated October 22, 2024 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock at the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
ThinkEquity LLC	1,250,000

Total	1,250,000

The underwriters are committed to purchase all shares of common stock offered by the Company, other than those covered by the over-allotment option. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, the underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares offered by us in this prospectus are subject to various representations and warranties and other customary conditions specified in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares of common stock subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted a 45-day option to the underwriters to purchase up to 187,500 additional shares of common stock from us (15% of the shares sold in this offering) solely to cover over-allotments, if any, at the public offering price less underwriting discounts and commissions. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of common stock in proportion to their respective commitments set forth in the prior table.

Discounts, Commissions and Reimbursement

The representative has advised us that the underwriters propose to offer the shares of common stock to the public at the initial public offering price per share set forth on the cover page of this prospectus. The underwriters may offer shares to securities dealers at that price less a concession of not more than $0.48 per share. After the initial offering to the public, the public offering price and other selling terms may be changed by the representative.

The following table summarizes the underwriting discounts and commissions and proceeds, before expenses, to us assuming both no exercise and full exercise by the underwriters of their over-allotment option:

		Total
	Per Share	Without Over- allotment Option	With Over- allotment Option
Public offering price	$8.00	$10,000,000	$11,500,000
Underwriting discounts and commissions (7%)	0.56	700,000	805,000
Non-accountable expense allowance (1%)	0.08	100,000	115,000
Proceeds, before expenses, to us	$7.36	$9,200,000	$10,580,000

We have paid a $50,000 advance to the Representative, which will be applied against the Representative’s actual out-of-pocket accountable expenses (in compliance with FINRA Rule 5110(f)(2)(C)) that are payable by us in connection with this offering. We have agreed to reimburse the Representative for the fees and expenses of its legal counsel in connection with the offering in an amount not to exceed $125,000, the fees and expenses related to the use of book building, prospectus tracking and compliance software for the offering in the amount of $29,500, up to $15,000 for background checks of our officers and directors, up to $10,000 for actual accountable data services and communications expenses, up to $10,000 for actual accountable “road show” expenses, up to $30,000 for actual accountable market making and trading, and clearing firm settlement expenses for the Offering and up to $3,000 of the costs associated with preparing bound volumes of the public offering materials and any commemorative mementos or lucite tombstones for the offering.

We estimate the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $1,080,000.

Representative Warrants

Upon the closing of this offering, we have agreed to issue to the representative warrants, or the Representative’s Warrants, to purchase a number of shares of common stock equal to 5% of the total number of shares sold in this public offering. The Representative’s Warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share of common stock sold in this offering. The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the four and one-half year period commencing six months from the effective date of the registration statement related to this offering. The Representative’s Warrants also provide for one demand registration right of the shares underlying the Representative’s Warrants, and unlimited “piggyback” registration rights with respect to the registration of the shares of common stock underlying the Representative’s Warrants and customary antidilution provisions. The demand registration right provided will not be greater than five years from the effective date of the registration statement related to this offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration right provided will not be greater than seven years from the effective date of the registration statement related to this offering in compliance with FINRA Rule 5110(g)(8)(D).

The Representative’s Warrants and the shares of common stock underlying the Representative’s Warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The representative, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the Representative’s Warrants or the securities underlying the Representative’s Warrants, nor will the representative engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Representative’s Warrants or the underlying shares for a period of 180 days from the effective date of the registration statement. Additionally, the Representative’s Warrants may not be sold transferred, assigned, pledged or hypothecated for a 180-day period following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The Representative’s Warrants will provide for adjustment in the number and price of the Representative’s Warrants and the shares of common stock underlying such Representative’s Warrants in the event of recapitalization, merger, stock split, stock dividend or consolidation.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Right of First Refusal

Until October 22, 2025, twelve (12) months from the effective date of the registration statement of which this prospectus is a part, the representative shall have an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at the representative sole discretion, for each and every future public and private equity and debt offerings for the Company, or any successor to or any subsidiary of the Company, including all equity linked financings, on terms customary to the representative. The representative shall have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation. The representative will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, we and our executive officers, directors and the holders of all of the outstanding shares prior to the offering, have agreed, subject to limited exceptions, without the prior written consent of the Representative, not to directly or indirectly, offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, our common stock or any securities convertible into or exercisable or exchangeable for our common stock (the “Lock-Up Securities”), enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Lock-Up Securities, or to enter into any transaction, swap, hedge or other arrangement relating to any Lock-Up Securities, subject to customary exceptions, or publicly disclose the intention to do any of the foregoing, for a period of 12 months from the date of this prospectus in the case of our directors, officers and principal shareholders, and six months, in the case of us or any other holder of outstanding shares.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The representative may agree to allocate a number of securities to underwriters and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

The underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. In connection with the offering, the underwriters may purchase and sell our securities in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of securities in the offering. The underwriters may close out any covered short position by either exercising the over-allotment option to purchase shares or purchasing shares in the open market. In determining the source of shares of securities to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option to purchase shares. “Naked” short sales are sales in excess of the over-allotment option to purchase shares. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of securities made by the underwriters in the open market before the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market.

The underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Certain of the underwriters and their affiliates may in the future provide various advisory, investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees and commissions.

Pricing of the Offering

Prior to this offering, there was no established public market for our common stock. The initial public offering price was determined by negotiations among us and the representative of the underwriters. In addition to prevailing market conditions, among the factors considered in determining the initial public offering price of our common stock were:

➢	our historical performance;
➢	estimates of our business potential and our earnings prospects;
➢	an assessment of our management; and
➢	the consideration of the above factors in relation to market valuation of companies in related businesses.

Neither we nor the underwriters can assure investors that an active trading market for the shares will develop or that, after the offering, the shares will trade in the public market at or above the public offering price.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societa e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 11971”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Law Offices of Aaron A. Grunfeld & Associates, Beverly Hills, California. Loeb & Loeb LLP, New York, New York is acting as counsel to the underwriters.

EXPERTS

The consolidated financial statements of High Roller Technologies, Inc. and Subsidiaries as of December 31, 2023 and 2022 and for the years then ended, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, appearing herein. Such consolidated financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Upon completion of this offering, we will be required to file periodic reports, proxy statements, and other information with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. Securities and Exchange Commission also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the Securities and Exchange Commission. The address of that site is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection at the website of the SEC referred to above. We also intend to launch a corporate website at or prior to the closing of this offering where, upon closing of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information on or that can be accessed through our corporate website is not a part of this prospectus and the inclusion of our corporate website in this prospectus is an inactive textual reference only.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,361,422	$2,087,004
Restricted cash	1,860,098	1,958,220
Prepaid expenses and other current assets	976,577	836,108
Total current assets	4,198,097	4,881,332
Non-current assets
Due from affiliates	492,346	702,274
Deferred offering costs	931,898	579,425
Property and equipment, net	320,618	250,116
Operating lease right-of-use asset, net	1,035,276	—
Intangible assets, net	5,017,696	5,117,116
Other assets	42,822	255,044
Total assets	$12,038,753	$11,785,307

Liabilities and Stockholders’ Equity (deficit)
Current liabilities
Accounts payable	$1,265,653	$686,474
Accrued expenses	4,110,944	4,300,434
Player liabilities	868,211	499,381
Due to affiliates	4,703,665	3,971,900
Short-term unsecured notes payable to stockholders	500,000	—
Operating lease obligation, current	136,300	—
Total current liabilities	11,584,773	9,458,189
Non-current liabilities
Other liabilities	21,946	22,630
Operating lease obligation, noncurrent	935,123	—
Total liabilities	12,541,842	9,480,819

Stockholders’ equity
Preferred stock, $0.001 par value; 10,000,000 shares authorized; none issued and outstanding as of June 30, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value; 60,000,000 shares authorized; 7,012,808 shares and 6,967,278 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	7,013	6,967
Additional paid-in capital	22,724,858	22,051,802
Accumulated deficit	(24,572,792)	(21,219,959)
Accumulated other comprehensive income	1,337,831	1,465,678
Total stockholders’ equity (deficit)	(503,090)	2,304,488
Total liabilities and stockholders’ equity (deficit)	$12,038,753	$11,785,307

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Six Months Ended June 30,
	2024	2023
Revenue	$12,309,895	$14,914,559

Operating expenses
Direct operating costs:
Related party	1,422,444	1,249,957
Other	5,068,931	5,645,413
General and administrative:
Related party	24,759	250,287
Other	4,606,983	4,775,716
Advertising and promotions:
Related party	354,549	347,810
Other	3,522,773	3,156,725
Product and software development:
Related party	146,660	99,197
Other	466,974	161,563
Total operating expenses	15,614,073	15,686,668
Loss from operations	(3,304,178)	(772,109)

Other expense
Interest expense, net	(50,215)	(61,581)
Other income (expense)	1,560	(54,292)
Total other expense	(48,655)	(115,873)

Loss before income taxes	(3,352,833)	(887,982)
Income tax expense (benefit)	—	—
Net loss	$(3,352,833)	$(887,982)

Other comprehensive loss
Foreign currency translation adjustments	(127,847)	1,850
Comprehensive loss	$(3,480,680)	$(886,132)

Net loss per common share:
Net loss per common share - basic and diluted	$(0.48)	$(0.14)
Weighted average common shares outstanding - basic and diluted	7,001,102	6,318,094

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity (Deficit)
Balance, December 31, 2023	6,967,278	$6,967	$22,051,802	$(21,219,959)	$1,465,678	$2,304,488
Shares issued for vesting of restricted stock units	45,530	46		—	—	46
Share-based compensation	—	—	673,056	—	—	673,056
Net loss	—	—	—	(3,352,833)	—	(3,352,833)
Foreign currency translation	—	—	—	—	(127,847)	(127,847)
Balance, June 30, 2024	7,012,808	$7,013	$22,724,858	$(24,572,792)	$1,337,831	$(503,090)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity (Deficit)
Balance, December 31, 2022	6,318,094	$6,318	$16,834,098	$(18,402,108)	$1,411,265	$(150,427)
Settlement of an affiliated payable through contribution to capital	631,809	632	4,999,368	—	—	5,000,000
Share-based compensation	—	—	104,915	—	—	104,915
Net loss	—	—	—	(887,982)	—	(887,982)
Foreign currency translation	—	—	—	—	1,850	1,850
Balance, June 30, 2023	6,949,903	$6,950	$21,938,381	$(19,290,090)	$1,413,115	$4,068,356

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,352,833)	$(887,982)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	106,531	3,056
Foreign exchange (gain)	(726)	(1,764)
Non-cash interest expense	52,055	—
Non-cash lease expense	36,511	9,691
Share-based compensation	673,056	104,915
Loss on liquidation of Ellmount Support	10,287	—
Change in operating assets and liabilities:
(Increase) decrease in -
Due from affiliates	4,481,934	2,570,115
Prepaid expenses and other current assets	(198,886)	668,330
Other assets	206,578	(80)
Increase (decrease) in -
Due to affiliates	(3,483,070)	(2,247,300)
Accounts payable	414,858	(296,005)
Accrued expenses	(464,789)	976,953
Player liabilities	387,777	(102,877)
Other liabilities	—	(112,124)
Operating lease liabilities	—	(11,982)
Net cash provided by (used in) operating activities	(1,130,717)	672,946

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in capitalized software	(143,787)	(179,428)
Purchase of property and equipment	(97,727)	(42,596)
Net cash used in investing activities	(241,514)	(222,024)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of deferred offering costs	(162,529)	(185,948)
Proceeds from issuance of short-term unsecured notes payable to stockholders	500,000	—
Net cash provided by (used in) financing activities	337,471	(185,948)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	211,056	74,065

Net change in cash, cash equivalents and restricted cash	(823,704)	339,039
Cash, cash equivalents and restricted cash at beginning of period	4,045,224	4,149,648
Cash, cash equivalents and restricted cash at end of period	$3,221,520	$4,488,687

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2024	2023
Supplemental disclosure of cash flow:
Cash paid for income taxes	$—	$—
Cash paid for interest	$—	$—

Non-cash financing activities:
Acquisition of right-of-use asset in exchange for lease obligations	$1,000,810	$—
Conversion of related party debt into common stock	$—	$5,000,000
Offering costs accrued but not paid during the period	$251,188	$69,052

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2024 AND 2023

1. Nature of Operations

High Roller Technologies, Inc. (the “Company” or “High Roller”) was incorporated in Delaware on December 21, 2021, with the intent to seek an initial public offering on a United States securities exchange. High Roller is the direct parent company of Ellmount Entertainment Ltd (“Entertainment”). Entertainment, which is based in Malta, has been in operation for over a decade and operated an online gaming business offering casino games to customers worldwide under the domain name ‘casinoroom.com’ under licenses issued by the Malta Gaming Authority and Swedish Gaming Authority.

All entities referenced within the unaudited condensed consolidated financial statements are entities under the common ownership of OEH Invest AB, organized in Sweden, and Cascadia Holdings Ltd., organized in Malta (the “Holding Entities”). These ownership entities are holding companies that do not have operations other than through those of its subsidiary entities as noted below.

Subsidiaries of Entertainment

Entertainment has two wholly-owned subsidiaries, Wowly NV (“Wowly”, formerly known as “Ellmount NV”) and Ellmount Support SA (“Support”).

Wowly, which is organized in Curacao, manages certain internet related advertising services on behalf of Entertainment.

Support, which was based in Costa Rica, and Entertainment are parties to a certain Customer Support Services agreement effective January 1, 2019, pursuant to which Support provides customer support services to Entertainment. The services provided by Support included, but were not limited to, customer support, activation, and retention, risk management, payments, and fraud management, Facebook maintenance and telemarketing, and monthly reporting on support transactions.

In November 2023, the Company decided to wind down Support, and provide all services that were previously provided as a subsidiary of Entertainment, under the newly formed subsidiary, Lunar Ventures Limited (“Ventures”), an entity incorporated in Malta, as described below. The Company completed the wind down of Support during the first quarter of 2024.

Subsidiaries of High Roller

On February 25, 2022, the Company acquired HR Entertainment, which holds a worldwide license to operate the HighRoller.com domain, and HR Entertainment became a wholly-owned subsidiary of the Company. The Company soft launched, utilizing its existing resources and gaming licenses, its second brand, Fruta.com, in December 2023, allowing select players to test Fruta.com prior to going live in February 2024.

On May 30, 2023, Ventures was incorporated in Malta. The services provided by Ventures principally include customer support, activation, and retention, risk management, payments, and fraud management, Facebook maintenance and telemarketing, and monthly reporting on support transactions. In November 2023, the Company decided to wind down Support, and provide all services that were previously provided as a subsidiary of Entertainment, under this newly formed subsidiary Ventures.

On February 15, 2024 Interstellar Entertainment N.V. was incorporated in Curacao for the primary purpose of extending our current Curacao sublicense previously held by our wholly-owned subsidiary HR Entertainment, and to apply for a gaming license directly with the Curacao Gaming Control Board. The Curacao Gaming Control Board has mandated that all applying entities seeking to receive a gaming license must be domiciled in Curacao. In March 2024, Interstellar Entertainment N.V., a wholly owned subsidiary of the Company incorporated in Curacao, applied to obtain a license from the Curacao Gaming Control Board and in July 2024 was issued license no. OGL/2024/1042/0564 to operate the highroller.com and fruta.com domains.

Reverse Stock Split

On January 16, 2024, the Company’s Board of Directors approved and the shareholders ratified a 1-for-3.95689 reverse stock split of the Company’s outstanding common stock, which became effective on January 16, 2024. Fractional shares, if any, were rounded up or down to the nearest whole share, as appropriate. As a result of this reverse split, all share and per share amounts have been retroactively adjusted for the impact of the reverse stock split for all periods presented. The reverse stock split did not impact the number of authorized shares of common stock, which remained at 60,000,000 shares, or the authorized shares of preferred stock, which remained at 10,000,000 shares, nor the $0.001 par value of such shares.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2024 AND 2023

2. Summary of Significant Accounting Policies

The Company’s complete accounting policies are described in Note 2 to the Company’s consolidated financial statements and notes for the year ended December 31, 2023. Since December 31, 2023, there have been no material changes to the Company’s significant accounting policies.

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of High Roller Technologies, Inc., and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated upon consolidation. The accompanying unaudited condensed consolidated financial statements have been prepared and presented in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for interim reporting. As permitted under those rules, certain footnotes and financial information that are normally required under U.S. GAAP can be condensed or omitted. The condensed consolidated balance sheet as of December 31, 2023, was derived from audited consolidated financial statements but does not include all disclosures required by U.S. GAAP. The information included in this interim report should be read in conjunction with the audited consolidated financial statements and notes thereto of the Company for the year ended December 31, 2023.

In the opinion of management, these unaudited condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and notes thereto of the Company and include all adjustments, consisting only of normal recurring adjustments considered necessary for the fair presentation of the Company’s financial position and operating results. The results for the six months ended June 30, 2024 and 2023 are not necessarily indicative of the operating results for the year ending December 31, 2024 and 2023, or any other interim or future periods.

Going Concern

The Company had a net working capital deficiency of $7,386,676, an accumulated deficit of $24,572,792, and unrestricted cash resources of $1,361,422 at June 30, 2024. During the years ended December 31, 2023 and 2022, the Company incurred a net loss of $2,817,851 and $3,058,327, respectively, and during the six months ended June 30, 2024 and 2023, the Company incurred a net loss of $3,352,833 and $887,982, respectively.

The Company’s unaudited condensed consolidated financial statements have been presented on the basis that it will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has financed its working capital requirements historically through the continuing financial support of affiliates and related parties. The Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to meet its continuing obligations and repay its liabilities arising from normal business operations when they become due, to fund the development and expansion of its business activities, and to generate sustainable operating profits and cash flows in the future. Management’s plan is to provide for the Company’s capital requirements by raising equity capital in the United States capital market. No assurances can be given that the Company will be able to secure sufficient additional financing as and when necessary, on acceptable terms, or at all, to sustain and improve operating results and cash flows under the business model resulting from the Restructuring (as defined in in Note 1 to the consolidated financial statements for the years ended December 2023 and 2022).

As a result of these factors, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern. The Company’s unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2024 AND 2023

Risk and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions worldwide. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets, cash transfer rules and restrictions, and the general condition of the world economy. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial condition and the results of its operations.

The Company’s business and operations are also sensitive to continually evolving online gaming regulatory and licensing requirements. In addition, the Company competes with many companies that currently have extensive and well-funded businesses, marketing and sales operations. The Company may be unable to compete successfully against these companies. The Company’s industry is characterized by rapid changes in technology and market demands. As a result, the Company’s products, services, or expertise may become obsolete or unmarketable. The Company’s future success will depend on its ability to adapt to technological advances, anticipate customer and market demands, and enhance its current technology under development.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, revenue and expenses. Some of those judgments can be subjective and complex, and therefore, actual results could differ materially from those estimates under different assumptions or conditions. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates. Significant estimates include those related to assumptions used in accruals for potential legal and other liabilities, recovery of amounts held in escrow, realization of intangible assets, share-based compensation, accrued jackpots, hypothetical borrowing rates and the realization of deferred tax assets.

Cash and Cash Equivalents, and Restricted Cash

Cash and cash equivalents consist of liquid checking and instant access internet banking accounts with original maturities of 90 days or less that are subject to an insignificant risk of change in value. The Company has not experienced any losses to date resulting from our banking practices..

Cash and cash equivalents that are legally restricted as to withdrawal or usage are classified as current or non-current restricted cash, as applicable, in the consolidated balance sheets.

Entertainment and HR Entertainment maintain separate accounts with various intermediary parties to segregate cash that resides in customers’ interactive gaming accounts from cash used in operating activities. Player funds denoted as such by Entertainment at the end of each period are classified as restricted cash. Player funds include cash amounts that reside in players’ interactive gaming withdrawals that were initiated by players but that are still pending at the end of each period, and the value of any bets that are unsettled at the end of each period.

Deferred Offering Costs

Deferred offering costs consist of payments with respect to a pending equity financing transaction, including legal fees. Such costs are deferred and will be charged to additional paid-in capital upon the successful completion of such financing or will be charged to operations if such financing is abandoned or terminated.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2024 AND 2023

Leases

Under Leases (Topic 842), the Company determines if an arrangement is a lease at inception. Right-of-use (“ROU”) assets and lease liabilities are recognized at commencement date based on the present value of remaining lease payments over the lease term. For this purpose, the Company considers only payments that are fixed and determinable at the time of commencement. As most of the Company’s leases do not provide an implicit rate, the Company uses the incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate is a hypothetical rate based on the Company’s understanding of what its credit rating would be. The ROU asset also includes any lease payments made prior to commencement and is recorded net of any lease incentives received. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options. When determining the probability of exercising such options, the Company considers contract-based, asset-based, entity-based, and market-based factors. The Company’s lease agreements may contain variable costs such as common area maintenance, insurance, real estate taxes or other costs. Variable lease costs are expensed as incurred on the consolidated statements of operations. The Company’s lease agreements generally do not contain any residual value guarantees or restrictive covenants.

The right-of-use asset components of operating leases are included in operating leases, right-of-use assets in the consolidated balance sheets, while the current portion of operating lease liabilities are included in operating lease obligation, current in current liabilities, and the long-term portion of operating lease liabilities is included in operating lease obligation, non-current in non-current liabilities in the consolidated balance sheets.

Foreign Currency and Foreign Exchange Risk

The unaudited condensed consolidated financial statements are presented in United States Dollars ($), which is the Company’s reporting currency.

Foreign currency exchange risk is the risk that the Company’s results of operations and/or financial condition could be impacted by unfavorable changes in exchange rates. The Company has transactions denominated in currencies other than the U.S. Dollar, principally the Euro but also other foreign currencies including Norwegian Krone, New Zealand Dollar and Canadian Dollar, that expose the Company’s operations to risk from the effects of exchange rate movements. Such movements may impact future revenues, expenses, and cash flows. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining other comprehensive income. Changes in the value of the Company’s cash balance due to fluctuations in foreign exchange rate are presented on the unaudited condensed consolidated statements of cash flows as effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash. As of June 30, 2024 and December 31, 2023, 95% and 97%, respectively, of the Company’s cash, cash equivalents and restricted cash reside in bank accounts located outside of the United States. The Company’s primary foreign currency exchange risk occurs between the time when other foreign currencies are exchanged for wagering on the Platform, and when those funds are settled to the Company in Euro. The relatively stable status of the Euro reduces but does not eliminate the Company’s exposure to foreign currency exchange risk. In addition, gains (losses) related to translating certain cash balances from the Euro to the U.S. Dollar, as well as payable balances also impact net income. As the Company’s foreign operations expand, results may be impacted further by fluctuations in the exchange rates of the currencies in which the Company does business. The Company has not used any derivative financial instruments to manage its foreign currency exchange risk exposure.

In most of the Company’s operations, the Company transacts primarily in the Euro, including wagered amounts, net revenue, revenue share, and employee-related compensation costs. Operating arrangements with payment service providers who convert player funds to the Euro from other currencies, for example the Canadian Dollar, could further negatively impact foreign currency exchange risk if the exchange spot rates used are unfavorable as compared to European Central Bank exchange rates. Foreign currency (gains) and losses arising from transactions denominated in currencies other than the functional currency are included in net (loss) income and are included within general and administrative expenses. For the six months ended June 30, 2024 and 2023, the Company incurred foreign currency transaction losses of $714,634 and $1,188,839, respectively. While the Company expects these losses to persist through 2024, it continues to manage and negotiate contracts with payment providers. The Company expects that these losses, as a percentage of revenue, should continue to decline during the second half of 2024.

The effects of foreign currency translation adjustments are included in stockholders’ equity (deficit) as a component of accumulated other comprehensive income in the accompanying condensed consolidated balance sheets. Foreign currency fluctuations between the functional and reporting currency can significantly impact the currency translation adjustment component of accumulated other comprehensive income.

Credit Risk

The Company’s credit risk arises from cash and cash equivalents, and restricted cash and deposits with banks and other financial institutions. The Company maintains balances in banks in the United States and outside of the United States, primarily within the European Union. For funds held within the United States, the Federal Deposit Insurance Corporation insures $250,000 per depositor per FDIC insured bank. For funds held within the European Union, the European Deposit Insurance Scheme insures €100,000 per depositor per bank. The Company has funds in Finland, Cyprus, Lithuania, and Malta that are protected under this scheme. The Company mitigates potential cash risk by diversifying bank accounts with insured banking institutions within the United States and European Union. Furthermore, the Company maintains cash in payment service provider accounts and other such financial institutions that may or may not be protected under the previously mentioned insurance schemes. The Company mitigates this potential risk by drawing down funds and transferring them to insured bank accounts on a regular basis. Any loss incurred or lack of access to such funds could have an adverse impact on the Company’s financial conditions, results of operations and cash flows period.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2024 AND 2023

Recent Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280), Improvements to Reportable Segment Disclosures (“ASU 2023-07”). The amendments in ASU 2023-07 are intended to improve reportable segment disclosure primarily through enhanced disclosures about significant segment expenses. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The amendments in ASU 2023-07 should be applied retrospectively to all prior periods presented in the financial statements. Early adoption is permitted. The Company is currently evaluating the disclosure impact that ASU 2023-07 may have on its financial statement presentation and disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740), Improvements to Income Tax Disclosures (“ASU 2023-09”). The amendments in ASU 2023-09 are intended to increase transparency through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. ASU 2023-09 is effective for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the disclosure impact that ASU 2023-09 may have on its financial statement presentation and disclosures.

Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

3. Revenue

Disaggregated revenue for the six months ended June 30, 2024 and 2023 is summarized as follows:

	Six months ended June 30,
	2024	2023
Net gaming revenue	$12,020,256	$14,404,542
Net revenue generated through intra-group service arrangements	289,639	510,017
Total revenue	$12,309,895	$14,914,559

The Company’s revenue by country for those with significant revenue for the six months ended June 30, 2024 and 2023 is summarized as follows:

	Six months ended June 30,
	2024	2023
Finland	$4,813,462	$3,631,703
New Zealand	3,096,129	4,032,263
Norway	1,877,562	2,866,547
Canada	1,776,022	2,262,824
Rest of world	746,720	2,121,222
Total revenue	$12,309,895	$14,914,559

As of June 30, 2024 and December 31, 2023, the Company did not record any contract assets or liabilities.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2024 AND 2023

4. Cash and Cash Equivalents and Restricted Cash

The following table reconciles cash and cash equivalents, and restricted cash in the condensed consolidated balance sheets to the totals shown on the unaudited condensed consolidated statements of cash flows as of June 30, 2024 and December 31, 2023:

	June 30, 2024	December 31, 2023
Cash and cash equivalents	$1,361,422	$2,087,004
Restricted cash	1,860,098	1,958,220
Total cash and cash equivalents, and restricted cash	$3,221,520	$4,045,224

The following table presents cash and cash equivalents, and restricted cash held in accounts in each country (translated into USD) as of June 30, 2024 and December 31, 2023:

	June 30, 2024	December 31, 2023
Cash and cash equivalents:
Malta	$317,761	$392,268
Finland	578,011	387,212
United States	149,613	122,519
United Kingdom	116,187	163,030
Cyprus	45,071	83,302
Lithuania	25,758	671,257
Other	129,021	267,416
Restricted cash
Malta	645,979	1,073,556
Denmark	438,693	543,965
United Kingdom	172,808	183,444
Singapore	101,368	104,526
Cyprus	495,843	—
Other	5,407	52,729
Total cash and cash equivalents, and restricted cash	$3,221,520	$4,045,224

5. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets at June 30, 2024 and December 31, 2023 are summarized as follows:

	June 30, 2024	December 31, 2023
VAT recoverable	$571,892	$522,776
Payment provider receivables	202,829	113,036
Prepaid income tax	—	32,303
Other prepaids	201,856	167,993
Total prepaid and other current assets	$976,577	$836,108

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2024 AND 2023

6. Intangible Assets, Net

Intangible assets, net at June 30, 2024 and December 31, 2023 are summarized as follows:

	June 30, 2024
	Weighted Average Remaining Amortization Period (years)	Gross Carrying Amount	Accumulated Amortization	Accumulated Impairment Amount	Net Carrying Amount
Trademarks	Indefinite	$1,277,495	$—	$(980,954)	$296,541
Domain name	Indefinite	4,264,313		—	4,264,313
Capitalized software	3	692,731	(235,889)	—	456,842
		$6,234,539	$(235,889)	$(980,954)	$5,017,696

	December 31, 2023
	Weighted Average Remaining Amortization Period (years)	Gross Carrying Amount	Accumulated Amortization	Accumulated Impairment Amount	Net Carrying Amount
Trademarks	Indefinite	$1,242,530	$—	$(935,263)	$307,267
Domain name	Indefinite	4,395,630	—	—	4,395,630
Capitalized software	3	567,517	(153,298)	—	414,219
		$6,205,677	$(153,298)	$(935,263)	$5,117,116

Trademarks and domain names have no amortization as the Company recognizes these identified intangibles assets as having an indefinite useful life. The Company considered various economic and competitive factors, including but not limited to, the life of trademarks that have been in existence with trademarks generally in the casino industry. The Company expects to generate cash flows from these intangible assets for an indefinite period of time. The Company’s trademarks and domain names are located in Europe. There was no impairment during the six months ended June 30, 2024 and 2023.

For the six months ended June 30, 2024, the Company capitalized $235,889 of costs incurred with respect to internal-use software, related to development of enhancements to the functionality of the software placed into service during the fourth quarter of 2023. The customer database was fully amortized in 2014, but was still in use through June 30, 2024. The Company recorded $88,074 in amortization expense on internal-use software for the six months ended June 30, 2024, which is included in general and administrative expenses in the unaudited condensed consolidated statements of operations. The Company’s internal use software is in use in Europe. There was no amortization expense for the six months ended June 30, 2023.

7. Property and Equipment

Property and equipment at June 30, 2024 and December 31, 2023 are summarized as follows:

	June 30, 2024	December 31, 2023
Machinery, furniture, and equipment	$212,965	$181,813
Leasehold improvements	133,399	120,995
	346,364	302,808
Less: accumulated depreciation	(25,746)	(52,692)
Property and equipment, net	$320,618	$250,116

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2024 AND 2023

The Company recorded depreciation expense on property and equipment of $25,746 and $3,056 for the six months ended June 30, 2024 and 2023, respectively, which is included in general and administrative expenses in the unaudited condensed consolidated statements of operations.

8. Accrued Expenses

Accrued expenses at June 30, 2024 and December 31, 2023 are summarized as follows:

	June 30, 2024	December 31, 2023
VAT and other non income tax liabilities	$1,686,050	$778,492
Accrued expenses	1,050,793	1,465,757
Accrued deferred offering costs	21,250	208,222
Accrued licensing fee	320,933	399,329
Accrued marketing	737,408	1,192,044
Accrued payroll	240,758	133,076
Other accrued expenses	53,752	123,514
Total accrued expenses	$4,110,944	$4,300,434

9. Stockholders’ Equity (Deficit)

The Company is authorized to issue 60,000,000 shares of common stock and 10,000,000 shares of undesignated preferred stock. The common stock and undesignated preferred stock have a par value of $0.001 per share.

The holders of common stock are entitled to one vote per share on any matter submitted to a vote at a meeting of stockholders.

10. Net Loss Per Share

The computation of net loss per common share and the weighted average common shares outstanding for the six months ended June 30, 2024 and 2023 is summarized as follows:

	Six months ended June 30,
	2024	2023
Numerator:
Net loss attributable to common stockholders - basic and diluted	$(3,352,833)	$(887,982)
Denominator:
Weighted average common shares outstanding - basic and diluted	7,012,808	6,318,094
Net loss per common share - basic and diluted	$(0.48)	$(0.14)

As of June 30, 2024 and 2023, the Company had potentially dilutive common shares outstanding. These additional securities were excluded from the calculation of dilutive net loss per share for the six months ended June 30, 2024 and 2023 because their effect would have been anti-dilutive. The additional securities excluded from the dilutive earnings per share calculation are as follows:

	Six months ended June 30,
	2024	2023
Warrants	39,172	39,172
Stock Options	258,454	88,454
RSUs	108,883	111,198
	406,509	238,824

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2024 AND 2023

11. Share-Based Compensation

The Company adopted its 2024 Equity Incentive Plan in January 2024 to provide equity-based compensation incentives in the form of options, restricted stock unit awards, performance awards, restricted stock awards, stock appreciation rights, and other forms of awards to employees, directors and consultants, including employees and consultants of affiliates, to purchase the Company’s common stock in order to motivate, reward and retain personnel. Upon adoption, an aggregate of 1,700,000 shares of common stock was reserved for grant and issuance pursuant to the equity incentive plan.

A summary of option activity for the six months ended June 30, 2024 and the year ended December 31, 2023 is presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)
Options outstanding at January 1, 2023	199,652	$7.63	5.79
Granted	—	—	—
Exercised	—	—	—
Modified/Cancelled	(111,198)	11.87	6.51
Expired/Forfeited	—	—	—
Options outstanding at December 31, 2023	88,454	2.29	3.67
Granted	180,000	6.33	9.56
Exercised	—	—	—
Modified/Cancelled	(10,000)	—	—
Expired/Forfeited	—	—	—
Options outstanding as of June 30, 2024	258,454	$4.95	6.93

Options exercisable at June 30, 2024	168,454	$4.21	5.93

Options granted during the six months ended June 30, 2024 were valued using the Black-Scholes option-pricing model with the following assumptions. There were no options granted during the year ended December 31, 2023.

For the Six Months Ended June 30, 2024

Weighted average grant date fair value	$3.91
Expected term (years)	5.89
Risk-free interest rate	4.0-4.1%
Expected volatility	68.0
Expected dividend yield	—%
Exercise price	$6.33

The Company estimates its expected volatility by using a combination of historical share price volatilities of similar companies within the Company’s industry. The risk-free interest rate assumption is based on observed interest rates for the appropriate term of the Company’s options on a grant date. The expected option term assumption is estimated using the simplified method and is based on the mid-point between vest date and the remaining contractual term of the option, since the Company does not have sufficient exercise history to estimate expected term of its historical option awards.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2024 AND 2023

Share-based compensation related to options is included in the unaudited condensed consolidated statements of operations as follows:

	Six months ended June 30,
	2024	2023
General and administrative	$232,500	$99,879
Advertising and promotions	39,300	—
Product software and development	39,300	—
Total	$311,100	$99,879

Compensation cost related to non-vested option awards not yet recognized as of June 30, 2024 is $353,700 and will be recognized over the next 2 years.

On March 8, 2023, the Company amended a stock option agreement originally issued on September 1, 2022 to purchase 111,198 shares of common stock at the initial public offering price. The amendment issued 111,198 restricted stock units (“RSUs”) in lieu of the 111,198 stock options. Half of the RSUs vest over three years and half of the RSUs vest upon the completion of certain performance milestones. On September 1, 2023, 13,900 RSUs vested into shares of common stock, and approximately 1,158 shares will continue to vest on the first day of each month until the end of the vesting period in 2026. The Company accounted for the amendment as a modification. The Company determined the modification of the time-based awards to be a Type I: Probable-to-probable modification, under ASC 718-20. The Company performed a fair value calculation of the awards immediately before and after the modification, resulting in $54,236 of incremental cost to be recorded, which will be recognized on a straight-line basis over the remaining requisite service period. The Company determined the modification of the performance-based awards to be a Type IV: Improbable-to-improbable modification, under ASC 718-20. The compensation cost related to the performance-based awards after the modification is based on the fair value on the modification date. The fair value of the Milestone Vesting RSUs was determined to be $242,000. As of June 30, 2024, there has been no compensation cost recognized in relation to the Milestone Vesting RSUs. No share-based compensation expense has been recorded related to the performance-based awards as the Company determined they are currently not probable of being achieved.

A summary of RSU activity for the six months ended June 30, 2024 and the year ended December 31, 2023 is presented below:

	Number of Units	Weighted Average Grant Date FV
RSUs outstanding at January 1, 2023	—	$—
Granted	111,198	8.92
Vested	(17,375)	13.53
Forfeited	—	—
RSUs outstanding at December 31, 2023	93,823	8.07
Granted	149,623	6.33
Vested	(45,530)	7.25
Forfeited	(89,033)	10.11
RSUs outstanding at June 30, 2024	108,883	$5.82

The total fair value of RSUs vested during the six months ended June 30, 2024 and 2023 was $329,926 and $0, respectively.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2024 AND 2023

Stock-based compensation related to RSUs is included in the unaudited condensed consolidated statements of operations as follows:

	Six months ended June 30,
	2024	2023
General and administrative	$340,902	$71,665
Advertising and promotions	10,550	—
Product software and development	10,550	—
Total	$362,002	$71,665

Of the 149,643 RSUs granted during the six months ended June 30, 2024, 97,878 were determined to be performance RSUs, of which 48,939 vest upon the Company generating specified net gaming revenue targets for the year ending December 31, 2024 and 48,939 vest upon generating specified net gaming revenue targets for the year ending December 31, 2025. As of June 30, 2024, the Company determined it was not probable of these performance conditions being met and therefore no expense has been recognized. Total compensation cost related to non-vested time-based RSUs not yet recognized as of June 30, 2024 was approximately $272,216, which will be recognized on a straight-line basis through the end of the vesting period in 2026. Total compensation cost related to non-vested performance-based RSUs not yet recognized as of June 30, 2024 was approximately $624,740, which will be recognized over the remaining requisite service period when the Company determines the milestone is probable of being achieved.

Warrants

As of June 30, 2024, the Company had the following warrants outstanding:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)
Warrants outstanding at January 1, 2023	39,172	$2.37	4.50
Issued	—	—	—
Exercised	—	—	—
Expired	—	—	—
Warrants outstanding at December 31, 2023	39,172	2.37	3.50
Issued	—	—	—
Exercised	—	—	—
Expired	—	—	—
Warrants outstanding at June 30, 2024	39,172	$2.37	3.00

Warrants exercisable at June 30, 2024	39,172	$2.37	3.00

There was no share-based compensation expense related to warrants incurred during the six months ended June 30, 2024 or 2023.

13. Related Party Transactions

Services Agreement

The Company had previously entered into an Intra-Group Services Agreement with Interactive, pursuant to which, among other things, the Company and its subsidiaries provided certain specified services to Interactive. In addition, Interactive provides certain services to the Company. Beginning in 2022, the Company no longer provided specified services to Interactive, but Interactive continued to provide specified services to the Company. There also exists an agreement with another affiliate, Spike Up, wherein Spike Up provides marketing and promotion and other operating support for the Company.

For the six months ended June 30, 2024 and 2023, the Company generated revenues of $289,639 and $510,017, respectively, related to the services performed by Interactive and Spike Up for the Company, which was included in net revenues in the unaudited condensed consolidated statements of operations.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2024 AND 2023

For the six months ended June 30, 2024 and 2023, the Company recognized $272,366 and $275,426, respectively, for marketing and other operating costs performed by Spike Up on behalf of the Company, which was included in advertising and promotion in the unaudited condensed consolidated statements of operations. For the six months ended June 30, 2024 and 2023, the Company also incurred other costs from Spike Up that were included in the unaudited condensed consolidated statement of operations, consisting of $0 and $242,157, respectively, included in general and administrative expenses, and $1,367,068 and $1,476,307, respectively, included in direct operating costs.

For the six months ended June 30, 2024 and 2023, the Company recognized $0 and $7,030, respectively, for services performed by Interactive for the Company which was included in general and administrative expenses in the unaudited condensed consolidated statements of operations.

Happy Hour Solutions Ltd., a company registered in Cyprus and a subsidiary of Happy Hour Entertainment Holdings Ltd., one of our principal shareholders, is the holder of an Estonian gaming license, and as of October 21, 2021 entered into a Services Agreement with HR Entertainment Ltd., a company registered in the British Virgin Islands, whereby Happy Hour Solutions would provide gaming and technical and solutions, as well as hosting and cloud services, customer services, management information systems and other operational services for HR Entertainment. Pending receipt of an Estonian gaming license, for which we intend to apply following close of our public offering, we entered into several agreements with Happy Hour Solutions Ltd., including:

●	a Domain License Agreement, dated January 1, 2022 (which we refer to as the “Effective Date”), that gives Happy Hour Solutions the right to use our domain:
●	a Nominee Agreement, dated as of the Effective Date, which allows Happy Hour Solutions to, among other business solutions, process payments made on the aforementioned domain and allows us to host, manage, administer, operate and support, and enter into contracts in the ordinary course of business in the name of Happy Hour Solutions; and
●	in March 2024, Online Gaming Operations Agreement, as further described therein, pursuant to which we continue to supply Happy Hour Solutions, with services that commenced as of the Effective Date, related to the operation of an online casino primarily through our existing personnel, technical solutions, and commercial relationships while utilizing the Happy Hour Solutions Estonian gaming license and which allows us to recognize the revenues generated thereof as agreed upon by the parties.

The Happy Hour Solutions Agreements collectively allow HR Entertainment access to additional online gaming revenues. In consideration of these agreements, HR Entertainment pays Happy Hour Solutions consideration of 500 euros per month. Beginning in the fourth quarter of 2023, the Company also recognized certain administrative costs performed by certain subsidiaries of Happy Hour Entertainment Holdings. For the six months ended June 30, 2024 and 2023, the Company recognized $3,230 and $13,278, respectively, for services performed for the Company by Happy Hour Entertainment Holdings and its wholly owned subsidiaries which was included in general and administrative expenses in the unaudited condensed consolidated statements of operations.

As of March 1, 2022, the Company entered into an agreement with WKND to perform various services in connection with the conduct of the Company’s business. WKND is a wholly-owned subsidiary of Happy Hour Entertainment Holdings Ltd. For the six months ended June 30, 2024, such services totaled $29,607 and were included in product and software development expenses in the unaudited condensed consolidated statement of operations. For the six months ended June 30, 2023, such services totaled $83,986, with $47,845 included in direct operating expenses and $36,140 included in product and software development expenses in the unaudited condensed consolidated statement of operations.

The Company has an agreement with Flows World Ltd. (“Flows World”), which is partially owned by Happy Hour Entertainment. Flows World provides the Company with innovative and digital automation for the Company’s website. For the six months ended June 30, 2024 and 2023, the Company recognized $116,274 and $77,385, respectively, for services performed for the Company by Flows World that are included in product and software development expenses, related party, in the unaudited condensed consolidated statement of operations.

The Company also has an agreement with Wedia Services Ltd. (“Wedia”), which is partially owned by Happy Hour Entertainment. Wedia provides listing fee services for the Company. For the six months ended June 30, 2024, services from Wedia totaled $129,333, with $48,835 included as a reduction of revenue and $80,498 included in advertising and promotions expenses in the unaudited condensed consolidated statement of operations.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2024 AND 2023

Due From/ Due to Affiliates

The components of related party balances included in due from affiliates and due to affiliates on the unaudited condensed consolidated balance sheets as of June 30, 2024 and December 31, 2023 are summarized as follows:

	June 30, 2024	December 31, 2023
Due from affiliates
Spike Up	$48,949	$53,065
Happy Hour Entertainment Holdings	415,865	644,222
Other	27,532	4,987
Total due from affiliates	$492,346	$702,274
Due to affiliates
Interactive	$6,103	$3,670
Spike Up	4,494,918	3,717,636
Happy Hour Entertainment Holdings	83,291	120,948
WKND	94,992	68,151
Other	24,361	61,495
Total due to affiliates	$4,703,665	$3,971,900

As of June 30, 2024 and December 31, 2023, the total amount due to Spike Up includes $2,620,202 and $2,701,804, respectively, related to the HighRoller.com domain name purchase (see Note 6), with the respective remaining balances related to user acquisition costs.

Short-Term Unsecured Notes Payable to Stockholders

On June 6, 2024, the Company entered into interest free short-term unsecured loans with existing shareholders for $500,000. The loans are due and payable on or before December 31, 2024. If not paid on or before maturity, the notes will accrue interest at a rate of 10% per year from the date of the original receipt of the funds. The loans are expected to be repaid substantially from operations.

14. Income Taxes

The Company recognized federal, state and foreign income tax expense (benefit) of $0 and $0 for the six months ended June 30, 2024 and 2023, respectively. The effective tax rates for the six months ended June 30, 2024, and 2023 were 0% and 0%, respectively. The difference between the Company’s effective tax rate and the U.S. statutory tax rate of 21% was due to a valuation allowance recorded on the Company’s net U.S. deferred tax assets and valuation allowances recorded on deferred tax assets in foreign jurisdictions where the Company operates. The Company evaluates the realizability of the deferred tax assets on a quarterly basis and establishes a valuation allowance when it is more likely than not that all or a portion of a deferred tax asset may not be realized. The Company evaluates its tax positions and recognizes tax benefits that, more-likely-than-not, will be sustained upon examination based on the technical merits of the position. The Company did not have any unrecognized tax benefits as of June 30, 2024 or December 31, 2023.

15. Commitments and Contingencies

Legal Claims

The Company operates in an emerging online gaming industry. For internet based online gaming operations, there is uncertainty as to which country’s law ought to be applied, as the internet operations can be linked to several jurisdictions. Legislation concerning online gaming is under investigation in many jurisdictions. The Company monitors the legal situation within the United States, European Union (the “EU”), and any of its key markets to ensure the Company will be in a position to continue operating in those jurisdictions.

In the normal course of business, the Company may be subject to claims and litigation. The Company reviews its legal proceedings and claims, regulatory reviews and inspections, and other legal matters on an ongoing basis and follows appropriate accounting guidance when making accrual and disclosure decisions are required. If necessary, the Company establishes accruals for those contingencies when the incurrence of a loss is probable and can be reasonably estimated, and the Company discloses the amount accrued and the amount of a reasonably possible loss in excess of the amount accrued if such disclosure is necessary for the Company’s unaudited condensed consolidated financial statements to not be misleading. The Company does not record an accrual when the likelihood of loss being incurred is probable, but the amount cannot be reasonably estimated, or when the loss is believed to be only reasonably possible or remote, although disclosures are made for material matters as required by ASC 450-20, Contingencies.

For the six months ended June 30, 2024 and 2023, the Company had certain pending or threatened legal claims or actions in which there was a probable outcome. Ellmount Entertainment, Ltd, a wholly-owned subsidiary of the Company, has litigation pending in Austria and Germany regarding player claims and related legal fees. The Company has provided an appropriate provision for these claims and related fees, which are included in accrued expenses in the consolidated balance sheets at June 30, 2024 and December 31, 2023. The Company currently is not targeting these markets and does not anticipate further claims of a similar nature in these markets. The Company is also currently subject to administrative claims initiated by the Czech Ministry of Finance regarding the operation of gambling activities in 2018 without a license and has been ordered to pay a fine of approximately $216,000, which is under appeal. The Company has provided a full provision for these administrative claims in accrued expenses in the condensed consolidated balance sheets at June 30, 2024 and December 31, 2023.

Principal Commitments

The Company’s principal commitments primarily consist of operating lease obligations for office space, services agreements, and other contractual commitments. The principal commitments and contingencies are described below.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2024 AND 2023

Note 16. Leases

In January 2024, the Company entered into a lease for office space and car parking bays in Malta. The term of the lease is for six years, although the Company may terminate the lease at any time after three years. The monthly rent payment for the office is approximately $15,000 for the first year, with a 3% annual increase.

Right-of-use assets for these leases as of June 30, 2024 and December 31, 2023 are summarized as follows:

	June 30, 2024	December 31, 2023
Malta Office	$1,035,276	$—
Operating lease, right-of-use asset, net	$1,035,276	$—

The Company has no other material operating or financing leases with terms greater than 12 months.

Lease expense for operating leases recorded in the balance sheet is included in operating costs and expenses and is based on the future minimum lease payments recognized on a straight- line basis over the term of the lease plus any variable lease costs. Operating lease expenses, inclusive of short-term and variable lease expenses, included in the Company’s unaudited condensed consolidated statements of operations for the six months ended June 30, 2024 and 2023, were $136,300 and $12,561, respectively.

Annual maturities analysis under the Malta lease agreement at June 30, 2024 is as follows:

Year ending December 31,
2024 (remainder)	$149,648
2025	189,080
2026	194,024
2027	199,418
2028	204,663
Thereafter	210,065
Total	1,146,898
Less: Present value discount	(75,475)
Lease obligations, net	$1,071,423

Operating lease obligations are based on the net present value of the remaining lease payments over the remaining lease term. In determining the present value of lease payments, the Company used its incremental borrowing rate on the date of adoption of ASU 2016-02, Leases. As of June 30, 2024, the weighted average remaining lease term is 5.75 years and the weighted average discount rate used to determine the operation lease liability was 4.5%.

Note 17. Subsequent Events

The Company performed an evaluation of subsequent events through the date of filing of these unaudited condensed consolidated financial statements with the SEC. Other than the matters noted herein, there were no material subsequent events which affected, or could affect, the amounts or disclosures in the unaudited condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders,

High Roller Technologies, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of High Roller Technologies, Inc. and Subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a net capital deficiency and recurring and expected future losses that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to High Roller Technologies, Inc. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2022.

Whippany, New Jersey

March 22, 2024

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$2,087,004	$1,329,670
Restricted cash	1,958,220	2,819,978
Prepaid expenses and other current assets	836,108	1,281,044
Total current assets	4,881,332	5,430,692
Non-current assets
Due from affiliates	702,274	376,101
Deferred offering costs	579,425	32,813
Property and equipment, net	250,116	21,216
Operating lease right-of-use asset, net	—	69,309
Intangible assets, net	5,117,116	4,631,990
Deferred tax asset	—	12,933
Other assets	255,044	261,804
Total assets	$11,785,307	$10,836,858

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$686,474	$1,380,899
Accrued expenses	4,300,434	1,942,889
Player liabilities	499,381	456,082
Due to affiliates	3,971,900	7,023,080
Operating lease obligation, current	—	50,905
Total current liabilities	9,458,189	10,853,855
Non-current liabilities
Other liabilities	22,630	111,258
Operating lease obligation, non-current	—	22,172
Total liabilities	9,480,819	10,987,285

Stockholders’ equity (deficit)
Preferred stock, $0.001 par value; 10,000,000 shares authorized; none issued and outstanding as of December 31, 2023 and 2022	—	—
Common stock, $0.001 par value; 60,000,000 shares authorized; 6,967,278 and 6,318,094 shares issued and outstanding as of December 31, 2023 and 2022, respectively	6,967	6,318
Additional paid-in capital	22,051,802	16,834,098
Accumulated deficit	(21,219,959)	(18,402,108)
Accumulated other comprehensive income	1,465,678	1,411,265
Total stockholders’ equity (deficit)	2,304,488	(150,427)
Total liabilities and stockholders’ equity (deficit)	$11,785,307	$10,836,858

The accompanying notes are an integral part of these consolidated financial statements.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Years Ended December 31,
	2023	2022
Revenue	$29,674,690	$18,491,548

Operating expenses
Direct operating costs:
Related party	4,289,120	2,741,903
Other	9,358,991	4,800,895
General and administrative:
Related party	492,591	2,055,342
Other	10,036,542	5,176,914
Advertising and promotions:
Related party	1,648,866	2,265,248
Other	5,954,843	2,385,579
Product and software development:
Related party	242,342	91,513
Other	342,105	997,977
Loss on impairment of intangible assets	—	935,263
Total operating expenses	32,365,400	21,450,634
Loss from operations	(2,690,710)	(2,959,086)

Other expense
Interest expense, net	(114,208)	(106,552)
Total other expense	(114,208)	(106,552)

Loss before income taxes	(2,804,918)	(3,065,638)
Income tax expense (benefit)	12,933	(7,311)
Net loss	$(2,817,851)	$(3,058,327)

Other comprehensive loss
Foreign currency translation adjustments	$54,413	$(9,430)
Comprehensive loss	$(2,763,438)	$(3,067,757)

Net loss per common share:
Net loss per common share - basic and diluted	$(0.42)	$(0.55)
Weighted average common shares outstanding - basic and diluted	6,641,774	5,591,007

The accompanying notes are an integral part of these consolidated financial statements.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit)
Balance, December 31, 2021	4,549,026	$4,549	$14,533,561	$(15,343,781)	$1,420,695	$615,024
Issuance of common stock	505,449	505	399,495	—	—	400,000
Share-based compensation	—	—	113,261	—	—	113,261
Issuance of shares in connection with Acquisition of HR Entertainment	1,263,619	1,264	1,787,781	—	—	1,789,045
Net loss	—	—	—	(3,058,327)	—	(3,058,327)
Foreign currency translation	—	—	—	—	(9,430)	(9,430)
Balance, December 31, 2022	6,318,094	$6,318	$16,834,098	$(18,402,108)	$1,411,265	$(150,427)
Issuance of common shares in settlement of short-term debt to affiliated party	631,809	632	4,999,368	—	—	5,000,000
Share-based compensation	—	—	218,353	—	—	218,353
Shares issued for vesting of restricted stock units	17,375	17	(17)	—	—	—
Net loss	—	—	—	(2,817,851)	—	(2,817,851)
Foreign currency translation	—	—	—	—	54,413	54,413
Balance, December 31, 2023	6,967,278	$6,967	$22,051,802	$(21,219,959)	$1,465,678	$2,304,488

The accompanying notes are an integral part of these consolidated financial statements.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,817,851)	$(3,058,327)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization and depreciation	59,736	3,969
Foreign exchange (gain) loss	(1,382)	349
Disposal of fixed assets	—	870
Non-cash interest expense	114,248	109,728
Non-cash lease expense	21,570	39,942
Change in deferred taxes	12,933	(12,933)
Impairment of intangible assets	—	935,263
Share-based compensation	218,353	113,261
Change in operating assets and liabilities:
(Increase) decrease in -
Due from affiliates	2,363,042	1,103,401
Prepaid expenses and other current assets	470,874	(953,377)
Other assets	13,958	(257,182)
Increase (decrease) in -
Accounts payable	(689,432)	404,486
Accrued expenses	2,068,365	(71,801)
Player liabilities	29,669	(615,493)
Due to affiliates	(985,720)	4,104,984
Other liabilities	(89,986)	—
Operating lease liabilities	(25,358)	(44,206)
Net cash provided by operating activities	763,019	1,802,934

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in capitalized software	(380,494)	(99,832)
Cash acquired from purchase of HR Entertainment	—	322,382
Purchase of property and equipment	(248,938)	—
Net cash (used in) provided by investing activities	(629,432)	222,550

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of deferred offering costs	(336,042)	—
Proceeds from the issuance of common stock	—	400,000
Net cash (used in) provided by financing activities	(336,042)	400,000

Effect of exchange rate changes on cash and cash equivalents, and restricted cash	98,031	67,003

Net change in cash and cash equivalents, and restricted cash	(104,424)	2,492,487
Cash and cash equivalents, and restricted cash at beginning of year	4,149,648	1,657,161
Cash and cash equivalents, and restricted cash at end of year	$4,045,224	$4,149,648

The accompanying notes are an integral part of these consolidated financial statements.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2023	2022

Supplemental disclosures of cash flow information:
Cash paid for -
Income taxes	$25,068	$28,322
Interest	$—	$—

Non-cash financing activities:
Issuance of common shares in settlement of short-term debt to affiliated party	$5,000,000	$—
Offering costs accrued but not paid	$208,222	$—
Net equity issued for acquisition of HR Entertainment	$—	$1,789,045
Acquisition of right-of-use asset in exchange for lease obligations	$—	$57,412

The accompanying notes are an integral part of these consolidated financial statements.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

1. Nature of Operations

High Roller Technologies, Inc. (“the Company” or “High Roller”) was incorporated in Delaware on December 21, 2021, with the intent to seek an initial public offering on a United States securities exchange. High Roller is the direct parent company of Ellmount Entertainment Ltd (“Entertainment”). Entertainment, which is based in Malta, has been in operation for over a decade and operated an online gaming business offering casino games to customers worldwide under the domain name ‘casinoroom.com’ under licenses issued by the Malta Gaming Authority and Swedish Gaming Authority. High Roller was formed, and Entertainment became a wholly-owned subsidiary of High Roller in connection with the Restructuring (as defined below).

All entities referenced within the consolidated financial statements are entities under the common ownership of OEH Invest AB, organized in Sweden, and Cascadia Holdings Ltd., organized in Malta (the “Holding Entities”), both prior to and after the Restructuring (as defined below). Prior to the Restructuring (as defined below), the Holding Entities operated the related entities as the “Ellmount Group”. These ownership entities are holding companies that do not have operations other than through those of its subsidiary entities as noted below.

Ellmount Group (prior to the Restructuring)

Prior to the creation of High Roller and the Restructuring (as defined below), Entertainment was a wholly-owned subsidiary of Ellmount Interactive AB (“Interactive”), a Sweden-based entity that was the direct parent of two wholly-owned subsidiaries, Entertainment and Spike Up Media AB (“Spike Up”), as well as HR Entertainment Ltd (“HR Entertainment”), a less than wholly-owned subsidiary incorporated in the British Virgin Islands. Spike Up is a digital marketing company with operations separate from those of Ellmount Entertainment and operates in coordination with its wholly-owned subsidiary Spike Up Media, LLC, a U.S. based entity. HR Entertainment was formed pursuant to a Joint Venture Agreement executed in September 2021 between Spike Up and Happy Hour Entertainment Limited (“Happy Hour”), resulting in Spike Up obtaining a 65% interest in HR Entertainment and Happy Hour holding a 35% interest in HR Entertainment. The HR Entertainment joint venture was established to launch a new gaming brand on the domain ‘HighRoller.com’ and other gaming related brands. Spike Up owns the rights to the HighRoller.com domain and has granted a license to HR Entertainment to use the domain name until certain installment payments are completed, after which HR Entertainment will own the domain name. Entertainment was formerly party to a certain agreement to purchase the HighRoller.com domain from an unrelated third-party through installment payments. However in June 2021, prior to payment of the full purchase price, Entertainment assigned the rights of the purchase agreement to Spike Up, after which Spike Up became the owner of the HighRoller.com domain name.

Interactive employs personnel responsible for ‘group management’ for the Ellmount Group which, prior to the Restructuring (as defined below), consisted of Ellmount Interactive, Ellmount Entertainment, Wowly (defined below), Support (defined below), the Spike Up entities, and HR Entertainment Group management, which generally refers to services provided to the Ellmount Group entities including activities to management, strategy, legal and regulatory, taxation, and financing related activities.

The Restructuring

Prior to the Restructuring (as defined below), Interactive owned 100% of Entertainment and 100% of Spike Up. As part of a two-step transaction completed on December 30, 2021, High Roller was formed and became the direct parent of Entertainment. The first step of the Restructuring formed High Roller as a direct subsidiary of Interactive, with Interactive selling its interests in Entertainment to High Roller for nominal consideration of €1.00. The second step of the Restructuring resulted in Interactive executing a spin-off of High Roller by transferring all of its interest in High Roller to the Holding Entities on a pro rata basis in accordance with their respective ownership interests in Interactive by way of an equity distribution. After this two-step transaction, Interactive was no longer the parent company of Entertainment (the two-step transaction described herein being referred to as the “Restructuring”).

On December 31, 2021, HR Entertainment purchased the HighRoller.com domain name from Spike Up for €3,000,000 ($3,178,200), which is paid in arrears each quarter in an amount representing 2% of the net revenue of HR Entertainment. There is no prepayment penalty if HR Entertainment prepays the balance due. The quarterly payments commenced April 1, 2022.

Pursuant to a Securities Acquisition Agreement (the “Acquisition Agreement”) dated February 25, 2022 (the “Closing Date”), the Company acquired 3,500 shares of capital stock, constituting 35% of the outstanding shares, of HR Entertainment from Happy Hour in exchange for (i) 505,447 shares of common stock and (ii) a further earn-out consideration of 505,447 shares of common stock, provided that and subject to the Company’s online gaming brands and casino operations achieving the equivalent of $1,530,000 of net gaming revenue with operating profitability for at least three consecutive months prior to the one-year anniversary of the Closing Date.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

On March 3, 2022, Interactive transferred its 65% ownership interest in HR Entertainment, consisting of 1,643 ordinary shares to the Company for $1,643. Accordingly, effective on that date the Company owned 100% of HR Entertainment. See Note 9 for additional transaction information.

Subsidiaries of Entertainment

Entertainment had two wholly-owned subsidiaries both before and after the Restructuring, Wowly NV (“Wowly”, formerly known as “Ellmount NV”) and Ellmount Support SA (“Support”).

Wowly, which is organized in Curacao, manages certain internet related advertising services on behalf of Entertainment.

Support, which was based in Costa Rica, and Entertainment are parties to a certain Customer Support Services agreement effective January 1, 2019, pursuant to which Support provides customer support services to Entertainment. The services provided by Support included, but were not limited to, customer support, activation, and retention, risk management, payments, and fraud management, Facebook maintenance and telemarketing, and monthly reporting on support transactions.

In November 2023, the Company decided to wind down Support, and provide all services that were previously provided as a subsidiary of Entertainment, under the newly formed subsidiary, Lunar Ventures Limited (“Ventures”) as described below.

Subsidiaries of High Roller

As described above, on February 25, 2022, the Company entered into an Acquisition Agreement with Happy Hour, in which Happy Hour agreed to transfer 3,500 shares of capital stock of HR Entertainment to the Company. The 3,500 shares represented 35% of outstanding shares of HR Entertainment, which holds a worldwide license to operate the HighRoller.com domain. In exchange for the transfer of shares, the Company delivered 505,447 shares of common stock to Happy Hour. Further consideration, in the form of an earn-out for an additional 505,447 shares of common stock were issuable to Happy Hour if the Company’s online gaming brands and casino operations achieve the equivalent of $1,530,000 (€1,500,000) of net gaming revenue with operating profitability for at least three consecutive months prior to the one-year anniversary of the Closing Date. The Acquisition Agreement was subsequently amended to increase the number of shares of common stock issued related to the earn-out by an additional 252,724 shares of common stock. As a result of this transaction, HR Entertainment became a wholly-owned subsidiary of the Company.

As of December 31, 2022, the Company’s online gaming brands and operations had achieved all conditions under the earnout. Therefore, 758,171 additional shares of common stock were issued.

On May 30, 2023, Ventures was incorporated in Malta. The services provided by Ventures principally include customer support, activation, and retention, risk management, payments, and fraud management, Facebook maintenance and telemarketing, and monthly reporting on support transactions. In November 2023, the Company decided to wind down Support, and provide all services that were previously provided as a subsidiary of Entertainment, under this newly formed subsidiary Ventures.

On February 15, 2024 Interstellar Entertainment NV was incorporated in Curacao for the primary purpose of extending our current Curacao sublicense previously held by our wholly owned subsidiary HR Entertainment, and applying for a gaming license directly with the government of Curacao. The Curacao Gaming Control Board has mandated that in order to receive a license the applying entity must be domiciled in Curacao. In March 2024 the Company applied, through its Interstellar Entertainment NV subsidiary, an entity incorporated in Curacao, to obtain a license directly from the government of Curacao. The Company’s license was approved and issued in July 2024.

Reverse Stock Split

On January 16, 2024, the Company’s Board of Directors approved and the shareholders ratified a 1-for-3.95689 reverse stock split of the Company’s outstanding common stock, which became effective on January 16, 2024. Fractional shares, if any, were rounded up or down to the nearest whole share, as appropriate. As a result of this reverse split, all share and per share amounts have been retroactively adjusted for the impact of the reverse stock split for all periods presented. The reverse stock split did not impact the number of authorized shares of common stock, which remained at 60,000,000 shares, or the authorized shares of preferred stock, which remained at 10,000,000 shares, nor the $0.001 par value of such shares.

2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of High Roller Technologies, Inc., and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated upon consolidation. The accompanying consolidated financial statements have been prepared and presented in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Going Concern

The Company had a net working capital deficiency of $4,576,857, an accumulated deficit of $21,219,959, and unrestricted cash resources of $2,087,004 at December 31, 2023.

The Company’s consolidated financial statements have been presented on the basis that it will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has financed its working capital requirements historically through the continuing financial support of affiliates and related parties. The Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to meet its continuing obligations and repay its liabilities arising from normal business operations when they become due, to fund the development and expansion of its business activities, and to generate sustainable operating profits and cash flows in the future. Management’s plan is to provide for the Company’s capital requirements by raising equity capital in the United States capital market. No assurances can be given that the Company will be able to secure sufficient additional financing as and when necessary, on acceptable terms, or at all, to sustain and improve operating results and cash flows under the business model resulting from the Restructuring.

As a result of these factors, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern. The Company’s consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risk and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions worldwide. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets, cash transfer rules and restrictions, foreign currency exchange rates, and the general condition of the world economy. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial condition and the results of its operations.

The Company’s business and operations are also sensitive to continually evolving online gaming regulatory and licensing requirements. In addition, the Company competes with many companies that currently have extensive and well-funded businesses, marketing and sales operations. The Company may be unable to compete successfully against these companies. The Company’s industry is characterized by rapid changes in technology and market demands. As a result, the Company’s products, services, or expertise may become obsolete or unmarketable. The Company’s future success will depend on its ability to adapt to technological advances, anticipate customer and market demands, and enhance its current technology under development.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, revenue and expenses. Some of those judgments can be subjective and complex, and therefore, actual results could differ materially from those estimates under different assumptions or conditions. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates. Significant estimates include those related to assumptions used in accruals for potential legal and other liabilities, recovery of amounts held in escrow, realization of intangible assets, share-based compensation, accrued jackpots and the realization of deferred tax assets.

Cash and Cash Equivalents, and Restricted Cash

Cash and cash equivalents consist of liquid checking and instant access internet banking accounts with original maturities of 90 days or less that are subject to an insignificant risk of change in value. The Company has not experienced any losses to date resulting from this policy.

Cash and cash equivalents that are legally restricted as to withdrawal or usage are classified as current or non-current restricted cash, as applicable, in the consolidated balance sheets.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Entertainment and HR Entertainment maintain separate accounts with various intermediary parties to segregate cash that resides in customers’ interactive gaming accounts from cash used in operating activities. Player funds denoted as such by Entertainment at the end of each period are classified as restricted cash. Player funds include cash amounts that reside in players’ interactive gaming withdrawals that were initiated by players but that are still pending at the end of each period, and the value of any bets that are unsettled at the end of each period.

Due from Affiliates

Due from affiliates consists of amounts expected to be collected from certain affiliated companies under common control. Amounts due reflect the revenues recorded by the Company under intra-group services arrangements for maintenance and operations of the iCasino platform on behalf of Interactive. As of December 31, 2023 and 2022, due from affiliates primarily reflected amounts due from Spike Up and Happy Hour Solutions (see Note 13). On a periodic basis, the Company evaluates the collectability of amounts due from affiliates and establishes an allowance for amounts not expected to be collected. No allowance was recorded for the periods presented in the consolidated financial statements.

Deferred Offering Costs

Deferred offering costs consist of payments with respect to a pending equity financing transaction, including legal fees. Such costs are deferred and will be charged to additional paid-in capital upon the successful completion of such financing or will be charged to operations if such financing is abandoned or terminated.

Property and Equipment, net

Property and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the asset. Amortization of leasehold improvements is computed over the shorter of the lease term or estimated useful life of the asset. Additions and improvements are capitalized, while repairs and maintenance are expensed as incurred. Useful lives of each asset class are as follows:

Asset	Useful Life
Machinery and equipment	5 years
Computers and IT equipment	3 years
Furniture and fixtures	7 years

An item of property and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in general and administrative expenses.

Intangible Assets, Net

Intangible assets with finite useful lives that are acquired are carried at cost less accumulated amortization and accumulated impairment losses. Amortization expense is recognized on a straight-line basis over the estimated useful lives of the intangible assets. The estimated useful lives and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimates being accounted for on a prospective basis.

Impairment of Long-Lived Assets

The Company’s long-lived assets consist of property and equipment, operating lease-right of use assets and indefinite lived assets (i.e. trademarks and domain name).

The Company evaluates long-lived assets for indicators of impairment at least annually or when events or changes in circumstances indicate that their carrying amounts may not be recoverable. The factors that would be considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the long-lived asset is used and the effects of obsolescence, demand, competition and other economic factors. If indicators of impairment are identified, the Company performs an undiscounted cash flow analysis of the long-lived assets. Asset groups are written down only to the extent that their carrying value is lower than their respective fair value. Fair values of the asset group are determined by discounting the cash flows at a rate that approximates the cost of capital of a market participant.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Indefinite-lived intangible assets consist of trademarks and domain name. Indefinite-lived intangible assets are not amortized; rather they are tested for impairment at least annually, or more frequently if adverse events or changes in circumstances indicate that the carrying value may not be recoverable. In addition, management evaluates whether events and circumstances continue to support an indefinite useful life. Impairment tests are performed, at a minimum, in the fourth quarter of each year.

To test indefinite-lived intangible assets for impairment, the Company first assesses the qualitative factors to determine whether it is more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying amount as a basis for determining whether it is necessary to perform a quantitative impairment test. If the Company determines that it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount, then the quantitative impairment test is performed. The qualitative assessment requires the consideration of factors such as recent market transactions, macroeconomic conditions, and changes in projected future cash flows. The quantitative assessment compares the fair value of an indefinite-lived intangible asset to its carrying amount. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized for the excess. Fair values of indefinite-lived intangible assets are determined based on discounted cash flows.

The Company conducted an impairment analysis with respect to the Casino Room trademarks and HighRoller domain name, acquired in 2022, indefinite-lived assets at December 31, 2023 which concluded that the fair value, determined using a discounted cash flow analysis, substantially exceeded their carrying value, and thus they were not impaired. Projected cash flows included an estimated commission fee for referring a player who opens an account with a deposit to an online gaming site, as well as future revenue sharing agreements for those customers based upon net gaming revenue over an estimated gaming period ranging from approximately 5 months to 12 months. The Company did not have any impairment of indefinite-lived intangible assets during the year ended December 31, 2023.

The Company conducted an impairment analysis with respect to the casino room trademarks indefinite-lived asset at December 31, 2022 which concluded that the fair value, determined using a discounted cash flow analysis, did not exceed their carrying value, and thus they were partially impaired. Accordingly, the Company recorded an impairment of $935,263 for the year ended December 31, 2022.

The Company evaluated qualitative factors related to the HighRoller domain name and concluded that it is not more likely than not that the fair value of the indefinite lived intangible asset is less than its carrying amount. Therefore, no further impairment considerations were deemed necessary on the HighRoller domain name as of December 31, 2023.

Player Liabilities

The Company records liabilities for customer account balances, which consist of customer deposits, plus customer winning bets, less customer losing bets and customer withdrawals. The Company includes accrued jackpots within player liabilities on the accompanying consolidated balance sheets. The Company’s restricted cash balance equals or exceeds the cash portion of the Company’s player liabilities account.

Due to Affiliates

Due to affiliates consists of amounts owed by the Company to certain of its related parties and affiliates. Amounts due to affiliates may include payment for services provided to the Company by employees of the related party or affiliate, or reimbursement of amounts paid by the related party or affiliate on the Company’s behalf.

Revenue Recognition: Gaming Revenue

The Company records revenue in accordance with the provisions of Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. Revenue is recognized when a game is completed, a winner is definitive, and the player has lost their wager. These wagers are passed on to the Company and revenue is recognized at that point in time. The Company recognizes revenue based on the following conditions:

Existence of a Contract with the Customer

The Company has concluded that an implied contract between the player and the Company is enforceable when the player places a wager. At that point in time, the Company has agreed to fulfill its obligations to the player, and it is probable that the Company will collect substantially all of the consideration to which it is entitled.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Performance Obligation

The performance obligation arises when a player decides to place a wager. A wager is defined as any form of real money wager, which in turn grants that player a chance to earn higher returns.

Determining the Transaction Price

The transaction price is the amount to which a player expects to be entitled in exchange for its share of the performance obligations. In this case, the transaction price would be the wager placed by the player.

Allocating the Transaction Price to the Performance Obligations

There is only one performance obligation. Therefore, the transaction price is allocated 100% to the single performance obligation.

Contract liabilities represent the differences in the timing of revenue recognition from the receipt of cash from the Company’s customers and billings to those customers.

Gaming revenue and domain license operations typically include the full suite of games available online, such as blackjack, roulette and slot machines. For these offerings, the Company generates revenue through hold, or gross winnings, as customers play against the house. Revenue is generated based on total customer bets less amounts paid to customers for winning bets, less other incentives awarded to customers, plus or minus the change in the progressive jackpot reserve, thus on a net basis. Revenue attributable to gaming transactions in which the Company assumes an open position against the player are reported net after deductions for player winnings.

Gaming taxes are determined on a jurisdiction-by-jurisdiction basis. The Company incurs payment processing costs on customer deposits and occasionally chargebacks (i.e., when a payment processor contractually disallows customer deposits in the normal course of business).

Intra-Group Service Arrangement

The Company also performed certain intra-group services related to management services for Interactive. The Company does not control the contractual services and therefore recorded the services as net revenue over time during the period of performance as the customer simultaneously receives and consumes the benefits from the services provided.

Fair Value Measurements

The Company applies ASC 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The valuation hierarchy is composed of three levels. The classification within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The levels within the valuation hierarchy are described below:

Level 1 - Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 - Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents, restricted cash, accounts payable, accrued expenses and player liabilities. The Company determines the estimated fair value of such financial instruments presented in these consolidated financial statements using available market information and appropriate methodologies. These financial instruments are stated at their respective historical carrying amounts, which approximate fair value due to their short-term nature.

Leases

The Company accounts for leases in accordance with ASC 842, Leases, under which arrangements meeting the definition of a lease are classified as operating or finance leases and are recorded on the consolidated balance sheets as both a right-of-use asset and a lease liability.

The Company elected to apply the practical expedient that allows for the combination of lease and non-lease components for all asset classes. The lease classification evaluation begins at the lease commencement date. The lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain.

For leases with an initial term greater than 12 months, a related lease liability is recorded on the balance sheet at the present value of future payments discounted at the estimated fully collateralized incremental borrowing rate (discount rate) corresponding with the lease term. In addition, a right-of-use asset is recorded as the initial amount of the lease liability, plus any lease payments made to the lessor before or at the lease commencement date and any initial direct costs incurred, less any tenant improvement allowance incentives received. Tenant incentives are amortized through the right-of-use asset as a reduction of rent expense over the lease term. The difference between the minimum rents paid and the straight-line rent is reflected within the associated right-of-use asset. Certain leases contain provisions that require variable payments consisting of common area maintenance costs (variable lease cost). Variable lease costs are expensed as incurred.

As the interest rate implicit in the lease is not readily determinable, the Company uses its incremental borrowing rate corresponding with the lease term. As the Company does not have any outstanding debt, this rate is determined based on prevailing market conditions and comparable company and credit analysis. The incremental borrowing rate is reassessed if there is a change to the lease term or if a modification occurs and it is not accounted for as a separate contract.

Direct Costs

Direct costs primarily consist of revenue share and market access fees, platform fees, gaming taxes and payment processing fees and charge backs. Revenue share and market access fees consist primarily of amounts paid to local partners.

Advertising and Promotions Costs

Advertising and promotion costs consist primarily of costs incurred with respect to the marketing of the Company’s products and services via different channels, promotional activities and the related costs incurred to acquire new customers. These costs also include salaries, bonuses, benefits and share-based compensation for dedicated personnel and are expensed as incurred.

General and Administrative Costs

General and administrative expenses consist primarily of administrative personnel costs, including salaries, bonuses and benefits, share-based compensation expenses, professional services related to legal, securities and tax compliance, accounting, auditing and consulting services, rent and other premises costs, and insurance. Foreign currency (gains) and losses arising from transactions denominated in currencies other than the functional currency are also included within general and administrative expenses.

Capitalized Internal-Use Software Costs

Costs related to software acquired, developed, or modified solely to meet the Company’s internal requirements, including tools that enable the Company’s employees to interact with members and their providers, with no substantive plans to market such software at the time of development, are capitalized. Costs incurred during the preliminary planning and evaluation stage of the project and during the post-implementation operational stage are expensed as incurred. Costs related to minor upgrades, minor enhancements, and maintenance activities are expensed as incurred. Costs incurred during the application development stage of the project and costs related to major upgrades or enhancements are capitalized. Internal-use software is included in intangible assets and is amortized on a straight-line basis over 3 years.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Share-Based Compensation

The Company records share-based compensation in accordance with ASC 718, Compensation-Stock Compensation, and recognizes share-based compensation expense in the period in which a grantee is required to provide service, which is generally over the vesting period of the individual share-based payment award. Compensation expense for awards with performance conditions is not recognized until it is probable that the performance target will be achieved. Compensation expense for awards is recognized over the requisite service period on a straight-line basis. The Company accounts for forfeitures as they occur.

The Company classifies unit awards as either an equity award or a liability award depending on whether the award contains certain repurchase provisions. Equity-classified awards are valued as of the grant date based upon the price of the underlying unit or share and a number of assumptions, including volatility, performance period, risk-free interest rate and expected dividends. Liability-classified awards are valued at fair value at each reporting date.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC 740, Income Taxes (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances in respect of deferred tax assets are provided for, if necessary, to reduce deferred tax assets to amounts more likely than not to be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. Any interest and penalties related to uncertain tax positions will be recognized as a component of income tax expense.

Net Loss Per Share

The Company computes net loss per share in accordance with ASC 260, Earnings per Share (“ASC 260”). ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the consolidated statement of operations. Basic EPS is computed by dividing net loss available to common stockholders by the weighted average number of shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

As of December 31, 2023 and 2022, the Company had 221,449 and 238,824 potentially dilutive common shares outstanding, respectively. The additional securities are excluded from the dilutive earnings per share calculation as of December 31, 2023 and 2022, because the effect would have been anti-dilutive. The additional securities excluded from the dilutive earnings per share calculation because their effect would have been anti-dilutive are as follows:

	December 31,
	2023	2022
Warrants	39,172	39,172
Stock Options	88,454	199,652
RSUs	93,823	—
	221,449	238,824

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Foreign Currency and Foreign Exchange Risk

The consolidated financial statements are presented in United States Dollars ($), which is the Company’s reporting currency.

Foreign currency exchange risk is the risk that the Company’s results of operations and/or financial condition could be impacted by unfavorable changes in exchange rates. The Company has transactions denominated in currencies other than the U.S. Dollar, principally the Euro but also other foreign currencies including Norwegian Krone, New Zealand Dollar and Canadian Dollar, that expose the Company’s operations to risk from the effects of exchange rate movements. Such movements may impact future revenues, expenses, and cash flows. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining other comprehensive income. Changes in the value of the Company’s cash balance due to fluctuations in foreign exchange rate are presented on the consolidated statements of cash flows as effect of foreign exchange rate changes on cash and cash equivalents, and restricted cash. As of December 31, 2023 and December 31, 2022, 97% and 95%, respectively, of the Company’s cash and cash equivalents, and restricted cash reside in bank accounts located outside of the United States. The Company’s primary foreign currency exchange risk occurs between the time when other foreign currencies are exchanged for wagering on the Platform, and when those funds are settled to the Company in Euro. In addition, gains (losses) related to translating certain cash balances from the Euro to the U.S. Dollar, as well as payable balances also impact net income. As the Company’s foreign operations expand, results may be impacted further by fluctuations in the exchange rates of the currencies in which the Company does business. The Company has not used any derivative financial instruments to manage its foreign currency exchange risk exposure.

In most of the Company’s operations, the Company transacts primarily in the Euro, including wagered amounts, net revenue, revenue share, and employee-related compensation costs. Operating arrangements with payment service providers who convert player funds to the Euro from other currencies, for example the Canadian Dollar, could further negatively impact foreign currency exchange risk if the exchange spot rates used are unfavorable as compared to European Central Bank exchange rates. Foreign currency (gains) and losses arising from transactions denominated in currencies other than the functional currency are included in net (loss) income and are included within general and administrative expenses. For the years ended December 31, 2023 and 2022, the Company incurred foreign currency transaction losses of $2,030,248 and $552,278, respectively. While we expect these losses to persist into 2024, we continue to manage and negotiate contracts with payment providers. We expect that these losses, as a percentage of revenue, should begin to decline during the second half of 2024.

The effects of foreign currency translation adjustments are included in stockholders’ equity (deficit) as a component of accumulated other comprehensive income in the accompanying consolidated balance sheets. Foreign currency fluctuations between the functional and reporting currency can significantly impact the currency translation adjustment component of accumulated other comprehensive income.

Credit Risk

The Company’s credit risk arises from cash and cash equivalents, and restricted cash and deposits with banks and other financial institutions. The Company maintains balances in banks in the United States and outside of the United States, primarily within the European Union. For funds held within the United States, the Federal Deposit Insurance Corporation insures $250,000 per depositor per FDIC insured bank. For funds held within the European Union, the European Deposit Insurance Scheme insures €100,000 per depositor per bank. The Company has funds in Finland, Cyprus, Lithuania, and Malta that are protected under this scheme. The Company mitigates potential cash risk by diversifying bank accounts with insured banking institutions within the United States and European Union. Furthermore, the Company maintains cash in payment service provider accounts and other such financial institutions that may or may not be protected under the previously mentioned insurance schemes. The Company mitigates this potential risk by drawing down funds and transferring them to insured bank accounts on a regular basis.

Segment Information

In accordance with ASC 280, “Segment Reporting”, the Company has one operating segment, which focuses on providing an online gaming casino to customers. The Company’s chief operating decision maker (“CODM”) identified as the Company’s Chief Executive Officer, utilizes the consolidated results of operations as a whole when making decisions about allocating resources and assessing the performance of the Company. As a result of the assessment made by the CODM, the Company has only one operating segment. Information with respect to the location of where revenues are generated is provided in Note 3 and where cash is held is provided in Note 4.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Common Stock

The Company accounts for common stock subject to possible conversion in accordance with the guidance in ASC Topic 480 - “Distinguishing Liabilities from Equity”. Common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified within stockholders’ equity. The Company’s common stock may feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, shares of common stock subject to possible redemption are presented as temporary equity, adjusted to reflect redemption value (if material), outside of the stockholders’ equity section of the Company’s consolidated balance sheet. The Company did not have any potentially redeemable common stock or preferred stock issued and outstanding as of December 31, 2023 or 2022.

Reclassifications

For the purposes of comparability, certain prior period amounts related to the components of accrued expenses in Note 8 have been reclassified to conform to the current period classification. There was no impact on the Company’s previously reported net loss, net working capital, total assets, total liabilities, or total stockholders’ equity (deficit).

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Accounting for Credit Losses (Topic 326) (“ASU 2016-13”), which requires the use of an “expected loss” model on certain types of financial instruments. ASU 2016-13 also amends the impairment model for available-for-sale debt securities and requires estimated credit losses to be recorded as allowances instead of reductions to amortized cost of the securities. ASU 2016-13 is effective for annual periods beginning after December 15, 2022, including interim periods within those annual periods. Early adoption is permitted, including adoption in an interim period. The Company has adopted ASU 2016-13 effective January 1, 2023. The adoption did not have any impact on the Company’s consolidated financial statement presentation or disclosures.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280), Improvements to Reportable Segment Disclosures. The amendments in ASU 2023-07 are intended to improve reportable segment disclosure primarily through enhanced disclosures about significant segment expenses. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The amendments ASU 2023-07 should be applied retrospectively to all prior periods presented in the financial statements. Early adoption is permitted. The Company is currently evaluating the disclosure impact that ASU 2023-07 may have on its consolidated financial statement presentation and disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740), Improvements to Income Tax Disclosures. The amendments in ASU 2023-09 are intended to increase transparency through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. ASU 2023-09 is effective for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the disclosure impact that ASU 2023-09 may have on its consolidated financial statement presentation and disclosures.

Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

3. Revenue

Disaggregated revenue for the years ended December 31, 2023 and 2022 is summarized as follows:

	Years Ended December 31,
	2023	2022
Net gaming revenue	$28,576,631	$17,460,426
Net revenue generated through intra-group service arrangements	1,098,059	1,031,122
Total revenue	$29,674,690	$18,491,548

The Company’s revenue by country for those countries with significant revenue for the years ended December 31, 2023 and 2022 is summarized as follows:

	Years Ended December 31,
	2023	2022
Finland	$8,208,245	$3,590,227
New Zealand	7,725,424	4,040,817
Norway	6,075,865	4,391,063
Canada	4,606,636	3,340,293
Rest of world	3,058,520	3,129,148
Total revenue	$29,674,690	$18,491,548

As of December 31, 2023 and 2022, the Company had not recorded any contract assets or liabilities.

4. Cash and Cash Equivalents, and Restricted Cash

The following table reconciles cash and cash equivalents, and restricted cash in the consolidated balance sheets to the totals shown on the consolidated statements of cash flows as of December 31, 2023 and 2022:

	December 31,
	2023	2022
Cash and cash equivalents	$2,087,004	$1,329,670
Restricted cash	1,958,220	2,819,978
Total cash and cash equivalents, and restricted cash	$4,045,224	$4,149,648

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

The following table presents cash and cash equivalents, and restricted cash held in accounts in each country (translated into USD) as of December 31, 2023 and 2022:

	December 31,
	2023	2022
Cash and cash equivalents:
Malta	$392,268	$247,156
Finland	387,212	469,519
United States	122,519	208,077
United Kingdom	163,030	202,796
Cyprus	83,302	18,283
Lithuania	671,257	128,744
Costa Rica	—	10,347
Other	267,416	44,748
Restricted cash:
Malta	1,073,556	1,684,203
Denmark	543,965	705,063
United Kingdom	183,444	206,627
Singapore	104,526	191,058
Other	52,729	33,027
Total cash and cash equivalents, and restricted cash	$4,045,224	$4,149,648

5. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets at December 31, 2023 and 2022 are summarized as follows:

	December 31,
	2023	2022
VAT recoverable	$522,776	$454,426
Payment provider receivables	113,036	629,327
Prepaid income tax	32,303	29,935
Other prepaids	167,993	167,356
Total prepaid and other current assets	$836,108	$1,281,044

6. Intangible Assets, Net

Intangible assets, net at December 31, 2023 and 2022 are summarized as follows:

	December 31, 2023
	Weighted Average Remaining Amortization Period (years)	Gross Carrying Amount	Accumulated Amortization	Accumulated Impairment Amount	Net Carrying Amount
Trademarks	Indefinite	$1,242,530	$—	$(935,263)	$307,267
Domain names	Indefinite	4,395,630	—	—	4,395,630
Capitalized software	3	567,517	(153,298)	—	414,219
		$6,205,677	$(153,298)	$(935,263)	$5,117,116

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	December 31, 2022
	Weighted Average Remaining Amortization Period (years)	Gross Carrying Amount	Accumulated Amortization	Accumulated Impairment Amount	Net Carrying Amount
Trademarks	Indefinite	$1,232,545	$—	$(935,263)	$297,282
Domain name	Indefinite	4,233,082	—	—	4,233,082
Capitalized software	3	216,231	(114,605)	—	101,626
		$5,681,858	$(114,605)	$(935,263)	$4,631,990

Trademarks and domain names have no amortization as the Company recognizes these identified intangibles assets as having an indefinite useful life. The Company considered various economic and competitive factors, including but not limited to, the life of trademarks that have been in existence with trademarks generally in the casino industry. The Company expects to generate cash flows from these intangible assets for an indefinite period of time. The Company’s trademarks and domain names are located in Europe. During the year ended December 31, 2023, the Company acquired the Fruta.com domain for $40,000. During the year ended December 31, 2022, there was an impairment charge of $935,263 related to the casinoroom.com domain. There was no impairment during the year ended December 31, 2023.

For the year ended December 31, 2023, the Company capitalized $380,494 of costs incurred with respect to internal-use software, which was placed into service during the fourth quarter of 2023. The customer database was fully amortized in 2014, but was still in use through December 31, 2023. The Company recorded $34,717 in amortization expense on internal-use software for the year ended December 31, 2023, which is included in general and administrative expenses in the consolidated statements of operations. The Company’s internal use software is in use in Europe. There was no amortization expense for the year ended December 31, 2022.

As of December 31, 2023, the estimated future amortization expense associated with the Company’s finite-lived intangible assets for each of the five succeeding fiscal years is as follows:

Years Ended December 31,	Amortization Expense
2024	$155,332
2025	155,332
2026	103,555
2027	—
2028	—
Total	$414,219

7. Property and Equipment

Property and equipment at December 31, 2023 and 2022 are summarized as follows:

	December 31,
	2023	2022
Machinery, furniture, and equipment	$181,813	$48,746
Leasehold improvements	120,995	—
	302,808	48,746
Less: accumulated depreciation	(52,692)	(27,530)
Property and equipment, net	$250,116	$21,216

The Company recorded depreciation expense on property and equipment of $25,011 and $3,944 for the years ended December 31, 2023 and 2022, respectively, which is included in general and administrative expenses in the consolidated statements of operations.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

8. Accrued Expenses

Accrued expenses at December 31, 2023 and 2022 are summarized as follows:

	December 31,
	2023	2022
VAT and other non-income tax liabilities	$778,492	$753,325
Accrued expenses	1,465,757	618,010
Accrued deferred offering costs	208,222	—
Accrued licensing fee	399,329	271,002
Accrued marketing	1,192,044	237,686
Income tax payable	—	6,112
Accrued payroll	133,076	107
Other accrued expenses	123,514	56,647
Total accrued expenses	$4,300,434	$1,942,889

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

9. Acquisition of HR Entertainment Ltd.

On February 25, 2022, the Company entered into an agreement with Happy Hour to acquire 3,500 shares of capital stock of HR Entertainment. The 3,500 shares represented 35% of outstanding shares of HR Entertainment Ltd., which holds a worldwide license to operate the HighRoller.com domain. In exchange for the transfer of shares, the Company issued 505,447 shares of common stock. The Company also agreed to provide an additional 505,447 shares of common stock to Happy Hour, should the Company’s online gaming brands and operations achieve the equivalent of $1,600,000 (€1,500,000) net gaming revenue, translated as of the measurement date of December 31, 2022, with operating profitability for at least three months prior to the one-year anniversary of the Closing Date. The 505,447 shares of common stock considered contingent consideration was fair valued at approximately $302,000, and the consideration is deemed to be equity classified. In December 2022, the agreement was subsequently amended to increase the number of shares of common stock issued related to the earn-out by an additional 252,724 shares of common stock. As of December 31, 2022, the Company’s online gaming brands and operations achieved the equivalent of $1,600,000 (€1,500,000) of net gaming revenue with operating profitability for three months. Therefore 758,171 additional shares of common stock were issued in satisfaction of the earn-out.

In addition, on March 23, 2022, Spike Up transferred 1,643 shares of HR Entertainment Ltd. to Ellmount Interactive AB, Spike Up’s parent company. The 1,643 shares represented 65% of outstanding shares of HR Entertainment Ltd. Immediately following the transfer, Ellmount Interactive AB assigned and transferred all its right, title and interest in the 1,643 shares of capital stock of HR Entertainment Ltd. to the Company. In exchange for the transfer of rights, title and interest, the Company provided consideration in the amount of $6,500.

The Company considered ASC 805, Business Combinations, in determining how to account for the transaction. As the transaction was between entities that were ultimately controlled by the same parties, and entered into in contemplation of one another, the acquisition has been treated as a single common control transaction under ASC 805-10 and ASC 805-50, Business Combinations. Therefore the carrying value of contributed assets remained unchanged and was recorded at historical cost as of the acquisition date, which was determined to be February 25, 2022.

The information presented below reflects the historical balances of the assets acquired and liabilities assumed as of the acquisition date:

Cash and restricted cash	$328,884
Prepaid expenses and other current assets	23,912
Due from affiliates	227,272
Intangible assets	4,420,508
Player receivables	89,251
Accounts payable	(112,973)
Accrued expenses	(327,614)
Due to affiliates	(2,853,614)
$1,795,626

10. Stockholders’ Equity (Deficit)

The Company is authorized to issue 60,000,000 shares of common stock and 10,000,000 shares of undesignated preferred stock. The common stock and undesignated preferred stock have a par value of $0.001 per share.

The holders of common stock are entitled to one vote per share on any matter submitted to a vote at a meeting of stockholders.

On January 14, 2022, the Company entered into an agreement to sell 505,449 shares of common stock at $0.79 per share to three investors for an aggregate purchase price of $400,000, which was subsequently completed in April 2022. Each purchaser acquired 168,483 shares of common stock at $0.79 per share, for an aggregate purchase price of $133,102.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

During the year ended December 31, 2022, an additional 1,263,619 shares of common stock were issued in accordance with the terms and conditions of the HR Entertainment Acquisition agreement (see Notes 1 and 9).

On June 30, 2023, the Company issued 631,809 shares of common stock to Spike Up at an effective price of $7.91 per share, which was in excess of $4.47, the estimated fair value of the Company’s common stock at that date, in settlement of amounts payable from HR Entertainment and Ellmount Entertainment of $5,000,000. The Company did not record any gain or loss with respect to the transaction as it was between affiliated parties.

11. Net Loss Per Share

The computation of net loss per common share and the weighted average common shares outstanding for the years ended December 31, 2023 and 2022 are summarized as follows:

	Years Ended December 31,
	2023	2022
Numerator:
Net loss - basic and diluted	$(2,817,851)	$(3,058,327)
Denominator:
Weighted average common shares outstanding - basic and diluted	6,641,774	5,591,007
Net loss per common share - basic and diluted	$(0.42)	$(0.55)

As of December 31, 2023 and 2022, the Company had 221,449 and 238,824 potentially dilutive common shares outstanding, respectively. These additional securities were excluded from the calculation of dilutive net loss per share for the years ended December 31, 2023 and 2022 because their effect would have been anti-dilutive.

12. Share-Based Compensation

The Company is in the process of adopting an equity incentive plan to provide equity-based compensation incentives in the form of options, restricted stock unit awards, performance awards, restricted stock awards, stock appreciation rights, and other forms of awards to employees, directors and consultants, including employees and consultants of affiliates, to purchase the Company’s common stock in order to motivate, reward and retain personnel. Upon adoption, an aggregate of 1,700,000 shares of common stock will be reserved for grant and issuance pursuant to the equity incentive plan.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

A summary of option activity for the years ended December 31, 2023 and 2022 is presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)
Options outstanding at January 1, 2022	—	$—	—
Granted	199,652	7.63	6.28
Exercised	—	—	—
Expired/Forfeited	—	—	—
Options outstanding at December 31, 2022	199,652	7.63	5.79
Granted	—	—	—
Exercised	—	—	—
Modified/Cancelled	(111,198)	11.87	6.51
Expired/Forfeited	—	—	—
Options outstanding as of December 31, 2023	88,454	$2.29	3.67

Options exercisable at December 31, 2023	88,454	$2.29	3.67

Options granted outside of the equity incentive plan during the year ended December 31, 2022 were valued using the Black-Scholes option-pricing model with the following assumptions. There were no options granted during the year ended December 31, 2023.

For the Year Ended December 31, 2022
Weighted average grant date fair value	$1.11
Expected term (years)	2.66-3.00
Risk-free interest rate	2.6-3.4%
Expected volatility	72-80%
Expected dividend yield	—%
Exercise price	$1.19-$11.87

The Company estimates its expected volatility by using a combination of historical share price volatilities of similar companies within our industry. The risk-free interest rate assumption is based on observed interest rates for the appropriate term of the Company’s options on a grant date. The expected option term assumption is estimated using the simplified method and is based on the mid-point between vest date and the remaining contractual term of the option, since the Company does not have sufficient exercise history to estimate expected term of its historical option awards.

During the years ended December 31, 2023 and 2022, the Company recorded share-based compensation expense of $129 and $104,463, respectively, related to options granted which is included in general and administrative expenses in the consolidated statements of operations.

There was no compensation cost related to non-vested option awards not yet recognized as of December 31, 2023.

On March 8, 2023, the Company amended a stock option agreement originally issued on September 1, 2022 to purchase 111,198 shares of common stock at the initial public offering price. The amendment issued 111,198 restricted stock units (“RSUs”) in lieu of the 111,198 stock options. Half of the RSUs vest over three years and half of the RSUs vest upon the completion of certain performance milestones. On September 1, 2023, 13,900 RSUs vested into shares of common stock, and approximately 1,158 shares will continue to vest on the first of each month until the end of the vesting period in 2026. The Company accounted for the amendment as a modification. The Company determined the modification of the time-based awards to be a Type I: Probable-to-probable modification, under ASC 718-20. The Company performed a fair value calculation of the awards immediately before and after the modification, noting $54,236 of incremental cost to be recorded, which will be recognized on a straight-line basis over the remaining requisite service period. The Company determined the modification of the performance-based awards to be a Type IV: Improbable-to-improbable modification, under ASC 718-20. The compensation cost related to the performance-based awards after the modification is based on the fair value on the modification date. The fair value of the Milestone Vesting RSUs was determined to be $242,000. As of December 31, 2023 there has been no compensation cost recognized in relation to the Milestone Vesting RSUs. No share-based compensation expense has been recorded related to the performance-based awards as the Company determined it is currently not probable of being achieved.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

A summary of RSU activity for the year ended December 31, 2023 is presented below:

	Number of Units	Weighted-Average Grant Date Fair Value
RSUs outstanding at December 31, 2022	—	$—
Granted	111,198	8.92
Vested	(17,375)	13.53
Forfeited	—	—
RSUs outstanding at December 31, 2023	93,823	$8.07

During the year ended December 31, 2023, the Company recorded share-based compensation expense of $218,224 related to RSUs granted and is included in general and administrative expenses in the consolidated statement of operations. The total fair value of RSUs vested during the year ended December 31, 2023 was $24,063.

Total compensation cost related to non-vested time-based RSUs not yet recognized as of December 31, 2023 was approximately $573,323, which will be recognized on a straight-line basis through the end of the vesting period in 2026. Total compensation cost related to non-vested performance-based RSUs not yet recognized as of December 31, 2023 was approximately $239,800, which will be recognized over the remaining requisite service period when the Company determines the milestone is probable of being achieved.

Warrants

On June 30, 2022, a total of 39,172 fully vested common stock warrants were issued to Spike Up Media, LLC, an affiliate of the Company, that were deemed compensatory in nature for services provided to the Company. The common stock warrants are exercisable at a price of $2.37 per share through June 30, 2027. The grant date fair value for these warrants was determined, using the Black-Scholes option-pricing model, to be $0.24 per warrant.

As of December 31, 2023, the Company had the following warrants outstanding:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)
Warrants outstanding at January 1, 2022	—	$—	—
Issued	39,172	2.37	5.00
Exercised	—	—	—
Expired	—	—	—
Warrants outstanding at December 31, 2022	39,172	2.37	4.50
Issued	—	—	—
Exercised	—	—	—
Expired	—	—	—
Warrants outstanding at December 31, 2023	39,172	$2.37	3.50

Warrants exercisable at December 31, 2023	39,172	$2.37	3.50

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

During the year ended December 31, 2022, the Company recorded share-based compensation expense of $8,798 related to warrants, which is included in general and administrative expenses in the consolidated statement of operations. There was no expense incurred during the year ended December 31, 2023.

The fair value of the Company’s common stock was determined to be $0.63 per share, based on an independent valuation of the Company’s common stock as of September 30, 2022. As there was no public trading market for the Company’s common shares at the time the common stock warrants were granted, the Company estimated its expected stock volatility based on historical volatility of publicly traded peer companies. The following assumptions were used to calculate the fair value of the common stock warrants during the year ended December 31, 2022:

For the Year Ended December 31, 2022
Annual dividend yield	—%
Expected life (years)	5 years
Risk-free interest rate	3.0%
Expected volatility	75.0%

13. Related Party Transactions

Services Agreement

The Company had previously entered into an Intra-Group Services Agreement with Interactive, pursuant to which, among other things, the Company and its subsidiaries provided certain specified services to Interactive. In addition, Interactive provides certain services to the Company. Beginning in 2022, the Company no longer provided specified services to Interactive, but Interactive continued to provide specified services to the Company. There also exists an agreement with another affiliate, Spike Up, wherein Spike Up provides marketing and promotion and other operating support for the Company.

For the year ended December 31, 2023 and 2022, the Company generated revenues of $1,098,059 and $1,031,122 respectively, related to the services performed for Interactive and Spike Up for the Company, which was included in net revenues in the consolidated statements of operations.

For the year ended December 31, 2023 and 2022, the Company recognized $1,648,866 and $2,265,248, respectively, for marketing and other operating costs performed by Spike Up on behalf of the Company, which was included in advertising and promotion in the consolidated statements of operations. For the year ended December 31, 2023 and 2022, the Company also incurred other costs from Spike Up that were included in the consolidated statement of operations, consisting of $459,429 and $240,049 included in general and administrative expenses, $4,211,030 and $2,662,435 included in direct operating costs, and respectively.

For the year ended December 31, 2023 and 2022, the Company recognized $10,687 and $1,529,132, respectively, for services performed by Interactive for the Company which was included in general and administrative expenses in the consolidated statements of operations.

Happy Hour Solutions Ltd., a company registered in Cyprus and a subsidiary of Happy Hour Entertainment Holdings Ltd., one of our principal shareholders, is the holder of an Estonian gaming license, and as of October 21, 2021 entered into a Services Agreement with HR Entertainment Ltd., a company registered in the British Virgin Islands, whereby Happy Hour Solutions would provide gaming and technical and solutions, as well as hosting and cloud services, customer services, management information systems and other operational services for HR Entertainment. Pending receipt of an Estonian gaming license, for which we intend to apply following close of our public offering, we entered into several agreements with Happy Hour Solutions Ltd., including:

●	a Domain License Agreement, dated January 1, 2022 (which we refer to as the “Effective Date”), that gives Happy Hour Solutions the right to use our domain;

●	a Nominee Agreement, dated as of the Effective Date, which allows Happy Hour Solutions to, among other business solutions, process payments made on the aforementioned domain and allows us to host, manage, administer, operate and support, and enter into contracts in the ordinary course of business in the name of Happy Hour Solutions; and

●	in March 2024 Online Gaming Operations Agreement, by which as further described therein we continue to supply Happy Hour Solutions, with services that commenced as of the Effective Date, related to the operation of an online casino primarily through our existing personnel, technical solutions, and commercial relationships while utilizing the Happy Hour Solutions Estonian gaming license and to recognize the revenues generated thereof as agreed upon by the parties.

The Happy Hour Solutions Agreements collectively allow HR Entertainment access to additional online gaming revenues. In consideration of these agreements, HR Entertainment pays Happy Hour Solutions consideration of 500 euros per month. Beginning in the fourth quarter of 2023, the Company also recognized certain administrative costs performed by certain subsidiaries of Happy Hour Entertainment Holdings. For the year ended December 31, 2023 and 2022, the Company recognized $22,475 and $6,124, respectively, for services performed for the Company by Happy Hour Entertainment Holdings and its wholly owned subsidiaries which was included in general and administrative expenses in the consolidated statements of operations.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

As of March 1, 2022, the Company entered into an agreement with WKND to perform various services in connection with the conduct of the Company’s business. For the year ended December 31, 2023, services totaled $289,839, with $47,497 included in direct operating, and $54,074 included in product and software development expenses in the consolidated statement of operations. For the year ended December 31, 2022, services totaled $336,361, with $252,985 included in general and administrative expenses, $77,252 included in direct operating costs and $6,124 included in product and software development expenses in the consolidated statement of operations.

Due From/Due to Affiliates

The components of related party balances included in due from affiliates and due to affiliates on the consolidated balance sheets as of December 31, 2023 and 2022 are summarized as follows:

	December 31,
	2023	2022
Due from affiliates
Spike Up	$53,065	$119,231
Happy Hour Entertainment Holdings	644,222	256,870
Other	4,987	—
Total due from affiliates	$702,274	$376,101
Due to affiliates
Interactive	$3,670	$2,042,369
Spike Up	3,717,636	4,575,128
Happy Hour Entertainment Holdings	120,948	346,431
WKND	68,151	47,177
Other	61,495	11,975
Total due to affiliates	$3,971,900	$7,023,080

As of December 31, 2023 and 2022, the total amount due to Spike Up includes $2,701,804 and $3,041,547, respectively, related to the HighRoller.com domain name purchase (see Note 6).

14. Income Taxes

The Company’s loss before income taxes for the years ended December 31, 2023 and 2022 from domestic and foreign operations are as follows:

	Years Ended December 31,
	2023	2022
Domestic	$(1,630,308)	$(1,154,275)
Foreign	(1,174,610)	(1,911,363)
Loss before income taxes	$(2,804,918)	$(3,065,638)

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

The components of income tax expense (benefit) for the years ended December 31, 2023 and 2022 are summarized as follows:

	Years Ended December 31,
	2023	2022
Current income taxes:
Federal	$—	$—
State and local	—	—
Foreign	—	5,622
	—	5,622
Deferred income taxes:
Federal	—	—
State and local	—	—
Foreign	12,933	(12,933)
	12,933	(12,933)
Income tax expense (benefit)	$12,933	$(7,311)

Reconciliations of income tax expense (benefit) computed at the U.S. federal statutory income tax rate of 21% to the recognized income tax expense is summarized as follows:

	Year Ended December 31,		Year Ended December 31,
	2023		2022
	Amount	Percent	Amount	Percent
U.S. federal statutory income tax rate	$(589,033)	21.00%	$(643,784)	21.00%
Change in valuation allowance	895,606	(31.93)%	1,374,363	(44.83)%
Other permanent items	(14,459)	0.52%	(38,055)	0.93%
Provision to return differences	(152,604)	5.44%	128,303	(4.10)%
Foreign rate differential	(126,577)	4.51%	(828,138)	27.01%
Income tax expense (benefit)	$12,933	(0.46)%	$(7,311)	0.01%

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Deferred Tax Assets and Liabilities

The components of deferred income tax assets and liabilities as of December 31, 2023 and 2022 are summarized as follows:

	December 31,
	2023	2022
Deferred tax assets - noncurrent:
Operating lease right-of-use asset	$—	$12,480
Net operating loss carryforward	5,129,160	4,127,808
Unrealized gain or loss	291,058	273,113
Intangible assets	354,026	344,192
Share-based compensation	26,326	23,785
Other	11,611	21,316
Statutory to US GAAP	3,685	3,583
Less: valuation allowance	(5,815,866)	(4,780,104)
Total deferred tax assets (1)	—	26,173
Deferred tax liabilities:
Operating lease liability	—	(13,240)
Total deferred tax liabilities (1)	—	(13,240)

(1) Certain prior year deferred tax component amounts have been reclassified to conform to the current year presentation.

The Company regularly reviews its deferred tax assets, including net operating loss carryovers, for recoverability, and a valuation allowance is provided when it is more-likely-than-not that some portion or all of a deferred tax asset may not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences are deductible. In assessing the need for a valuation allowance, the Company makes estimates and assumptions regarding projected future taxable income, its ability to carry back operating losses to prior periods, the reversal of deferred tax liabilities and the implementation of tax planning strategies. Based on the Company’s cumulative earnings history and unpredictable nature of the gaming industry, among other things, the Company has determined it is not more-likely-than-not to realize existing deferred tax assets and thus has recorded a valuation allowance for High Roller Technologies, Inc, Ellmount Entertainment, and Wowly. As the Company reassesses these assumptions in the future, changes in forecasted taxable income may alter this expectation and may result in changes to the valuation allowance and the effective tax rate.

The Company has determined that undistributed earnings of its non-U.S. subsidiaries will be reinvested for an indefinite period of time. The Company has both the intent and ability to indefinitely reinvest these earnings. Given its intent to reinvest these earnings for an indefinite period of time, the Company has not accrued a tax liability on these earnings. A determination of an unrecognized tax liability related to these earnings is not practical at this time.

As of December 31, 2023 and 2022, the Company has U.S. federal net operating loss carryforwards of $2,590,325 and $1,002,281, respectively, which are available to offset future taxable income and do not expire. U.S. federal net operating loss carryforwards are limited to offsetting 80% of taxable income in subsequent tax years. As of December 31, 2023 and 2022, the Company has foreign net operating loss carryforwards of $13,988,392 and $12,009,318, respectively, which are available to offset future foreign taxable income. As of December 31, 2023, and 2022, the Company’s foreign net operating loss carryforwards of $2,400,663 and $2,199,477, respectively, expire at various times from 2024 to 2029, while the remainder of the Company’s foreign net operating loss carryforwards do not expire.

The Tax Cuts and Jobs Act of 2017 (TCJA) amended Internal Revenue Code (IRC) Section 174, requiring taxpayers to capitalize and amortize specified research or experimental (SRE) expenditures from tax years beginning after December 31, 2021. However, the capitalization requirements are applicable to qualified SRE activities as defined under IRC Section 174. During the years ended December 31, 2023 and 2022 the Company’s activities do not currently qualify as SRE under IRC Section 174. As a result, the company has not recorded any capitalized SRE costs for the years ended December 31, 2023 or 2022.

The Inflation Reduction Act created the Corporate Alternative Minimum Tax (CAMT), which imposes a 15% minimum tax on the adjusted financial statement income of large corporations for taxable years beginning after December 31, 2022. The CAMT generally applies to large corporations with average annual financial statement income exceeding $1 billion. Accordingly, CAMT does not apply to High Roller Technologies Inc and foreign subsidiaries for the year ended December 31, 2023.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Uncertain Tax Positions

The Company evaluates its tax positions and recognizes tax benefits that, more-likely-than-not, will be sustained upon examination based on the technical merits of the position. The Company did not have any unrecognized tax benefits as of December 31, 2023 or 2022.

15. Commitments and Contingencies

Legal Claims

The Company operates in an emerging online gaming industry. For internet based online gaming operations, there is uncertainty as to which country’s law ought to be applied, as the internet operations can be linked to several jurisdictions. Legislation concerning online gaming is under investigation in many jurisdictions. The Company monitors the legal situation within the United States, European Union (the “EU”), and any of its key markets to ensure the Company will be in a position to continue operating in those jurisdictions.

In the normal course of business, the Company may be subject to claims and litigation. The Company reviews its legal proceedings and claims, regulatory reviews and inspections, and other legal matters on an ongoing basis and follows appropriate accounting guidance when making accrual and disclosure decisions are required. If necessary, the Company establishes accruals for those contingencies when the incurrence of a loss is probable and can be reasonably estimated, and the Company discloses the amount accrued and the amount of a reasonably possible loss in excess of the amount accrued if such disclosure is necessary for the Company’s consolidated financial statements to not be misleading. The Company does not record an accrual when the likelihood of loss being incurred is probable, but the amount cannot be reasonably estimated, or when the loss is believed to be only reasonably possible or remote, although disclosures are made for material matters as required by ASC 450-20, Contingencies.

For the years ended December 31, 2023 and 2022, the Company had certain pending or threatened legal claims or actions in which there was a probable outcome. Ellmount Entertainment Ltd, a wholly-owned subsidiary of the Company, has litigation pending in Austria and Germany regarding player claims and related legal fees. The Company has provided an appropriate provision for these claims and related fees, which are included in accrued expenses in the consolidated balance sheets at December 31, 2023 and 2022. The Company currently is not targeting these markets and does not anticipate further claims of a similar nature in these markets. The Company is also currently subject to administrative claims initiated by the Czech Ministry of Finance regarding the operation of gambling activities in 2018 without a license and has been ordered to pay a fine of approximately $216,000, which is under appeal. The Company has provided a full provision for these administrative claims in accrued expenses in the consolidated balance sheets at December 31, 2023 and 2022.

Principal Commitments

The Company’s principal commitments primarily consist of operating lease obligations for office space and finance leases obligations, services agreements, and other contractual commitments. The principal commitments and contingencies are described below.

Note 16. Leases

The Company previously had an operating lease for administrative offices in Malta and Costa Rica, but these leases were terminated in January 2023 and October 2023, respectively.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Right-of-use assets for these administrative office leases as of December 31, 2023 and 2022 are summarized as follows:

	December 31,
	2023	2022
Birkirkara, Malta Office	$—	$35,657
San Jose, Costa Rica Office	—	33,652
Operating lease, right-of-use asset, net	$—	$69,309

The Company has no other material operating or financing leases with terms greater than 12 months.

Lease expense for operating leases recorded in the balance sheet is included in operating costs and expenses and is based on the future minimum lease payments recognized on a straight-line basis over the term of the lease plus any variable lease costs. Operating lease expenses, inclusive of short-term and variable lease expenses, included in the Company’s consolidated statements of operations for the years ended December 31, 2023 and 2022 were $18,004 and $47,525, respectively.

Operating lease obligations are based on the net present value of the remaining lease payments over the remaining lease term. In determining the present value of lease payments, the Company used its incremental borrowing rate on the date of adoption of ASU 2016-02, Leases. As of December 31, 2022, the weighted average remaining lease term is 1.42 years and the weighted average discount rate used to determine the operation lease liability was 4.5%.

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Note 17. Subsequent Events

The Company performed an evaluation of subsequent events through the date of filing of these consolidated financial statements with the SEC. Other than the matters noted below, there were no known material subsequent events which affected, or could affect, the amounts or disclosures in the consolidated financial statements.

Lease for office space and car parking bays

In January 2024, the Company entered into a lease for office space and car parking bays in Malta. The term of the lease is for six years, although the Company may terminate the lease at any time after three years. The monthly rent payment for the office is approximately $15,000 for the first year, with a 3% annual increase.

Appointment of new Chief Executive Officer and issuance of RSUs

Effective January 1, 2024 the Company hired Ben Clemes to serve as its Chief Executive Officer.

In connection therewith, the Company issued 121,623 shares RSUs vesting as follows (i) 15,203 on January 1, 2024, (ii) 15,203 on February 12, 2024, (iii) 10,135 in equal annual installments on each of January 1, 2025, 2026, 2027, respectively, (iv) 30,406 vest upon the Company generating specified net gaming revenue targets for the year ending December 31, 2024, and (v) 30,406 vest upon the Company generating specified net gaming revenue targets for the year ending December 31, 2025.

Any unvested RSUs shall vest on earlier of (i) a change of control of the Company or (ii) if, in connection with the Company’s closing of an acquisition of a gaming license, domain name, or iGaming assets such as those related to lotteries, sports betting, and other similar operations, whether in the nature of B2B or B2C the Company and Mr. Clemes mutually agree that Mr. Clemes shall step down as Chief Executive Officer in favor of a successor.

January 2024 stock options and time-restricted units granted

In January 2024, the Company granted certain members of management and board of directors 180,000 stock options with an exercise price of $6.33 having a ten-year term. Certain members of the board of directors were granted 30,000 options in aggregate that fully vest on May 1, 2024. Of the remaining 185,000 stock options granted, one-third vests on May 1, 2024 and the remainder vest quarterly over the next two years thereafter. In addition, 28,000 time-based RSUs were also granted, which vest one-third on May 1, 2024 and the remainder vest quarterly over the ensuing two years.

1,250,000 Shares of Common Stock

High Roller Technologies, Inc.

PROSPECTUS

ThinkEquity

October 22, 2024

Through and including November 16, 2024 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.